                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      /X/        Filed by the Registrant
      / /        Filed by a Party Other than the Registrant

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                          HELPMATE ROBOTICS INC.
------------------------------------------------------------
      (Name of Registrant as Specified in its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):


/ /        No Fee Required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                14,372,152
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                $12,500,000
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $12,500,000
                ----------------------------------------------------------
           (5)  Total fee paid:
                $2,500
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                             HELPMATE ROBOTICS INC.

                              22 SHELTER ROCK LANE
                           DANBURY, CONNECTICUT 06810

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 30, 1999


                            ------------------------


    A Special Meeting of Stockholders (the "SPECIAL MEETING") of HelpMate Robotics Inc. (the "COMPANY") will be held on Thursday, December 30, 1999 at 10:00 a.m., at the offices of the Company, 22 Shelter Rock Lane, Danbury, Connecticut 06810 for the following purposes:



        1. To consider and vote upon a proposal to approve the sale for cash (the "PROPOSED SALE") to Pyxis Corporation (the "BUYER") of substantially all of the assets and the assumption by the Buyer of specified liabilities of the Company pursuant to the Asset Purchase Agreement between the Company and the Buyer dated as of October 14, 1999, the text of which (other than schedules and exhibits) is attached as Appendix A to the accompanying proxy statement; and


        2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


    The proposal to be acted upon at the meeting is further described in detail in the attached Proxy Statement. Only stockholders of record at the close of business on November 16, 1999 (the "RECORD DATE") will be entitled to notice of and to vote at the meeting and any adjournments or postponement thereof.


    If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

    IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. ACCORDINGLY, YOU ARE ENCOURAGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          PRUDENCE SHEPARD, ASSISTANT SECRETARY


DANBURY, CONNECTICUT
DECEMBER 19, 1999

                             HELPMATE ROBOTICS INC.
                              22 SHELTER ROCK LANE
                           DANBURY, CONNECTICUT 06810
                                 (203) 798-8988

                                PROXY STATEMENT
                 QUESTIONS AND ANSWERS ABOUT THE PROPOSED SALE

Q: When and where is the Special Meeting?


A: The Special Meeting will take place on Thursday, December 30, 1999, at
    10:00 a.m., at the offices of the Company, 22 Shelter Rock Lane, Danbury, Connecticut 06810.


Q: What proposal will I be voting on at the Special Meeting?


A: You will be asked to consider a proposal to approve the sale for cash (the
    "PROPOSED SALE") to Pyxis Corporation (the "BUYER") of substantially all of the assets and the assumption by the Buyer of certain specified liabilities of the Company. Specifically, you will be asked to approve the Asset Purchase Agreement (the "SALE AGREEMENT") between the Company and the Buyer dated as of October 14, 1999, the full text of which (other than exhibits or schedules) is attached as Appendix A to this proxy statement.


Q: Why is your Board of Directors recommending the Proposed Sale?

A: The Board of Directors has determined that the terms of the Proposed Sale are in the best interests of the stockholders of the Company. In reaching this conclusion, the Board considered a number of factors, including:

    - the amount and nature of the consideration to be received by the Company;

    - the financial results of the Company since 1996 and the prospects for the Company's historical business;

    - the Company's working capital and liquidity problems and its inability to obtain working capital financing from other sources;

    - the terms of the Proposed Sale and its effect on the Company's stockholders;

    - the absence of any better offer;

    - the current and historical stock prices of the Company's Common Stock; and

    - the proposed business plan and opportunities for the Company after the Proposed Sale.


        To review the background and reasons for the Proposed Sale in greater detail, see "BACKGROUND OF THE PROPOSED SALE" and "REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS." As a condition to its execution of the Sale Agreement, the Buyer required that the Company's Chairman, Joseph F. Engelberger, agree not to compete with the Buyer's business for a period of five years, and to provide up to 246 days of consulting services to the Buyer over a three year period. As payment for the consulting services, Mr. Engelberger would receive up to $246,000 in consulting fees during the three year consulting period. In negotiating the terms of this consulting agreement, Mr. Engelberger might be deemed to have had interests which conflicted with those of the other stockholders. See "CONFLICTS OF INTEREST OF MR. ENGELBERGER."


Q: How will the Company pay for the costs and expenses associated with the Proposed Sale?

A: To the extent not paid prior to the closing of the Proposed Sale, the Company will pay all of the costs and expenses associated with the Proposed Sale, and certain other liabilities, including payments to certain third parties, from the proceeds of the Proposed Sale.

Q: Will I receive any payment as a result of the Proposed Sale?


A: The Company's Board of Directors has voted to make a distribution (the
    "INITIAL DISTRIBUTION") to the Company's stockholders of record as of the Distribution Record Date described herein in the aggregate amount of $9,800,000 from the Proposed Sale proceeds received by the Company at the Closing. In the likely event that certain outstanding options and warrants are exercised, the amount of this Initial Distribution would be $0.58 per share. It is expected that the Initial Distribution will be made during the first quarter of fiscal 2000. In the event that the closing of the Proposed Sale does not occur until the year 2000, however, the Initial Distribution will be postponed until January 2001. See "MATERIAL FEDERAL TAX CONSEQUENCES." The Company's Chairman also has the authority to reduce the Initial Distribution under certain circumstances.


Q: Can I still sell my Shares?


A: Neither the Proposed Sale nor the Sale Agreement will affect your right to sell or otherwise transfer your Shares of the Company's Common Stock. In connection with voting support agreements entered into with the Buyer, Mr. Engelberger, and Connecticut Innovations, Incorporated, a shareholder of the Company, have agreed to restrictions on the transfer of their shares prior to the time they vote on the Proposed Sale or the transaction is terminated. See "THE SALE AGREEMENT: VOTING SUPPORT AGREEMENTS."


Q: What is the required vote to approve the Proposed Sale?

A: The affirmative vote of the holders of a majority of the outstanding Shares of Common Stock is required to approve the Proposed Sale.

Q: If I sign and return the proxy without completing it, will that be considered a "yes" or "no" vote?

A: If a proxy is executed and returned without instructions as to how it is to be voted, such proxy will be voted FOR the approval of the Proposed Sale.

Q: What if I want to change my vote?

A: To change your vote, just send in a later-dated, completed and signed proxy card before the Special Meeting or attend the Special Meeting in person and vote.

Q: If my Shares are held in "street name" by my broker, will my broker vote my
    Shares for me?

A: Your broker will vote your Shares ONLY if you instruct your broker how to vote. Your broker should mail information to you that will explain how to give instructions to your broker.

Q: Will I owe any federal income tax as a result of the Proposed Sale?


A: Although you would not owe any federal income tax as a result of the Proposed
    Sale, under certain circumstances you may be required to pay federal income taxes on amounts distributed by the Company after the closing of the Proposed Sale. You should contact your own tax advisor regarding the federal, state and local tax consequences of your receipt of these distributed amounts. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES."


Q: When do you expect the Proposed Sale to be completed?

A: The Company and the Buyer are working toward completing the Proposed Sale as quickly as possible, with the goal of closing on the Proposed Sale on the same date that the Special Meeting is held, or as soon as possible thereafter.

Q: Will I have dissenters' rights?


A: Under Connecticut law, Stockholders who do not vote in favor of the Proposed
    Sale may be entitled to exercise their dissenters' rights to obtain payment of the fair value of their Shares in the event the Proposed Sale is consummated. The fair value of the Shares, however, would be determined excluding any appreciation or depreciation in value in anticipation of the Proposed Sale and would be in lieu of any other distribution described in this Proxy Statement and any other benefit of continuing ownership of the Shares. Failure to comply with the statutory procedures in the exercise of dissenters' rights will nullify such rights. See "THE PROPOSED SALE--DISSENTERS' RIGHTS."


Q: What will happen to the Company after the Proposed Sale?

A: As a result of the Proposed Sale, substantially all of the Company's assets will be sold to, and certain of its liabilities will be assigned to and assumed by, the Buyer. After the Proposed Sale, the Company's objective will then be to serve as a vehicle to effect a business combination, whether by merger, exchange of capital stock, acquisition of assets or similar transaction, with, or into, an operating company that the management and the Board of Directors believe has potential to increase stockholder value. The Company may at any time cease to pursue this business objective, and may consider other alternatives, including recommending the dissolution of the Company to its stockholders.

Q: Will I be able to vote separately on the change in the nature of the Company's business?

A: You will not have an opportunity to vote separately on the Proposed Sale and the change in the nature of the business of the Company. Consequently, a vote in favor of the approval of the Proposed Sale will constitute a vote in favor of changing the nature of the business of the Company.

Q: What do I need to do now?

A: Please complete and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your Shares may be represented at the Special Meeting. In addition, you may attend and vote at the Special Meeting in person, whether or not you have completed, signed and mailed your proxy card.

Q: Whom should I call with questions?


A: If you have any questions about the Proposed Sale or this Proxy Statement, please call Joseph F. Engelberger, the Company's Chairman, at 203-798-8988.

                         INFORMATION ABOUT THE MEETING

INTRODUCTION


    This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "BOARD") of HelpMate
Robotics Inc., a Connecticut corporation (the "COMPANY"). Proxies are being solicited for use at a Special Meeting of Stockholders (the "SPECIAL MEETING") to be held at 10:00 a.m., local time, on Thursday, December 30, 1999, at the offices of the Company, 22 Shelter Rock Lane, Danbury, Connecticut 06810, and for all adjournments and postponements thereof.



    The purpose of the Special Meeting is to consider a proposal to approve the sale for cash (the "PROPOSED SALE") to Pyxis Corporation (the "BUYER") of substantially all of the assets and the assumption by Buyer of specified liabilities of the Company. Specifically, you will be asked to approve the Asset Purchase Agreement between the Company and the Buyer dated as of October 14, 1999, the full text of which (other than schedules and exhibits) is attached as Appendix A to this proxy statement.



    Only holders of record (the "STOCKHOLDERS") of shares ("SHARES") of the Company's Common Stock, no par value per share (the "COMMON STOCK") as of the close of business on November 16, 1999, the record date for the Special Meeting (the "RECORD DATE"), will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, 14,372,152 shares of the Company's Common Stock were outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote.



    The Notice of Special Meeting, this proxy statement, and the accompanying proxy are first being mailed on or about December 20, 1999 to Stockholders of record as of the close of business on the Record Date.


    You can ensure that your Shares are voted at the Special Meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005 in writing or by executing a subsequent proxy, which revokes any previously executed proxy or by voting in person at the meeting.

    The Company's principal executive offices are located at 22 Shelter Rock Lane, Danbury, Connecticut, 06810.

INFORMATION CONCERNING SOLICITATION AND VOTING

    VOTE REQUIRED. An affirmative vote of the holders of at least a majority of the outstanding Shares of Common Stock entitled to vote will be required to approve the Proposed Sale.

    QUORUM. In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting must be represented at the Special Meeting. If a Share is represented for any purpose at the Special Meeting, it is deemed to be present for all other matters. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.

    VOTING OF PROXIES. Stockholders are encouraged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. All Shares represented by each properly executed, unrevoked proxy received in time for the Special Meeting will be voted in the manner specified therein. Abstentions and broker non-votes are not treated as votes cast at the Special

Meeting. If the manner of voting with respect to the Proposed Sale is not specified in an executed proxy received by the Company, the proxy will be voted FOR approval of the Proposed Sale.

    Sending in a signed proxy will not affect a Stockholder's right to attend the meeting and vote in person. Any Stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy may be revoked at any time before it is exercised by the Stockholder's delivery of a written instrument of revocation to the Company's Transfer Agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. A Stockholder may also revoke the proxy by presenting at the Special Meeting a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked. Finally, a proxy may be revoked if the Stockholder is present at the Special Meeting and elects to vote in person. Mere attendance at the Special Meeting will not serve to revoke a proxy.

    EXPENSES. The expense of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Special Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with Stockholders by directors, officers and other employees of the Company who will not receive additional compensation for the solicitation.

    The Board does not intend to present any matters for a vote at the meeting except for proposal to approve the Proposed Sale described in this Proxy Statement. The persons named in the proxy will, however, have discretionary voting authority regarding any other business that may properly come before the Special Meeting.


                                  RISK FACTORS



    The purchase price payable to the Company is subject to a potentially unlimited downward adjustment as provided in the Sale Agreement. Moreover, in the event of the closing of the Proposed Sale, the Company after the Proposed Sale ("POST-SALE HRI") will serve as a vehicle to effect business combinations. See "BUSINESS OF THE COMPANY AFTER THE PROPOSED SALE." The Stockholders of the Company will not have the right to vote separately on whether to change the nature of Post-Sale HRI's business to an acquisition company. Consequently, the following risk factors should be taken into consideration by each Stockholder in determining whether to approve the Sale Agreement.



    RISK OF SUBSTANTIAL REDUCTION IN OR ELIMINATION OF THE INITIAL
DISTRIBUTION. The Company's Board of Directors has voted to make an Initial Distribution (as defined below) to the Company's stockholders of record as of the Distribution Record Date (as defined below) in the amount of $9,800,000. The Initial Distribution is more fully described in the Section entitled "DISTRIBUTION TO THE COMPANY'S STOCKHOLDERS." Funding for the Initial Distribution will come from the $11,250,000 Closing Date Payment to be made by the Buyer as part of the Purchase Price. That payment, however, is subject to the closing and post closing downward adjustments set forth in the Sale Agreement. See "CLOSING ADJUSTMENTS" and "POST CLOSING ADJUSTMENTS." The Sale Agreement does not provide for a limit on the amount of these downward adjustments. See "THE PROPOSED SALE: UNLIMITED NATURE AND ESTIMATE OF CLOSING AND POST CLOSING ADJUSTMENTS." Accordingly, if large enough, these downward adjustments might leave the Company with insufficient cash to make the proposed $9,800,000 Initial Distribution. Moreover, the Company's Chairman has the authority to reduce or terminate the Initial Distribution in the event that, prior to the date of the distribution, he determines the actual amount required to satisfy these closing and post closing downward reductions and required payments to Connecticut Innovations, expenses and taxes related to the Proposed Sale, operating expenses through the date of the Initial Distribution, reserves for the conduct of the Company business after the Closing, including amounts to discharge liabilities retained by the Company after the Closing, exceeds the Company's present estimate. See "DISTRIBUTION TO THE COMPANY'S STOCKHOLDERS:
PAYMENT OF THE INITIAL DISTRIBUTION TO HOLDERS

OF COMMON STOCK." Accordingly, there can be no assurance that the Company will make the Initial Distribution or that the amount of the Initial Distribution would not be materially less than the Company's estimate. Moreover, a material downward adjustment might also leave the Company with insufficient cash to carry on its post-closing business plan. Because the Company's management believes that such a downward adjustment of such magnitude is so remote, the Company's management has made no specific plans as to what steps it would take in such event.



    NO OPERATING HISTORY. The Company will change the nature of its business if the Sale Agreement is approved and the Proposed Sale is consummated. Post-Sale HRI will have had no operating history in its new line of businesses, which is yet to be determined. Accordingly, there can be no assurance that Post-Sale HRI's future operations will generate operating or net income, and Post-Sale HRI's prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing a new business.



    ACQUISITION RISKS. Post-Sale HRI's strategy is to pursue business combinations with new operating businesses. The success of Post-Sale HRI will depend almost entirely on the operations, financial condition and management of the companies with which Post-Sale HRI may merge or which it may acquire. Further, these acquisitions involve certain financial and operational risks. Financial risks include the possible incurrence of indebtedness by Post-Sale HRI in order to effect the acquisition and the consequent need to service that indebtedness. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management to result from the business combination while Post-Sale HRI continues to incur operating expenses to provide the services formerly provided by the acquired company. In addition, if Post-Sale HRI makes a strategic investment by acquiring a minority interest in a company, Post-Sale HRI would lack control over the operations and strategy of the business in which Post-Sale HRI invested. There can be no assurance that Post-Sale HRI will be successful in identifying new operating businesses, completing and financing business combination transactions on favorable terms, or operating the new operating business profitably. In implementing its strategy, Post-Sale HRI will attempt to minimize the risk of unexpected liabilities and contingencies associated with the new operating businesses through planning, investigation and negotiation, but such unexpected liabilities may nevertheless accompany such business combination transactions.



    UNSPECIFIED BUSINESS RISKS. The Company has not identified the business opportunities in which it will attempt to obtain an interest. The Company therefore cannot describe the specific risks presented by such business. To the extent that Post-Sale HRI effects a business combination with a financially unstable company or an entity in its early stage of development or growth (including entities without established records of revenues or income), Post-Sale HRI will become subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, to the extent that Post-Sale HRI effects a business combination with an entity in an industry characterized by a high level of risk, Post-Sale HRI will become subject to the currently unascertainable risks of that industry. An extremely high level of risk frequently characterizes certain industries which experience rapid growth. Although management will endeavor to evaluate the risks inherent in a particular new operating business or industry, there can be no assurance that it will properly ascertain or assess all such risks. Such new operating business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured. The new operating business may be in competition with larger, more established firms over which it will have no competitive advantage. Post-Sale HRI's investment in a business opportunity may be highly illiquid and could result in a total loss to Post-Sale HRI if the opportunity is unsuccessful.



    NEED FOR ADDITIONAL FINANCING. Post-Sale HRI may be required to raise cash to consummate a business combination or to provide funds for an additional infusion of capital into a new operating business. The amount and nature of any borrowings by Post-Sale HRI will depend on numerous considerations, including Post-Sale HRI's capital requirements, Post-Sale HRI's perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. If Post-Sale HRI is able to raise additional funds through the incurrence of debt, and it does so, it would likely become subject to restrictive financial covenants. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject Post-Sale HRI to various risks and restrictions traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. If additional funds are raised through the issuance of equity securities, the percentage ownership of Post-Sale HRI's then current stockholders, including the ownership interests represented by Common Shares, would be reduced and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of Common Shares. Post-Sale HRI is not currently in discussions, nor has it had any discussions in regard to obtaining any debt or equity financing. There can be no assurance that Post-Sale HRI will be able to raise equity capital, obtain capital lease or bank financing or incur other borrowings to fund any business combination or the working capital and other capital requirements of a new operating business on terms deemed to be commercially acceptable by and in the best interests of Post-Sale HRI.



    REGULATION. Post-Sale HRI will continue to be subject to regulation under the Securities Act of 1933 and the Securities Exchange Act of 1934. Post-Sale HRI does not intend to invest the net proceeds of the Proposed Sale in investment securities or take any other action which would subject it to regulation under the Investment Company Act of 1940 (the "1940 ACT"). There can be no assurance, however, that, as a result of a business combination, the Company would not become subject to, or be required to register under, the 1940 Act.



    LIMITED MANAGEMENT RESOURCES AND EXPERIENCE. Prior to any such business combination, Mr. Engelberger will administer the affairs of Post-Sale HRI (including financial reporting matters, general administrative concerns and the payment of retained liabilities) with the assistance of consultants hired on an as needed basis. In order to supplement the business experience of management and the directors, Post-Sale HRI may employ accountants, technical experts, appraisers, attorneys or other consultants or advisors. The selection of any such advisors will be made by Post-Sale HRI's management and directors. Additionally, it is anticipated that such persons may be engaged by Post-Sale HRI on an independent basis without a continuing fiduciary or other obligation to Post-Sale HRI.



    ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL. Post-Sale HRI's future success may depend on its ability to attract and retain key management and other personnel with expertise required in connection with the growth and development of a new operating business. There can be no assurance that Post-Sale HRI will be successful in attracting and retaining such executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on Post-Sale HRI's results of operations, development efforts and ability to expand.



    CONFLICTS OF INTEREST. Certain of the directors and officers of Post-Sale HRI will be associated with other firms or occupations involving other business activities. Because of the affiliations, there are potential inherent conflicts of interest in their acting as directors and officers of Post-Sale HRI and of other entities. Post-Sale HRI's directors and officers may be directors or controlling stockholders of other entities engaged in a variety of businesses which may in the future have various transactions with Post-Sale HRI. Additional conflicts of interest and non-arm's length transactions may also arise in the future in the event the officers or directors of Post-Sale HRI are involved in the management of any firms with which Post-Sale HRI transacts business. Post-Sale HRI may pay finder's fees or other fees to its post-Sale officers, directors or affiliates in connection with any potential business combination involving Post-Sale HRI.

    SCARCITY OF AND COMPETITION FOR BUSINESS COMBINATIONS. Post-Sale HRI will be an insignificant participant in the business of seeking mergers with and acquisitions of small private entities. Post-Sale HRI expects to encounter intense competition from other entities having business objectives similar to those of Post-Sale HRI. Many of these entities are well-established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater financial, technical, human and other resources than Post-Sale HRI and there can be no assurance that Post-Sale HRI will have the ability to compete successfully. Post-Sale HRI's financial resources will be limited in comparison to those of many of its competitors. This inherent competitive limitation may compel Post-Sale HRI to select certain less attractive business combination prospects. There can be no assurance that Post-Sale HRI will be able to achieve its stated business objectives.



    NO AGREEMENT FOR BUSINESS COMBINATION OR OTHER TRANSACTION. The Company has no current arrangement, agreement or understanding with respect to a business combination transaction with any entity, private or public. There can be no assurance Post-Sale HRI will be successful in identifying and evaluating suitable new operating businesses and in concluding a business combination transaction on terms favorable to Post-Sale HRI; or, if concluded, whether any such business combination transaction will result in a financial return to its stockholders.



    POSSIBLE LACK OF DIVERSIFICATION. Post-Sale HRI may be unable to diversify its business activities and, as a consequence, may suffer a total loss to Post-Sale HRI and the stockholders should a business combination by Post-Sale HRI prove to be unprofitable. Post-Sale HRI's failure or inability to diversify its activities into a number of areas may subject Post-Sale HRI to economic fluctuations within a particular business or industry and, therefore, increase the risks associated with Post-Sale HRI's operations.



    TAX CONSIDERATIONS. The Company expects that its remaining net loss carry forwards will remain available for use by the Company following the Proposed Sale. The Company received an assessment from the Internal Revenue Service in connection with its unpaid payroll tax obligations. See "THE PROPOSED SALE:
BACKGROUND OF THE PROPOSED SALE." As part of the offer in compromise with the IRS, the Company agreed to pay $100,067 to the IRS in full payment of the IRS claims. In addition, the Company agreed reduce its net operating losses by $2,710,432 which was the amount of the remaining portion of the assessment. The Company had $17,390,142 of net operating losses after such reduction. However, there are a number of potential restrictions under various provisions of the Internal Revenue Code of 1986, as amended, including the time periods during which the carry forwards may be used, that may apply to limit Post-Sale HRI's (or any successor's) future utilization of the carry forwards, in the event of a change in control of Post-Sale HRI. In general, under Internal Revenue Code
Section 382, a change in control occurs when the major shareholders of a corporation with net operating losses increase their ownership of its stock by more than fifty percentage points within a three year period ending on the day of any ownership shift. If such a change in control occurs, the utilization of the remaining net loss carry forwards would be limited. The amount of this limitation if determined by taking the value of the stock of the corporation multiplied by a "long-term tax exempt rate." The long-term tax exempt rate for December 1999 is 5.72%. To finance a business combination, Post-Sale HRI may have to raise equity from persons or entities not presently stockholders of the Company, which could result in a change in control. There is no assurance that Post-Sale HRI (or any Company successor) will receive future tax benefits from such utilization.



    As a general rule, federal and state tax laws and regulations have a significant impact upon the structuring of business combinations. Post-Sale HRI will evaluate the possible tax consequences of any prospective business combination and will endeavor to structure the business combination so as to achieve the most favorable tax treatment to Post-Sale HRI, the Acquired Business and their respective stockholders. There can be no assurance, however, that the Internal Revenue Service or appropriate state tax authorities will ultimately assent to Post-Sale HRI's tax treatment of a consummated business combination. To the extent the IRS or state tax authorities ultimately prevail in recharacterizing the tax treatment of a business combination, there may be adverse tax consequences to Post-Sale HRI, the new operating business and the respective stockholders.



    LIMITED PUBLIC MARKET FOR COMMON SHARES. There can be no assurance that an active trading market for Post-Sale HRI's Shares will be developed or maintained. Historically, the market prices for securities of non-operating companies in the business of seeking mergers with and acquisitions have been highly volatile. The market price of the Shares could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Shares, announcements of potential business combinations, and changes in general market conditions. Post-Sale HRI expects to continue to file and be current in its Securities Exchange Act reporting requirements as it pursues its business objective. Accordingly, the Company anticipates that its Stock will continue to be quoted on the OTC Bulletin Board.



    ISSUANCE OF ADDITIONAL SHARES. Generally, the Board of Directors has the power to issue such shares without stockholder approval, except that stockholder approval may be required under applicable law with respect to the approval of transactions, such as a merger with a target company, in which securities of Post-Sale HRI would be issued. Post-Sale HRI may issue Common Shares to raise additional capital or to effect a merger or acquisition with a target corporation. In order to effect a business combination, Post-Sale HRI may issue securities to the stockholders of a new operating business. Any additional issuance by Post-Sale HRI from its authorized but unissued shares would have the effect of further reducing the percentage ownership of Post-Sale HRI's stockholders and could result in stockholders of a target company obtaining a controlling interest in Post-Sale HRI.The Company has no current arrangement, agreement or understanding with respect to the sale or issuance of any additional securities.



    POSSIBLE ADVERSE EFFECT OF "PENNY STOCK" RULES IN LIQUIDITY FOR POST-SALE HRI'S SECURITIES. Regulations of the Securities and Exchange Commission (the "COMMISSION") define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share, subject to specific exceptions set forth in the regulations. For any transaction involving a penny stock, unless exempt, the rules require delivery prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The foregoing required penny stock restrictions will not apply to Post-Sale HRI's securities if
(i) such securities are listed or approved for listing on a national securities exchanges, (ii) have specified price and volume information provided on a current and continuing basis, and (iii) the Post-Sale HRI meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions.



    In any event, even if Post-Sale HRI's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.



    If Post-Sale HRI's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected. In such event, the regulations on penny stocks could limit the ability of broker-dealers to sell Post-Sale HRI's securities and thus the ability of purchasers of Post-Sale HRI's securities to sell their securities in the secondary market.

    RISKS OF LOW-PRICED STOCKS. Until such times as Post-Sale HRI's stock were to be listed on a national securities exchange, it would be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transaction covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's 20 written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell Post-Sale HRI's securities and may adversely affect the ability of purchasers of Post-Sale HRI's securities to sell in the secondary market any of the securities acquired hereby.



    POSSIBLE ADVERSE EFFECT OF RULES AFFECTING "BLANK CHECK COMPANIES" ON FUTURE ISSUANCES OF POST-SALE HRI SECURITIES. Under the securities laws of many states, Post-Sale HRI may be considered a "blank check company", that is a development stage or similar company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person. Many of those states have enacted statutes, rules and regulations which limit the sale of securities by blank check companies. For example, some states will not permit blank check companies to take advantage of exemptions from state securities law registrations which would otherwise be available to non-blank check companies. Accordingly, these restrictions could adversely affect Post-HRI's ability to raise money or enter into transactions involving the sale of its securities in those states.



    CERTAIN ANTI-TAKEOVER PROVISIONS. The following provisions of the Connecticut Business Corporation Act (the "CBCA") and Post-Sale HRI's certificate of incorporation and by-laws may have the effect of delaying, deterring or preventing a future takeover or change in control of Post-Sale HRI:
(1) The certificate of incorporation and by-laws of Post-Sale HRI (a) give the Board of Directors the power to fill all board vacancies, and increase the size of the board and fill vacancies created thereby; and (b) provide certain advance notice procedures for any meeting at which stockholders will propose to nominate candidates for election to the Board of Directors, remove directors, or amend the certificate of incorporation or by-laws; (2) The CBCA and Post-Sale HRI's certificate of incorporation and by-laws provide that stockholder action may only be taken by unanimous written stockholder consent, or at a duly held meeting of the stockholders; (3) The CBCA provides that specific actions requiring stockholder approval must first be recommended to stockholders by the board of directors. Such actions generally include certain amendments to the certificate of incorporation, a merger or consolidation, the sale of all or substantially all of Post-Sale HRI's assets outside of the regular course of business, and the dissolution of Post-Sale HRI; (4) The anti-takeover provisions of (a) Section 33-841 of the CBCA prohibit Post-Sale HRI from engaging in a "business combination" with an "interested stockholder" (as such terms are defined in Section 33-840 of the CBCA) unless the business combination is approved in a prescribed manner, or the interested stockholder satisfies certain requirements under Section 33-842 of the CBCA, including requirements respecting the amount and form of consideration paid; and (b) Section 33-844 of the CBCA prohibit Post-Sale HRI from engaging in a "business combination" with an "interested stockholder" (as such terms are defined in Section 33-843 of the CBCA) for a period of five years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner; and (5) The provisions of Section 33-756(d) of the CBCA require that the directors of Post-Sale HRI consider the interests of constituencies other than the shareholders or the corporation (including without limitation customers, creditors, or employees) when making a decision on a merger or consolidation, a sale of all or substantially all of Post-Sale HRI's assets, or any business combination described above with an interested shareholder.



    NO DIVIDENDS ANTICIPATED. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. Other than the Initial Distribution, and a distribution of the net proceeds of the Holdback Amount at the end of the escrow period, the Board of Directors does not intend to declare dividends or make any other distributions in the foreseeable future, but instead intends to retain earnings, if any, for use in the Company's business operations. Although no assurance can be given, Post-Sale HRI intends to structure any business combination in a manner which would permit the Company's pre-business combination stockholders to obtain the economic benefit of the net Holdback Amount.



    YEAR 2000. Many currently installed computer systems and software products use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction. As a result, computer systems and software products used by many companies may need to be upgraded before the end of 1999 to comply with such "Year 2000" requirements. Specifically, these systems and programs must be modified to accept four digit entries in the date field to distinguish 21st-century dates from 20th-century dates. Significant uncertainty exists concerning the potential effects associated with such compliance. Post-Sale HRI will not immediately be engaged in any substantial business operations, and management, therefore, does not believe that computer problems associated with the change of year to the Year 2000 will have any material effect on its operations. However, the possibility exists that Post-Sale HRI may merge with or acquire a business that will be negatively affected by the "year 2000" problem. The effect of such problem on Post-Sale HRI in the future can not be predicted with any accuracy until such time as Post-Sale HRI identifies a merger or acquisition target.



    FORWARD LOOKING STATEMENTS. This Proxy Statement contain forward-looking statements. Actual results could differ materially from those projected herein. Such difference could occur because of the application of factors referred to above, of competitive or general business conditions or of some other and unforeseen factor.


                               THE PROPOSED SALE


    THE TERMS AND CONDITIONS OF THE PROPOSED SALE ARE CONTAINED IN THE SALE AGREEMENT, A COPY OF WHICH (WITHOUT EXHIBITS AND SCHEDULES) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE.The description in this Proxy Statement of the terms and conditions of the Proposed Sale is qualified in its entirety by, and made subject to, the more complete information set forth in the Sale Agreement. STOCKHOLDERS ARE URGED TO, AND SHOULD, CAREFULLY READ THE SALE AGREEMENT IN ITS ENTIRETY.


GENERAL


    The Sale Agreement, which was executed and delivered by the Company and the Buyer on October 14, 1999, provides, in part, for the sale for cash of substantially all of the assets of the Company (the "PROPERTY") to the Buyer, and the assumption by the Buyer of specified liabilities of the Company (the "ASSUMED LIABILITIES"). Subject to approval by the Stockholders, the Company's Board of Directors has approved the Proposed Sale of the Property to the Buyer pursuant to the terms and conditions set forth in the Sale Agreement. See "THE SALE AGREEMENT."



    The consideration to be received by the Company from the Buyer pursuant to the Sale Agreement consists of a cash payment of $12,500,000 payable at the Closing, subject to certain downward adjustments, payments to third parties and to a requirement that $1,250,000 of such cash payment be held in escrow and be available to satisfy certain indemnification and reimbursement obligations of the Company. See "THE SALE AGREEMENT,"; "THE PROPOSED SALE: UNLIMITED NATURE AND ESTIMATE OF CLOSING AND POST CLOSING ADJUSTMENTS"; and "RISK FACTORS: RISK OF SUBSTANTIAL REDUCTION OF THE INITIAL DISTRIBUTION."

THE COMPANY

    The Company was incorporated in May 1984. The Company is primarily engaged in the design, manufacture and sale of the Company's flagship product, the HelpMate-Registered Trademark- robotics courier system, a trackless robotic courier used primarily in the health care industry to transport materials. The Company derives revenue primarily from rentals and sales of HelpMate robots. The Company also sells robotic components such as LabMate, LightRanger and BiSight and performs research and development contracts. If the Proposed Sale is approved by the Stockholders and the Proposed Sale to the Buyer is consummated, the Company will no longer engage in this business. The Company's business and principal office is located at 22 Shelter Rock Lane, Danbury, Connecticut 06810, and its telephone number is 203-798-8988.

THE BUYER

    The Buyer, established in 1987, is the No. 1 provider of automated pharmaceutical and medical-supply dispensing systems. These advanced systems streamline and control inventory-management processes in hospitals and clinics, and capture information to help further reduce costs and improve outcomes. The Buyer has advised the Company that the Buyer's technology is used in more hospitals than any other form of pharmaceutical dispensing automation and that the Buyer serves more than 3,300 customers worldwide with more than 60,000 units installed. The Buyer is based in San Diego, California and is a wholly-owned subsidiary of Cardinal Health, Inc.

BACKGROUND OF THE PROPOSED SALE

    Since the founding of the Company in 1984, the Company has proceeded from a contract research robotics company into a product company with the HelpMate robotic courier system being its flagship product. The Company believes it has proven the viability of HelpMate as a hospital courier.

    Historically, the Company has been dependent upon sources other than operations to finance its working capital requirements. These sources include loans and/or investments from stockholders and their affiliates, private placements of its debt and equity securities, the Company's initial public offering and the proceeds of financed rentals.

    During the second half of 1997, the Company's financial condition deteriorated significantly as the Company experienced severe cash shortages. A substantial downsizing of the Company was concluded in the third quarter of fiscal 1997, sales and marketing activities were limited, the Company relocated to smaller operational space, and the Company continued to build and install robots at a reduced rate, filling orders from its existing backlog, and using materials and parts which had been previously ordered and received. However, no new materials for robots were ordered.

    In the first half of 1998, the Company completed a series of steps directed at improving its short-term liquidity and cash flow, including the receipt of certain loans, the completion of a $1,350,000 private placement of common stock and warrants, the agreement by certain creditors to accept reduced cash payments in liquidation of outstanding trade payables, and the agreement by certain creditors, including the Company's Chairman, Joseph F. Engelberger, and Connecticut Innovations, Incorporated ("CONNECTICUT INNOVATIONS"), to whom the Company has certain royalty obligations, to convert their loans, trade payables, and other obligations of the Company to them into shares of common stock and warrants to purchase common stock. To further reduce costs, the Company changed its outside auditors. By mid-1998, the Company's near-term objective was to stabilize its business at the level of its then current customer base while seeking additional financing necessary to resume its original marketing plans.

    In July of 1998, on behalf of the Company, Mr. Engelberger contacted the Buyer suggesting that the Buyer consider having the Company develop a version of its HelpMate robot to serve with the

Buyer's "MedStation-Registered Trademark-." In September of 1998, representatives of the Buyer visited the Company and discussions then started on how the Company might design a version of its HelpMate robot which was compatible with the Buyer's product and how the Buyer might market the HelpMate robot courier in all of its applications. As discussions progressed, the interest of the Buyer broadened. Discussions between the Buyer and the Company next led to consideration of the Buyer becoming the Company's exclusive distributor. In October 1998 the Buyer's Vice President of Marketing wrote to Mr. Engelberger suggesting a phased approach of co-marketing followed by co-development and requested additional information about the Company and its financial condition. However, the Company continued to seek an infusion of working capital.

    In October 1998 the Company's efforts to improve its working capital position were dealt a severe setback. The Company announced that it was conducting an investigation to determine the extent to which it had been defrauded by its former payroll company resulting in an estimated exposure to the United States Internal Revenue Services ("IRS") of $1,000,000 for unpaid payroll taxes exclusive of interest and penalties.

    The Company continued to pursue other avenues of meeting its working capital needs. However, efforts to become bankable were thwarted by the potential IRS liability. Three banks had been contacted about lines of credit; each rejected the Company's proposals in light of the potential IRS liability. The Company also considered the possibility of another round of private financing. Management's analysis was that, given the Company's market capitalization, an additional private placement, if available, would result in an unacceptable dilution to the Company's existing stockholders. Management's belief was that a fair valuation of the Company demanded a strategic investor who could see the advantage of the Company's technology and the product acceptance so far garnered by the Company's HelpMate robotic couriers.

    In January 1999, Mr. Engelberger met with representatives of the Buyer and indicated that the Company had two objectives: finding a strong national distributor which handles equipment sales to hospitals, and obtaining sufficient working capital to supply product. At the end of that month, the Buyer's Vice President of Marketing wrote back to the Company asking for exclusivity in discussions regarding a sole source marketing agreement, as well as an "equity/co-development program." In February 1999, the Company and the Buyer signed a confidentiality agreement permitting the Buyer to conduct a due diligence investigation of the Company.

    In February 1999, officials from the Buyer and from its parent corporation, Cardinal Health Inc. met with the Company and suggested that the Buyer acquire the Company's HelpMate product line. Mr. Engelberger responded to the Buyer suggesting, instead, that the Company continue to own the product line and that the Buyer consider a significant equity investment in the Company. The Buyer, however, expressed concerns over a co-marketing, co-development arrangement. As discussions continued, the Buyer stated it would not agree to an intermediate transaction involving just a distribution agreement and an investment in the Company. During the spring of 1999, discussions continued as the Buyer conducted a due diligence investigation into the Company, its business, technical capabilities and its financial condition.

    On August 24, 1999 the Company reached a settlement with the IRS regarding the unpaid payroll tax obligations. The Company paid $100,067, including interest, to the IRS in full payment of the IRS claims, and agreed with the IRS to forego the use of $2,710,432 of net operating loss carry forwards.


    During the course of its due diligence, the Buyer cited three key issues which would be required to be resolved as a condition to its moving forward with a sale agreement. The first was that four of the Company's stockholders that had previously been granted certain "negotiation rights" with respect to any sale of the Company's assets to a third party ("NEGOTIATION RIGHTS") waive such rights. The Company contacted these stockholders and by September 3, 1999 the Company had obtained the requested waivers.

    Second, the Buyer noted that any sale of the Company's assets would require the consent of Connecticut Innovations, which held a security interest in the Company's assets. Moreover, the Buyer sought relief from, among other things, the royalty payment obligations which the Company was required to pay to Connecticut Innovations upon the sale of its robots. The Buyer also required that Connecticut Innovations pledge to vote its Shares in favor of the transaction with the Buyer. Discussions with Connecticut Innovations continued through September. On October 13, 1999, Connecticut Innovations consented to the Proposed Sale, and agreed to release the Company from the royalty obligations and all other obligations and restrictions under the Company's agreements with Connecticut Innovations in exchange for certain payments. See "CONNECTICUT INNOVATIONS AGREEMENTS."

    Third, the Buyer requested that Leasing Technologies International, Inc. ("LTI") consent to the Proposed Sale and agree to modify certain obligations of the Company to LTI regarding exclusivity and rights of first refusal with respect to financing under the Company's existing agreements with CII. On October 13, 1999, LTI agreed with the Buyer to do so in exchange for a $25,000 payment from the Buyer to be made at the Closing. See "AGREEMENT WITH LTI."

    The discussions with the Buyer regarding the material terms and conditions of the sale, including pricing, continued through September and early October, pending resolution of the Connecticut Innovations and LTI issues. In its negotiation of pricing terms, the Company asserted that, in the Company's case, market valuation was not appropriate in light of the value of the Company's proprietary technology to the Buyer.

    On September 23, 1999, the Company's Board of Directors reviewed the terms of a draft purchase agreement and evaluated the benefits of transaction described therein. After discussion and with the recommendation of the Company's senior management, the Board of Directors determined that the Sale Agreement and Proposed Sale were fair to and in the best interests of the stockholders, approved the Sale Agreement and Proposed Sale, and authorized the execution of the Sale Agreement, as conclusively negotiated by management. See "REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS."

    Execution of the Sale Agreement was delayed, however, through early October pending resolution of certain issues regarding the payment of the waiver fee proposed to be paid to Connecticut Innovations. See "CONNECTICUT INNOVATIONS AGREEMENTS." After further discussions, and following the execution of the Connecticut Innovations and LTI agreements described below, on the evening of October 14, 1999, the Company and the Buyer reached agreement on all outstanding issues and executed the Sale Agreement. The following morning, the Buyer issued a press release announcing the execution of the Sale Agreement.

REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS


    THE BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE PROPOSED SALE ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND HAS APPROVED THE SALE AGREEMENT. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE SALE AGREEMENT. The purchase price was negotiated on an arm's length basis between representatives of the Company and the Buyer. In reaching its conclusion, the Board considered a number of factors, including: (i) the amount and nature of the consideration to be received by the Company; (ii) the financial results of the Company since 1996 and the prospects for the Company's historical business;
(iii) the Company's working capital and liquidity problems and its inability to obtain working capital financing from other sources; (iv) the terms of the Proposed Sale and its effect on the Company's stockholders; (v) the absence of any better offer; (vi) the current and historical stock prices of the Common Shares; and (vii) the proposed business plan and opportunities for the Company after the Proposed Sale.

    During the twenty-two month period prior to the execution of the Sale Agreement, the Company approached four other companies regarding an investment in the Company or an acquisition of the Company's business. These companies included two companies who were among the Company's earliest strategic investors, a company in the robotics industry and a company which was a competitor of the Buyer. These companies either did not respond to the Company's overtures, or expressed no serious interest in moving forward with the Company. During this period, the Company received no solicitations of interest with respect to an investment or acquisition transaction from any company other than the Buyer. Accordingly, other than the Buyer's proposals, no proposals were considered by the Board.


    During the course of the negotiations with the Buyer, and in evaluating the Buyer's offer, the Company's Board of Directors of the Company considered the following:

    - The Company's continued dependence upon sources other than operations to finance its working capital requirements;

    - That the Company's relative mix of robot rentals versus robot sales continued to erode the Company's cash position;

    - The price and terms of the Proposed Sale, as reflected in the Sale Agreement;

    - That the Buyer will pay cash for the assets purchased, eliminating the credit risk related to a Buyer promissory note and the investment risk associated with receiving stock or other securities as consideration;


    - The advantages and disadvantages of selling the Company's business in a negotiated transaction without conducting an auction, which principal advantages included the avoidance of instability among employees, the generally shorter time needed to effect a negotiated transaction, and the presence of a buyer that could continue the Company's product line and effect the Proposed Sale without a financing contingency. These advantages of a negotiated sale outweighed the possible advantages of an auction which might have had the ability to generate pricing and terms and conditions of sale which would have been more favorable to the Company;


    - The effect of the Proposed Sale on the Company's stockholders which included the likelihood that the Company could make a per share distribution to the Company's stockholders significantly in excess of the prices per share at which the Company's shares had been trading during an extended period prior to the execution of the Sale Agreement;

    - That, based on the Company's efforts in seeking potential acquirors and management's assessment of the marketplace, a sale could not be structured with another buyer, including prior strategic investors which held a minority interest in the Company, that would offer greater value to the Stockholders;

    - The Company's goals and future business prospects; and

    - That the terms and conditions of the Sale Agreement were favorable to the Company and its stockholders.

    The Board also placed value on the possibility that the Company may be able to generate returns for its stockholders in the future through the implementation of a post-sale strategy. See "BUSINESS OF THE COMPANY FOLLOWING THE PROPOSED SALE."

    THE COMPANY DID NOT OBTAIN, AND THE BOARD OF DIRECTORS DID NOT RELY ON, ANY REPORT, OPINION OR APPRAISAL REGARDING THE PROPOSED SALE, THE SALE AGREEMENT OR THE TRANSACTIONS RELATED TO THE PROPOSED SALE.

    As a condition to its execution of the Sale Agreement, the Buyer required that Mr. Engelberger agree not to compete with the Buyer's business for a period of five years, and to provide up to 246 days of consulting services to the Buyer over a three year period. As payment for the consulting services, Mr. Engelberger would receive up to $246,000 in consulting fees during the three year consulting period. AS A RESULT, MR. ENGELBERGER WILL BE RECEIVING FEES IN CONNECTION WITH THE PROPOSED SALE WHICH WILL NOT BEEN ENJOYED BY THE OTHER STOCKHOLDERS. IN NEGOTIATING THE TERMS OF THIS CONSULTING AGREEMENT, MR. ENGELBERGER MIGHT BE DEEMED TO HAVE HAD INTERESTS WHICH CONFLICTED WITH THOSE OF THE OTHER STOCKHOLDERS. See "CONFLICTS OF INTEREST OF MR. ENGELBERGER."



    The foregoing discussion of the factors considered by the Board is not intended to be complete, though it does include all material factors considered by the Board. The Board did conclude that each of these material factors supported its conclusion regarding the fairness of the transaction. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. In addition, individual members of the Board may have given different weight to different factors or may have concluded that some of the factors did not support the Board's position and recommendations. A determination of various weightings would, in the view of the Board, be impractical. The Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board.



THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED SALE.


DISSENTERS' RIGHTS

    The rights of the Stockholders to dissent from the Proposed Sale are governed by the provisions of the Connecticut Business Corporation Act (the "CBCA"). Pursuant to Section 33-855 through Section 33-872 of the CBCA, a Stockholder of the Company has the right to dissent from the Proposed Sale and demand payment in cash for the fair value of his or her Shares of the Company's Common Stock as of the time immediately before the consummation of the Proposed Sale, excluding any appreciation or depreciation in value in anticipation of the Proposed Sale. A copy of the dissenters' rights provisions of the CBCA is attached to this Proxy Statement as Appendix C.

    To claim this right the Stockholder:

    (1) must, before the vote is taken, deliver to the Company a written notice (addressed to: the HelpMate Robotics Inc., 22 Shelter Rock Lane, Danbury, Connecticut 06810-8159, Attention: Assistant Secretary) of the Stockholder's intent to demand payment for his or her Shares if the Proposed Sale is effectuated; and

    (2) must not vote in favor of the Proposed Sale in person or by proxy at the Special Meeting.

A STOCKHOLDER WILL NOT BE CONSIDERED ENTITLED TO RIGHTS UNDER SECTION 33-855 THROUGH SECTION 33-872 OF THE CBCA UNLESS THE STOCKHOLDER BOTH DELIVERS TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT, AND EITHER VOTES AGAINST THE PROPOSED SALE OR REFRAINS FROM VOTING.

    Stockholders who execute and return the enclosed proxy but do not specify a choice on the Proposed Sale will be deemed to have voted in favor of the Proposed Sale, and, accordingly to have waived their dissenters' rights, unless they revoke the proxy prior to its being voted.

    If the Proposed Sale is approved by the Stockholders, then no later than ten
(10) days after the consummation of the Proposed Sale, the Company will send a notice of dissenters' rights to those Stockholders who have given the Company written notice (in the manner set forth above) of their intent to demand payment, and have not voted in favor of the Proposed Sale at the Special Meeting. The Company's notice will (1) state where the payment demand must be sent, and where and when the dissenting Stockholders' stock certificates must be deposited, (2) supply a proper form for demanding payment,
(3) set a date by which the Company must receive the payment demand (which date shall be no fewer than 30 days and no more than 60 days after the date the notice is delivered), and (4) include a copy of Section 33-855 through
Section 33-872 of the CBCA.


    After the consummation of the Proposed Sale or upon receipt of a payment demand, the Company will pay each dissenting Stockholder who has complied with all requirements of Section 33-855 through Section 33-872 of the CBCA and of the Company's notice, the Company's estimate of the fair value of the dissenting Stockholder's shares as of the time immediately prior to the Proposed Sale, excluding any appreciation or depreciation in value in anticipation of the Proposed Sale, plus interest accrued from the Closing of the Proposed Sale until the payment date. The determination of the Company's estimate of "fair value" will be based on the financial condition of the Company, the trading history of the Company's Common Stock, and other factors normally used to determine the value of a publicly-held company's stock. See "HISTORICAL MARKET PRICE" and "RECENT MARKET PRICE" for a description of the Company's reported trading prices during the periods prior to the announcement of the Sale Agreement.


    Dissenters may object to the fair value estimated by the Company by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value plus interest within 30 days after the Company makes payment for the dissenters' shares. The Company shall either pay the amounts demanded by the dissenting Stockholders, or within 60 days after receiving the demand for payment commence an action in the Superior Court for the Judicial District of Danbury at Danbury, Connecticut, petitioning the court to determine the fair value of the dissenters' shares and accrued interest. If the Company initiates a judicial proceeding to determine fair value, all dissenters whose demands remain unsettled shall be made parties to the proceeding. The Court may appoint one or more appraisers to recommend a decision on the fair value. The costs of the proceeding, including reasonable compensation and expenses of the appraisers appointed by the Court, will be assessed against the Company, except that the Court may assess costs against some or all of the dissenters, in amounts the Court finds equitable, to the extent that the Court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The Court may also assess the fees and expenses of counsel and experts for the parties, against the Company or any dissenter or dissenters, in amounts the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by the Company.

    THIS SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX C.

                               THE SALE AGREEMENT


    The Company and the Buyer are the parties to the Sale Agreement. The following discussion summarizes the material terms of the Sale Agreement. THE DESCRIPTION OF THE SALE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE SALE AGREEMENT, A COPY OF WHICH (WITHOUT EXHIBITS OR SCHEDULES) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. All stockholders are urged to carefully read the Sale Agreement in its entirety.


THE PROPERTY TO BE SOLD


    At the closing, the Company has agreed to sell, and the Buyer has agreed to purchase, substantially all of the assets, properties, rights (contractual or otherwise) and business of the Company (the "PROPERTY"). Excluded from the sale are certain items of personal property consisting of certain claims against the Company's former payroll service related to the IRS liability described above, the Seller's corporate records and tax returns, certain non-assignable permits and licenses, certain benefit plans and employment related agreements, insurance policies and an account receivable in favor of LTI which is offset by an account payable (the "EXCLUDED ASSETS").



    With respect to specified contracts and personal property leases included within the Property, the Company must use either its best efforts or commercially reasonable efforts to obtain the consent of such other party to an assignment to the Buyer. If such consent is not obtained, the Company has agreed to cooperate with Buyer in any reasonable arrangement designed to provide the Buyer with the benefits of any such contract or personal property lease.


LIABILITIES TO BE ASSUMED BY THE BUYER


    At Closing the Buyer will assume the Company's liabilities and obligations arising under the specified personal property leases and contracts to the extent such liabilities and obligations arise and are first required to be performed after the closing and such contracts and personal property leases are actually assigned to Buyer or Buyer gets the benefit of such contracts and personal property leases. The Buyer will also assume certain other liabilities of Seller consisting of accounts payable other than accounting or legal expenses, certain sales tax liabilities, sublease security deposits, unearned maintenance contract obligations, unamortized liabilities to LTI, office equipment liabilities, and new liabilities arising in the ordinary course of business which would be included in the specified liabilities consistent with Seller's past practices (collectively, the "SCHEDULE 2.1 LIABILITIES"). All of the liabilities of Seller being assumed by Buyer are hereinafter referred to as the "ASSUMED LIABILITIES." The Buyer will not assume or otherwise be responsible for any other liability or obligation of any nature of the Company (the "RETAINED LIABILITIES"), including any liability or obligation of the Company to any Governmental Authority with respect to unpaid taxes, other than as expressly assumed in the Schedule 2.1 Liabilities.


PURCHASE PRICE


    Upon the terms, conditions and adjustments set forth in the Sale Agreement, the purchase price to be paid for the Property will be $12,500,000 (the "PURCHASE PRICE"). The Purchase Price shall be payable by the Buyer as follows:
(a) a cash payment of $11,250,000 (the "CLOSING DATE PAYMENT"), less the Estimated Closing Date Net Current Asset Value Deficiency described below, shall be payable to the Company in cash at the Time of Closing; and (b) a cash payment of $1,250,000 (the "HOLDBACK AMOUNT"), shall be deposited into an escrow account at the Closing to be held in accordance with the terms and conditions of an Escrow Agreement by and among the Company, the Buyer and Bank One Trust Company, NA, a national banking association (the "ESCROW AGREEMENT"). A copy of the Escrow Agreement (without exhibits or schedules) is attached hereto as Annex B. See "THE PROPOSED SALE: UNLIMITED NATURE AND ESTIMATE OF CLOSING AND POST CLOSING ADJUSTMENTS" and "RISK FACTORS: RISK OF SUBSTANTIAL REDUCTION OF THE INITIAL DISTRIBUTION."

CLOSING ADJUSTMENTS


    The Purchase Price and Closing Date Payment are subject to a downward adjustment at the closing. See "THE PROPOSED SALE: UNLIMITED NATURE AND ESTIMATE OF CLOSING AND POST CLOSING ADJUSTMENTS" and "RISK FACTORS: RISK OF SUBSTANTIAL REDUCTION OF THE INITIAL DISTRIBUTION." Prior to the closing, the Company shall estimate its Closing Date Net Current Asset Value (as described below) as of the Time of Closing (the "ESTIMATED CLOSING DATE NET CURRENT ASSET VALUE"). To the extent this Estimated Closing Date Net Current Asset Value is less than zero, such difference (the "ESTIMATED CLOSING DATE NET CURRENT ASSET VALUE DEFICIENCY") will be deducted from the Closing Date Payment.


POST CLOSING ADJUSTMENTS


    The Purchase Price is subject to a downward adjustment following the closing. See "THE PROPOSED SALE: UNLIMITED NATURE AND ESTIMATE OF CLOSING AND POST CLOSING ADJUSTMENTS" and "RISK FACTORS: RISK OF SUBSTANTIAL REDUCTION OF THE INITIAL DISTRIBUTION." Within thirty (30) days after the Closing, the Company must deliver its balance sheet dated as of the Closing Date (the "CLOSING DATE BALANCE SHEET") and an accompanying closing statement (the "CLOSING STATEMENT") of the Company's Closing Date Net Current Asset Value and its Book Asset Value as determined below.



    If the Closing Date Net Current Asset Value is less than zero and less than the Estimated Closing Date Net Current Asset Value, the Company must pay to the Buyer, within thirty (30) business days after the final determination, the difference between the Closing Date Net Current Asset Value and the Estimated Closing Date Net Current Asset Value (the "CLOSING DATE NET CURRENT ASSET VALUE DEFICIENCY") (together with interest at the rate of nine percent (9%) per annum from the closing until paid).


    If the Book Asset Value is less than $1,900,000, the Company must pay to the Buyer, within thirty (30) business days after the final determination of the Book Asset Value, the amount that the Book Asset Value is less than $1,900,000 (the "BOOK ASSET VALUE DEFICIENCY") (together with interest at the rate of nine percent (9%) per annum from the Closing Date until paid).


    The Buyer has the right, but not the obligation, to withdraw the Closing Date Net Current Asset Value Deficiency or the Book Asset Value Deficiency, as the case may be, from the Holdback Amount (together with interest at the rate of nine percent (9%) per annum from the closing until withdrawn).



    The "CLOSING DATE NET CURRENT ASSET VALUE" shall be determined by subtracting: (i) the sum of the Schedule 2.1 Liabilities shown on the Closing Date Balance Sheet, from (ii) the amount of cash and cash equivalents shown on the Closing Date Balance Sheet. The "BOOK ASSET VALUE" shall mean the book value (as determined in accordance with GAAP) of the assets being purchased as reflected on the Closing Date Balance Sheet (x) decreased by (A) the amount of cash and cash equivalents reflected on the Closing Date Balance Sheet, and
(B) accumulated depreciation relating to such assets as of the closing, and
(y) increased by the net proceeds actually received by the Company prior to the closing in respect of sales of inventory and robots in the ordinary course of business consistent with past practice; provided, however, that such proceeds are either transferred to the Buyer at the closing or are used by the Company prior to the closing to discharge the Schedule 2.1 Liabilities.


    The Buyer has the right to object to the Closing Date Balance Sheet and Closing Statement within 60 days of its receipt. With respect to any disputed amounts, the parties have agreed to negotiate in good faith to resolve any such disputes. If they are unable to so resolve all such disputes, then the disputes shall be submitted to a nationally recognized public accounting firm selected by the parties who shall be engaged to provide a final, conclusive and binding resolution of all unresolved disputes.

    The Holdback Amount is also subject to a reduction with respect to a reimbursement to the Buyer for certain payments made in accordance with the retention agreements described below. See "TREATMENT OF THE COMPANY'S EMPLOYEES."

UNLIMITED NATURE AND ESTIMATE OF CLOSING AND POST CLOSING ADJUSTMENTS



    As indicated, the Purchase Price is subject to downward adjustments in the amount of the Estimated Closing Date Net Current Asset Value Deficiency, the Closing Date Net Current Asset Value Deficiency, the Book Asset Value Deficiency, and any interest payable thereon. The Sale Agreement does not provide for a limit on the amount of this downward adjustment. Accordingly, the net amount of the $11,250,000 Closing Date Payment could be materially reduced after giving effect to this downward adjustment. A material reduction in the Closing Date Payment could also have the effect of materially reducing or causing the elimination of the Initial Distribution and could leave the Company with insufficient cash to carry on its post-closing business plan. See "RISK
FACTORS: RISK OF SUBSTANTIAL REDUCTION IN THE INITIAL DISTRIBUTION."



    As of the date of this Proxy Statement, the Company estimates that adjustments for the Estimated Closing Date Net Current Asset Value Deficiency, the Closing Date Net Current Asset Value Deficiency, the Book Asset Value Deficiency, and any interest payable thereon will be approximately $200,000. This amount is subject to change and can be affected by, among other things, unanticipated changes in the results of the Company's operations through the closing date and any dispute between the Company and the Buyer over the calculations of the post-closing adjustments described above.


CONNECTICUT INNOVATIONS AGREEMENTS

    As a condition to its execution of the Sale Agreement, the Buyer required that the Company obtain the consent of Connecticut Innovations. Connecticut Innovations is a beneficial owner of 3,078,675 Shares (including certain warrants) of the Company's Common Stock and has a security interest in certain of the Company's assets, including certain of the Property to be sold to the Buyer. The Company is required to pay certain royalties to Connecticut Innovations under a Development Agreement dated December 29, 1986, pursuant to which Connecticut Innovations reimbursed the Company for certain costs related to the development of the HelpMate robotics courier system (the "SPONSORED PRODUCTS"). Such royalties must be paid until the total royalties paid to or credited by Connecticut Innovations have aggregated $2,205,000 ("ROYALTY THRESHOLD"). Thereafter, the Company must pay royalties at a reduced rate for a period equal to the period of time taken to reach the Royalty Threshold. The Company's obligations to make royalty payments under the Development Agreement are secured by Connecticut Innovations's lien on certain of the Company's property.

    In October 1999, Connecticut Innovations executed a letter agreement (the "CONNECTICUT INNOVATIONS CONSENT LETTER") consenting to the Proposed Sale, and agreeing to release the Company from all royalty and other obligations to Connecticut Innovations. Connecticut Innovations' consent and release are subject to the following conditions: (1) the closing of the Proposed Sale must take place by February 1, 2000; (2) at the closing, Connecticut Innovations must be paid all accrued and unpaid royalties through the Closing Date; (3) at the closing, Connecticut Innovations must receive an additional payment of $400,000 (the "WAIVER AND RELEASE PAYMENT"); and (4) (a) the total consideration paid to the Company at the Closing, including amounts placed in escrow, must be at least $0.65 per share of outstanding Company shares (assuming the exercise of all the Special Options described below), or (b) Connecticut Innovations shall receive an additional payment (the "CONNECTICUT INNOVATIONS ADDITIONAL PAYMENT") at the closing equal to the multiple of (i) the difference between the per share amount (assuming the exercise of all the Special Options described below) received by the Company at the Closing and $0.65, multiplied by (ii) the sum of the number of Shares owned by Connecticut Innovations and the number of warrants held by Connecticut Innovations with a per share exercise price of $0.65 or less, reduced by (iii) the aggregate exercise price of such Connecticut Innovations warrants.


    The Buyer and the Company have agreed that the Buyer shall pay $300,000 of the Waiver and Release Payment and that the Company shall pay $100,000 of the Waiver and Release Payment. The

Company also estimates that, assuming a December 30, 1999 closing, the aggregate amount of all royalties required to be paid by the Company to Connecticut Innovations as of the closing will be approximately $132,000. Finally, the Company has estimated that it will not be required to make any Connecticut Innovations Additional Payment.


AGREEMENT WITH LTI


    In connection with the Proposed Sale, LTI has entered into an agreement with the Buyer (1) consenting to the Proposed Sale and to the assignment to and assumption by the Buyer of LTI's agreements with the Company; (2) from and after the closing, consenting to waive all exclusivity and first refusal rights LTI enjoys with respect to equipment financing by the Company pursuant to the agreements between LTI and the Company; and (3) affirming the remaining amount of the rental payments due to LTI from the Company pursuant to the Master Lease Agreement dated January 23, 1997. LTI is a creditor and a security-holder of the Company. LTI provided courier lease financing to the Company by purchasing HelpMate robotic couriers and leasing them back to the Company to sublease to hospitals, or by leasing them to hospitals directly. The HelpMate robotic couriers leased to the Company for sublease to the hospitals are the subject of the Master Lease Agreement. The Company's agreements with LTI also give LTI certain rights of first refusal and exclusivity rights for future equipment financing by the Company. LTI's consent and waiver of rights are contingent upon its receipt of $25,000 from the Buyer on the closing date.


BUYER'S REPRESENTATIONS AND WARRANTIES

    The Buyer has made certain representations and warranties in the Sale Agreement relating to: (a) its corporate organization and authority, (b) its authority relative to the Sale Agreement, (c) the absence of conflicts in its performance of the Sale Agreement, (d) the absence of any brokerage, finder's or similar fees in connection with the transaction and (e) its financial capacity to pay the Closing Date Payment and Holdback Amount.

THE COMPANY'S REPRESENTATIONS AND WARRANTIES


    The Company has made certain representations and warranties in the Sale Agreement relating to: (a) its corporate organization and authority, (b) its authority relative to the Sale Agreement, (c) its capitalization, (d) the absence of any conflicts in its performance of the Sale Agreement, (e) the absence of certain changes since December 31, 1998, (f) its employees and certain compensation paid or payable by the Company, (g) its financial statements, (h) its filing of tax returns and payment of taxes, (i) its compliance with law, (j) its Intellectual Property, (k) its title to and the condition of its properties, (l) certain environmental matters, (m) litigation,
(n) the absence of brokerage, finders' or similar fees in connection with the transactions, (o) its employee benefit plans, (p) certain of its contracts,
(q) its accounts receivable and inventory, (r) labor matters, (s) the absence of undisclosed liabilities, (t) the operations of the Company's business and its relationships with suppliers and customers, (u) product warranties and liabilities, (v) the recommendation of the Company's Board of Directors,
(w) its insurance, (x) its year 2000 compliance, (y) its compliance with the Negotiation Rights, and (z) the technology developed under specified government agreements.


PROHIBITION AGAINST SOLICITING ACQUISITION PROPOSALS


    Without the prior written consent of the Buyer, the Company has agreed not to directly or indirectly solicit or encourage (including by way of furnishing any non-public information concerning its business, properties or assets), or enter into or participate in any negotiations or discussions concerning, any Acquisition Proposal. "ACQUISITION PROPOSAL" means any proposal received by the Company prior to the closing for a merger or other business combination involving the Company, or for the acquisition of the Company, or the acquisition of an equity interest in, or a portion of the assets of, the Company, other than as contemplated by the Sale Agreement. The Buyer has the right to obtain injunctive relief to enforce the foregoing provisions.


CONDUCT OF BUSINESS PRIOR TO CLOSING


    The Company has agreed that prior to the closing, it shall operate its business and maintain the Property in the ordinary course of business consistent with past practice and that it shall not take certain actions without the prior written consent of the Buyer, including (a) incurring any obligation or liability (absolute or contingent), except (i) sales of inventory in the ordinary course of business and consistent with past practice, and (ii) current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practice which do not exceed $20,000 in respect of any individual contract or $60,000 with respect to all such contracts; (b) paying any obligation or liability (absolute or contingent) other than (i) liabilities payable in the ordinary course of business,
(ii) certain royalties owed to Connecticut Innovations, and (iii) any accrued vacation pay to its employees; (c) encumbering or selling any of the Property;
(d) entering into any transaction other than in the ordinary course of business consistent with past practice; (e) introducing any new method of management, operation or accounting with respect to the Company's business; or
(f) declaring or paying any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Company's capital stock.


TREATMENT OF THE COMPANY'S EMPLOYEES


    In connection with the transaction, the Buyer has entered into retention agreements with each employee of the Company (other than Mr. Engelberger). Each agreement provides that the employee will be entitled to a bonus of up to 25% of the employee's base salary (the "MAXIMUM BONUS") if the employee remains employed with Pyxis through the one-year anniversary of the closing (in which case the employee will be entitled to 75% of the Maximum Bonus), or through the two-year anniversary of the closing (in which case the employee will be entitled to 100% of the Maximum Bonus. The Company has agreed to reimburse the Buyer for certain portions of the retention amounts payable by the Buyer in an aggregate amount of up to $31,593 to be funded from the Holdback Amount.



    Moreover, the Company has agreed not to employ or enter into any partnership, joint venture or other business association with, any person who was at any time during the twelve months preceding the closing an employee, representative or agent of the Company for a period of twelve months after such person ceases or has ceased, for any reason, to be an employee, representative or agent of the Company.


THE COMPANY'S NON-COMPETE RESTRICTIONS


    During the five-year period following the closing, the Company has agreed, in the United States or any other country, not to, directly or indirectly, whether individually on its own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm, corporation or other entity or otherwise: (i) enter into or engage in any business which competes with the business carried on by Company on the date of the Sale Agreement, or by the Buyer or any Buyer Affiliates (the "BUSINESS"); (ii) solicit customers or business patronage which result in competition with the Business; or (iii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the Business; provided, however, the foregoing covenant shall not be deemed to have been violated by the ownership of shares of any class of capital stock of any publicly held corporation so long as the aggregate holdings represent less than 3% of the outstanding shares of such class of capital stock. "BUYER AFFILIATE" includes the Buyer and all subsidiaries and affiliates of the Buyer.

LEASE NEGOTIATION ASSISTANCE

    The Company agreed to cooperate with the Buyer and take all action reasonably requested by the Buyer in connection with negotiating the termination or buy-out of the Company's lease of its Danbury, Connecticut headquarters.

CLOSING


    The Company anticipates that the closing of the Proposed Sale will take place on the same date that the Special Meeting is held, or as soon as possible thereafter, if the Proposed Sale is approved by the Company's Stockholders at the Special Meeting.


CONDITIONS TO THE PROPOSED SALE


    The obligations of the Buyer to effect the Proposed Sale are subject to, among other things: (a) the representations and warranties of the Company in the Sale Agreement being true and correct when made and as of the Time of Closing;
(b) the Company having performed or complied with all covenants and other obligations under the Sale Agreement in all material respects; (c) the Company having obtained (i) all consents required under any law, statute, rule, regulation, order or decree in connection with the consummation of the Sale Agreement, except where the failure to obtain any such consent would not have a material adverse effect (as defined in the Sale Agreement) on the Buyer or the Company's business, and (ii) the certain specific consents listed in the Sale Agreement; (d) there not having occurred any material adverse change in the condition (financial or otherwise) of the Company's business or the Property;
(e) the Stockholders having approved the Proposed Sale at the Special Meeting; and (f) the conditions specified in the Connecticut Innovations Consent Letter having been satisfied or waived by Connecticut Innovations at or prior to the closing.


    The Company's obligations to effect the Proposed Sale are subject to, among other things: (a) the Buyer's representations and warranties in the Sale Agreement being true and correct when made and as of the Time of Closing;
(b) the Buyer having performed or complied with all covenants and other obligations under the Sale Agreement in all material respects; (c) the Stockholders having approved the Proposed Sale at the Special Meeting; (d) the Buyer's payment of $300,000 of the Waiver and Release Payment (as defined in the Connecticut Innovations Consent Letter); and (e) the Buyer's payment of the $25,000 payment required to be paid to LTI pursuant to the LTI Agreement.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS


    The representations and warranties of Buyer and the Company in the Sale Agreement and in documents delivered pursuant to the Sale Agreement shall survive until the second anniversary of the closing.


INDEMNIFICATION


    The Sale Agreement provides that the Company must defend, indemnify and hold harmless the Buyer, its affiliates, shareholders, officers, directors, agents and employees (each, a "BUYER INDEMNIFIED PARTY") from any Damages resulting from: (a) any breach of any of the representations or warranties made by the Company in the Sale Agreement; (b) any misrepresentation in or any omission from any certificate, schedule or exhibit, or the documents furnished by the Company pursuant to the Agreement (collectively, the "COMPANY'S ADDITIONAL DOCUMENTS");
(c) any breach or non-performance of any covenant, agreement or obligation to be performed by Seller pursuant to the Sale Agreement or Company's Additional Documents; (d) any liability or obligation imposed upon the Buyer as transferee of the business or operations of the Company or the Property, or otherwise relating to the conduct of the Company's business prior to the closing, except to the extent such liability or obligation is an Assumed Liability; or (e) any liability or obligation relating to the Retained Liabilities.

    The Purchase Agreement provides the Buyer must defend, indemnify and hold harmless the Company and its affiliates, shareholders, officers, directors, agents and employees (each, a "COMPANY INDEMNIFIED PARTY") from any Damages from: (a) any breach of any of the representations or warranties made by Buyer in the Sale Agreement; (b) any misrepresentation in or any omission from any certificate, Schedule or Exhibit, or the documents furnished by the Buyer pursuant to the Sale Agreement (collectively, the "BUYER'S ADDITIONAL DOCUMENTS"); (c) any breach or non-performance of any covenant, agreement or obligation to be performed by Buyer pursuant to the Sale Agreement or Buyer's Additional Documents; (d) any liability or obligation imposed upon the Company as a result of the Buyer's conduct of the Company's business after the closing, except to the extent such liability or obligation is a Retained Liability; or
(e) any liability or obligation relating to the Assumed Liabilities.



    An indemnified party is only entitled to indemnification arising out of a breach of a representation or warranty to the extent that the aggregate amount of its damages exceeds $50,000. The indemnification obligations terminate on the second anniversary of the closing; provided that indemnification claims made on or prior to that second anniversary date may be pursued by the claiming party beyond that second anniversary date. Any rights of any of the Buyer Indemnified Parties to (i) indemnification, or (ii) reimbursement of certain portions of the Retention Agreement Payments described below will be satisfied solely out of the Holdback Amount, and none of the Buyer Indemnified Parties may make any claim against any of the other assets or property of the Company. The indemnification provisions of the Sale Agreement are the exclusive remedy available to any of the Buyer Indemnified Parties, except for claims based on fraud or intentional misrepresentation.


THE REPRESENTATIVE


    The Sale Agreement also provides that in the event of the liquidation or dissolution of the Company, the Company shall appoint an individual to act on behalf of the Company with respect to all matters relating to the Sale Agreement and the Company's Additional Documents (the "REPRESENTATIVE"). The Representative will have no liability to the Company or its Stockholders with respect to actions taken or omitted to be taken in its capacity as Representative, except with respect to any liability resulting primarily from the Representative's gross negligence or willful misconduct. The Representative shall be entitled to rely upon any directions received from the Stockholders holding a majority of Seller's common shares at the time of closing; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Representative, unless the Representative has been provided with funds, security or indemnities which, in the sole determination of the Representative, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in responding to such direction or taking such action. The Representative shall be entitled to reimbursement by the Company's stockholders for all reasonable expenses, disbursements and advances incurred by the Representative in such capacity, and for indemnification, by the Company's stockholders, against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Representative (except for those arising primarily out of the Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.


TERMINATION


    The Sale Agreement may be terminated prior to the closing by either party if: (i) any of the representations or warranties of the other party is inaccurate or untrue in any material respects; (ii) any covenant, obligation, term or condition to be performed, kept or observed by the other party has not been performed, kept or observed in any material respect by the time specified in the Sale Agreement; or (iii) the closing has not occurred on or before March 1, 2000 (except as a result of the failure of Stockholders to approve the Proposed Sale at the Special Meeting; and provided, further, that in each such case, the terminating party is not then in default in any material respect in the performance of any obligation, term or condition to be performed, kept or observed by the terminating party and no representation or warranty of the terminating party is inaccurate or untrue in any material respect. The terminating party will not be deemed to have waived any claim that it may have against the other for a breach of the Sale Agreement. The Sale Agreement may also be terminated and canceled by either party if the Stockholders do not approve the Proposed Sale at the Special Meeting (a "NON-APPROVAL TERMINATION").


CONSEQUENCES OF TERMINATION


    If (i) it shall be judicially determined that the Buyer's termination of the Sale Agreement resulted from an intentional breach of the Sale Agreement by the Company, (ii) the Sale Agreement is terminated by reason of the Company's failure to perform any covenant or obligation under the Sale Agreement and such failure has been the cause of or resulted in the failure of the transaction contemplated by the Sale Agreement to be consummated on or before March 1, 2000, or (iii) if there has been a Non-Approval Termination, and prior to such Non-Approval Termination, there shall have been made to the Company or publicly disclosed a bona fide Acquisition Proposal with respect to the Company, then the Company would be required to pay the Buyer (x) a non-accountable, liquidated expense reimbursement of $500,000, and (y) a termination fee equal to $1,500,000. Upon a termination in connection with (i), (ii) or (iii) above, the Company would be prohibited for a period of two hundred seventy (270) days from the date of such termination from directly or indirectly soliciting or encouraging, or entering into or participating in any negotiations or discussions concerning, or consummating any contemplated transaction resulting from an Acquisition Proposal. See "THE SALE AGREEMENT--PROHIBITION AGAINST SOLICITING ACQUISITION PROPOSALS." In the event of such a termination, the Company's Board of Directors would need to make a determination as to how to proceed in light of the prohibitions imposed by the termination provisions. The Company's Board could, in their business judgement, make a determination to pursue those kinds of negotiations, discussions or transactions which are prohibited by the termination provisions. It is likely, however, the Buyer would attempt to obtain additional payments from the Company as consideration for its agreement to eliminate, or to forebear from enforcing, these prohibitions. Buyer's insistence on such a payment could have a material adverse effect on the Company's ability to negotiate and complete a sale transaction with third party purchaser, and, if paid, such a payment could have a material adverse effect on any benefit derived by the Company's stockholders from such a third party sale.


VOTING SUPPORT AGREEMENTS


    In connection with the transaction, Mr. Engelberger and Connecticut Innovations executed Support/Voting Agreements in favor of the Buyer.
Mr. Engelberger is the Company's co-founder, and its Chairman, and a director. Connecticut Innovations is a security-holder and creditor of the Company. In their Support/Voting Agreements, Mr. Engelberger and Connecticut Innovations each agreed to vote their Shares controlled by them in favor of the Proposed Sale, and not in favor of any competing transaction, and each agreed not to sell or transfer any Shares or voting rights controlled by them before the Special Meeting. The Support/Voting Agreements also provide that Mr. Engelberger and Connecticut Innovations will not transfer the Shares controlled by them until prior to the time they vote on the Proposed Sale or the transaction is terminated. In aggregate, Mr. Engelberger and Connecticut Innovations have the power to vote 3,703,375 Shares of the Company's Common Stock, or approximately 25.8% of the Shares entitled to vote, at the Special Meeting.


ACCOUNTING TREATMENT OF THE SALE

    The Proposed Sale will be accounted for as a sale of certain assets and a transfer of certain liabilities. The Proposed Sale will not have any federal income tax consequences to the Company's stockholders. Upon consummation of the Proposed Sale, the Company will recognize a financial reporting gain equal to the net proceeds (the sum of the consideration received less the expenses of the Proposed Sale) plus the liabilities transferred, less the closing net book value of the assets sold.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES



    THE FOLLOWING SUMMARIZES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SALE. IT DOES NOT ADDRESS ANY STATE OR LOCAL TAX CONSEQUENCES. STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS FOR A MORE DETAILED ANALYSIS OF ANY FEDERAL, STATE OR LOCAL TAX CONSEQUENCES.


    For tax purposes, the gain will be equal to the net proceeds of the sale plus liabilities transferred less the tax basis of the assets sold. In accordance with the limitations imposed upon the utilization of net operating losses by the Internal Revenue Code, an Alternative Minimum Tax of approximately $200,000 will be imposed on the Company and accordingly, a tax expense and related obligation will be recognized in connection with the Proposed Sale.

    The cash received by a stockholder as its Initial Distribution would first be treated as a dividend (subject to applicable ordinary income tax rates) to the extent of the Company's earnings and profits for the year in which the Initial Distribution is paid. Next, any cash received in excess thereof would be treated as a nontaxable return of capital to the extent of the stockholder's tax basis in the Company's stock. Thereafter, any cash received in excess of such tax basis will be treated as either short-term or long-term capital gain depending upon the length of the stockholder's holding period.


    The federal income tax consequences to the Company's stockholders of the Initial Distribution will depend on the timing of both the closing date of the Proposed Sale and the making of the Initial Distribution. The gain reported by the Company on the Proposed Sale will be includable in the Company's earnings and profits for the tax year in which the Closing occurs. If the closing of the Proposed Sale and the making of the Initial Distribution occur in different tax years, then the gain on the Proposed Sale would not result in any dividend treatment with respect to the Initial Distribution. Accordingly, if, as expected, the closing of the Proposed Sale occurs in 1999 and the making of the Initial Distribution occurs in 2000, the gain on the Proposed Sale would not result in any dividend treatment with respect to the Initial Distribution.



    On the other hand, if the closing of the Proposed Sale and the making of the Initial Distribution were both to occur in 2000, the Company estimates a material portion of the Initial Distribution would be taxable as a dividend. Accordingly, in the event the closing date of the Proposed Sale occurs in the year 2000, the Initial Distribution will be postponed until January 2001.


    Stockholders should consult their personal tax advisor to determine the impact of these transactions to their particular tax situation.


    THE COMPANY WILL NOT SEEK AN OPINION OF COUNSEL WITH RESPECT TO THE ANTICIPATED TAX TREATMENT.


                  DISTRIBUTIONS TO THE COMPANY'S STOCKHOLDERS

PAYMENT OF INITIAL DISTRIBUTION TO HOLDERS OF COMMON SHARES


    The Company's Board of Directors has voted to make a distribution to the Company's stockholders of record as of the Distribution Record Date described below in the aggregate amount of $9,800,000 (the "INITIAL DISTRIBUTION"). The Initial Distribution is subject to the closing of the Proposed Sale. The Distribution Record Date shall be the date which is the thirtieth (30(th)) day after the closing; provided, however, that if the closing occurs on or after January 1, 2000, then the Distribution Record Date will be January 2, 2001. The Initial Distribution will be made on the date which is the tenth (10(th)) day following the Distribution Record Date or as soon as reasonably practicable thereafter (the "INITIAL DISTRIBUTION DATE").

    The Company believes that the $11,250,000 Closing Date Payment to be made by the Buyer will be sufficient for the Company to make the Initial Distribution and to satisfy: (1) the closing and post closing reductions to the Purchase Price set forth in the Sale Agreement (see "CLOSING ADJUSTMENTS,"and "POST CLOSING ADJUSTMENTS") currently estimated to be approximately $200,000;
(2) payments required to be made to Connecticut Innovations pursuant to the Connecticut Innovations Letter and the Sale Agreement (see "CONNECTICUT INNOVATIONS AGREEMENTS") currently estimated to be approximately $232,000;
(3) the expenses and taxes related to the Proposed Sale, currently estimated to be approximately $450,000, (4) the Company's operating expenses through the Initial Distribution Date; and (5) the amount of reserves as may be determined by the Company's Chairman to be necessary and appropriate to the conduct of the Company's business after the closing, including discharging or making provision for discharging the Company's closing date liabilities retained by the Company. The Company's Chairman, however, has the authority to reduce the Initial Distribution in the event that, prior to the Initial Distribution Date, he determines that the actual amounts required to satisfy items (1) through
(5) will be more than the Company's present estimate. Accordingly, there can be no assurance that the Company will make the Initial Distribution or that the amount of the Per Share Distribution will not be materially less than the Company's estimate.


SUBSEQUENT DISTRIBUTION OF THE HOLDBACK AMOUNT


    The Holdback Amount will remain in escrow for approximately two years after the closing and will be available to satisfy the Buyer's claims for indemnification under the Sale Agreement. See "INDEMNIFICATION."Moreover a portion of the Holdback Amount will be used to reimburse the Buyer for the Retention Bonus Reimbursement. See "EMPLOYEE REIMBURSEMENT AGREEMENTS." The net amount of the Holdback Amount remaining after satisfaction of these obligations will be distributed to the Company. The Company, in turn, intends to make a distribution of this net amount to the Company's stockholders. The amount of such distribution, however, could be reduced by, among other things, the Company's need to satisfy or provide for liabilities, contingencies and reserves existing at the time of such distribution, any contractual restrictions limiting such a distribution which may exist at the time of such distribution, and the Company's activities after the sale. See "BUSINESS OF THE COMPANY FOLLOWING THE PROPOSED SALE." Accordingly, there can be no assurance that any portion of the Holdback Amount will be distributed to the Company's stockholders.


CASHLESS EXERCISE OF CERTAIN OUTSTANDING OPTIONS AND WARRANTS

    The Company currently has outstanding options and warrants to purchase 5,599,161 Shares at per Share exercise prices between ten cents ($0.10) and thirty three cents ($0.33) (the "SPECIAL OPTIONS"). The Company believes that it is likely that all or a material portion of the Special Options will be exercised on or prior to the Distribution Date in the event the Proposed Sale is consummated.


    In order to facilitate the exercise of the Special Options, the Company's Board of Directors has authorized a procedure permitting a "cashless" exercise of the Special Options (the "CASHLESS EXERCISE") as follows: the Company will permit each holder of the Special Options to exercise its Special Options in full by delivery of written instructions to the Company to withhold the dollar amount of the exercise price of the Special Option from the Per Share Distribution with respect to the Shares issuable upon exercise of a Special Option. The Cashless Exercise may only be made during the period from the closing to the Distribution Record Date (the "CASHLESS EXERCISE PERIOD"). A Cashless Exercise will be effective upon, and only upon, the making of the Initial Distribution and only if the Per Share Distribution to an exercising option holder would be at least equal to the option exercise price. The Cashless Exercise described above is in addition to any other payment terms provided for in the Special Option or the plan pursuant to which the Special Option was issued. For purposes of determining the Per Share Distribution, (i) the Shares issuable upon all Special Options for which the Company has received a valid and timely exercise notice (the "EXERCISED SPECIAL OPTIONS") shall be considered outstanding and of record as of the Distribution Record Date, and (ii) the exercise price of all Exercised Special Options shall be deemed received by the Company and added to the dollar amount of the Initial Distribution. The actual amount of the per Share Initial Distribution to all of the Company's stockholders will be calculated based upon the number of Shares outstanding as of the date of the Distribution Record Date, including Shares to be issued upon the Cashless Exercise of the Special Options on or before the Distribution Record Date. The amount of the Per Share Distribution payable to holders of Shares received upon exercise of Special Options (the "CASHLESS EXERCISE SHARES") will be reduced by the aggregate exercise price of those Special Options.


    Assuming no options or warrants are exercised prior to the Distribution Record Date, and based upon 14,372,152 Shares outstanding, the amount of the Per Share Distribution would be approximately $0.68. In the likely event all of the Special Options were exercised on a Cashless Exercise basis, and assuming no other change in the Company's capitalization, the Company would have 19,971,313 shares outstanding on the Distribution Record Date, and the Per Share Distribution would then be approximately $0.58. The net amount of the Per Share Distribution payable with respect to the Cashless Exercise Shares will range from $0.25 to $0.48 per Share.

    The Stockholders will not have the ability to vote upon the "cashless" exercise provisions described above at the Special Meeting.


                    CONFLICTS OF INTEREST OF MR. ENGELBERGER



    As a condition to its execution of the Sale Agreement, the Buyer required that Mr. Engelberger enter into a Consulting Agreement pursuant to which Mr. Engelberger would provide the Buyer with up to 246 days of consulting services over the three year consulting period. The Agreement includes agreements on the part of Mr. Engelberger (1) not to disclose confidential information of the Buyer or its affiliated companies; (2) not to solicit employees, representatives, officers or directors of the Buyer or its affiliated companies for the longer of two years after the termination or expiration of Mr. Engelberger's consulting services, or five years after the date of the Agreement (the "RESTRICTED PERIOD"); (3) not to engage in any business competitive with the business or activities of the Buyer or its affiliated companies during the Restricted Period; and (4) acknowledging the Buyer's ownership of technology developed during the term of Mr. Engelberger's consulting services. Mr. Engelberger has also agreed not to knowingly take action which would impair the value of the business of the Buyer or its affiliated companies, including actions which would interfere with its contractual relationships, diminish its reputation, or divert its customers. The terms of the Proposed Sale were negotiated by Mr. Engelberger who is an executive officer, director and stockholder of the Company. Mr. Engelberger recommended the transaction to the Board of Directors and, as a member of the Board of Directors, he voted in favor of the Proposed Sale. As a result of the Consulting Agreement, Mr. Engelberger will be receiving fees in connection with the proposed sale which will not been enjoyed by the other stockholders. In negotiating the terms of the Consulting Agreement, Mr. Engelberger might be deemed to have had interests which conflicted with those of the other stockholders. At the closing, Mr. Engelberger's existing employment agreement with the Company will be terminated.



    In connection with the Proposed Sale, the Board of Directors has approved an amendment to the Company's 1995 Amended and Restated Stock Option Plan to accelerate the vesting of all outstanding options issued under that plan upon the consummation of the Proposed Sale. As a result of this action, options having an exercise price of between $.18 and $.20 per Share held by the following officers and directors of the Company will vest (with respect to the number of Shares listed in parentheses) as a result of the Proposed Sale: Joseph
F. Engelberger (64,543) and Fred T. Cordano (44,161). Assuming that the Company makes an Initial Distribution of $9,800,000, and that Mr. Engelberger and Mr. Cordano exercise these options prior to the Distribution Record Date, they would receive, respectively, an aggregate amount of $25,806 and $17,661 with respect to the Initial Distribution on the shares each receives upon exercise of these options.

                       PRO FORMA SELECTED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)


    The following unaudited pro forma selected financial data for the fiscal year ended December 31, 1998, and the nine month period ended September 30, 1999 and as of September 30, 1999 were derived from the unaudited pro forma statements of operations and the unaudited pro forma balance sheet included elsewhere in this Proxy Statement and reflect the historical accounts of the Company as of that date adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred as of September 30, 1999. The pro forma financial data for the nine month period ended September 30, 1998 is not included in this Proxy Statement. This pro forma selected financial data should be read in conjunction with the description of the Sale Agreement contained in this Proxy Statement and the pro forma statements appearing elsewhere herein. As of September 30, 1999, Stockholders' equity was $1,522; the pro forma Stockholders' equity as of September 30, 1999 after giving effect to the Proposed Sale and the estimated Initial Distribution would be $1,244.



                                                                  NINE MONTHS
                                                                     ENDED          YEAR ENDED
                                                                 SEPTEMBER 30       DECEMBER 31
                                                              -------------------   -----------
                                                                1999       1998        1998
                                                              --------   --------   -----------
PRO FORMA STATEMENT OF OPERATIONS DATA
Net revenues................................................   $  --      $ 271        $ 271
Net loss....................................................     100        120          128
Net loss per share before Special Options:
Basic and diluted...........................................   $(.01)     $(.01)       $(.01)
Net loss per share after Special Options
Basic and diluted...........................................   $ .00      $(.01)       $ .00



                                                              AS OF SEPTEMBER 30, 1999
PRO FORMA BALANCE SHEET DATA                                  ------------------------
Current assets..............................................           $1,250
Total assets................................................           $2,500
Stockholders' equity........................................           $1,244

HISTORICAL MARKET PRICE


    The following table sets forth the high and low sales price of the Company's Common Stock, as reported on the NASDAQ Small Cap Market (prior to
September 29, 1997) and on the OTC Bulletin Board (thereafter).


                                                                HIGH       LOW
                                                              --------   --------
1997
First Quarter...............................................   $1.50       $.75
Second Quarter..............................................    1.03        .78
Third Quarter...............................................     .94        .31
Fourth Quarter..............................................     .67        .27

1998
First Quarter...............................................   $ .45       $.27
Second Quarter..............................................     .34        .16
Third Quarter...............................................     .25        .13
Fourth Quarter..............................................     .69        .13

1999
First Quarter...............................................   $ .44       $.19
Second Quarter..............................................     .39        .17
Third Quarter...............................................     .34        .19

RECENT MARKET PRICE


    The following table sets forth the closing price and the high and low sales price per share of the Company's Common Stock on the OTC Bulletin Board on October 12, 1999, the last trading day preceding the public announcement of the Proposed Sale and on November 4, 1999, the latest practicable trading day before the printing of this Proxy Statement.


                                                                HIGH       LOW
                                                              --------   --------
October 12, 1999............................................    $.17       $.17
November 4, 1999............................................    $.38       $.33

NUMBER OF HOLDERS

    As of the Record Date, there were approximately 1,100 holders of record of the Company's Common Stock.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)


    The following tabulation reflects the historical loss per share from operations in comparison with the pro forma loss per share from operations after giving effect to the Sale Agreement and discontinued operations resulting therefrom. The information presented in this tabulation should be read in conjunction with the description of the Sale Agreement contained in this Proxy Statement and the pro forma financial statements appearing elsewhere herein and the Company's financial statements included in the Company's 1998 Annual Report on Form 10-KSB, as amended, and the Company's Quarterly Report on Form 10-QSB, as amended, for the nine month period ended September 30, 1999, copies of which are attached hereto, respectively, as Appendix D and Appendix E.



                                                              NINE MONTHS ENDED   YEAR ENDED
                                                                SEPTEMBER 30      DECEMBER 31
                                                              -----------------   -----------
                                                                    1999             1998
                                                                    ----          -----------
Basic and diluted loss per share
Historical..................................................        $(.03)           $(.04)
Pro Forma Before Special Options............................         (.01)            (.01)
Pro Forma After Special Options.............................          .00              .00


                              BOOK VALUE PER SHARE
                                  (UNAUDITED)


    The following tabulation reflects the historical net book value per Share of the Company's Common Stock from operations in comparison with the pro forma net book value per share of the Company's Common Stock from operations after giving effect to the Sale Agreement and estimated Initial Distribution at September 30, 1999 (1) before giving effect to the Special Options, based on 14,372,152 basic and diluted shares outstanding, and (2) after giving effect to the Special Options, based on 19,971,313 basic and diluted shares outstanding. The information presented in this tabulation should be read in conjunction with the description of the Sale Agreement contained in this Proxy Statement and the pro forma financial statements appearing elsewhere herein and in the Company's 1998 Annual Report on Form 10-KSB, as amended, and the Company's Quarterly Report on Form 10-QSB, as amended, for the nine month period ended
September 30, 1999, copies of which are attached hereto, respectively, as Appendix D and Appendix E.



                                                                 AS OF SEPTEMBER 30, 1999
                                                -----------------------------------------------------------
                                                                   PRO FORMA                PRO FORMA
                                                HISTORICAL   BEFORE SPECIAL OPTIONS   AFTER SPECIAL OPTIONS
                                                ----------   ----------------------   ---------------------
Book value per share..........................     $.11               $.09                    $.06

                            PRO FORMA FINANCIAL DATA


    The following unaudited pro forma statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 reflect the historical accounts of the Company for that period, adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred at the beginning of each period presented.


    The following unaudited pro forma balance sheet as of September 30, 1999 reflects the historical accounts of the Company as of that date adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred as of September 30, 1999.


    The pro forma financial data and accompanying notes should be read in conjunction with the description of the Sale Agreement contained in this Proxy Statement, the Financial Statements and related notes included in Company's 1998 Annual Report on Form 10-KSB, as amended, previously filed with the Securities and Exchange Commission and Form 10-QSB, as amended, for the quarter ended September 30, 1999, copies of which are attached hereto, respectively, as Appendix D and Appendix E. The Company believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro formal financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the Proposed Sale been consummated on the dates assumed and are not intended to project the Company's financial condition on any future date or results of operations for any future period.

                             HELPMATE ROBOTICS INC.

                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                         PRO FORMA
                                                         HISTORICAL   ADJUSTMENTS (1)   PRO FORMA
                                                         ----------   ---------------   ----------
Revenues:..............................................  $4,546,574     $(4,275,391)    $  271,183
Cost of revenues:......................................   2,798,667      (2,499,482)       299,185
                                                         ----------     -----------     ----------
Gross Profit...........................................   1,747,907      (1,775,909)       (28,002)
Selling general and administrative.....................   2,205,343      (2,105,343)       100,000
                                                         ----------     -----------     ----------
Operating loss.........................................    (457,436)        329,434       (128,002)
Other income/expense, net..............................      (4,682)          4,682             --
                                                         ----------     -----------     ----------
Net Loss...............................................  $ (462,118)    $   334,116     $ (128,002)
                                                         ==========     ===========     ==========
Net Loss per share (before Special Options):
Basic and diluted......................................  $     (.04)                    $     (.01)
                                                         ==========                     ==========
Weighted average shares (before Special Options):
Basic and diluted......................................  11,429,291                     11,429,291
Net loss per share (after Special Options):
Basic and diluted......................................          NA                     $      .00

Weighted average shares (after Special Options)........          NA                     17,028,452
                                                         ==========                     ==========


------------------------


(1) Elimination of sales, costs of sales and selling, general and administrative expenses related to the sale of the Company's assets.

                             HELPMATE ROBOTICS INC.

                       PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                                         PRO FORMA
                                                         HISTORICAL   ADJUSTMENTS (1)   PRO FORMA
                                                         ----------   ---------------   ----------
Revenues:..............................................  $2,326,013     $(2,326,013)    $       --
Cost of revenues:......................................   1,297,750      (1,297,750)            --
                                                         ----------     -----------     ----------
Gross Profit...........................................   1,028,263      (1,028,263)            --
Selling general and administrative.....................   1,372,530      (1,272,530)       100,000
                                                         ----------     -----------     ----------
Operating loss.........................................    (344,267)        244,267       (100,000)
Other income/expense, net..............................      (7,155)          7,155             --
                                                         ----------     -----------     ----------
Net Loss...............................................  $ (351,422)    $   251,422     $ (100,000)
                                                         ==========     ===========     ==========
Net Loss per share (before Special Options):
Basic and diluted......................................  $     (.03)                    $     (.01)
                                                         ==========                     ==========
Weighted average shares (before Special Options):
Basic and diluted......................................  14,276,238                     14,276,238
Net Loss per share (after Special Options):
Basic and diluted......................................         N/A                     $      .00

Weighted average shares (after Special Options):                N/A                     19,875,399
                                                         ==========                     ==========


------------------------

(1) Elimination of sales, costs of sales and selling, general and administrative expenses related to the sale of the Company's assets.

                             HELPMATE ROBOTICS INC.
                PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 1999


                                                                  PRO FORMA
                                                   HISTORICAL    ADJUSTMENTS            PRO FORMA
                                                   -----------   ------------          -----------
ASSETS

Current assets:
Cash.............................................  $   399,025   $   (399,025)(1)      $ 1,250,000
                                                                   11,050,000 (2)
                                                                   (9,800,000)(4)
Accounts Receivable net of allowance for doubtful
  accounts.......................................      239,498       (239,498)(1)               --
Inventory, net of reserve for obsolescence.......      576,881       (576,881)(1)               --
                                                   -----------   ------------          -----------
Total current assets.............................    1,215,404         34,596            1,250,000
Property and equipment, net of accumulated
  depreciation and amortization..................    1,008,596     (1,008,596)(1)               --
Deposits.........................................      113,189       (113,189)(1)               --
Cash held in escrow..............................           --      1,250,000 (2)        1,250,000
                                                   -----------   ------------          -----------
                                                   $ 2,337,189   $    162,811          $ 2,500,000
                                                   ===========   ============          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable.................................  $   121,428   $    (95,059)(1)      $    26,369
Accrued Expenses.................................      498,502        550,356 (1)(6)     1,048,858
Notes payable....................................       98,086             --               98,086
Deferred revenue.................................       96,890        (14,669)(1)           82,221
                                                   -----------   ------------          -----------
Total current liabilities........................      814,906        440,628            1,255,534
Stockholders Equity..............................    1,522,283      9,522,183 (3)        1,244,466
                                                                   (9,800,000)(4)
                                                   -----------   ------------          -----------
                                                   $ 2,337,189   $    162,811          $ 2,500,000
                                                   ===========   ============          ===========

Book value per share before Special Options......  $       .11                         $       .09
                                                   ===========                         ===========
Shares at end of period before Special Options...   14,372,152                          14,372,152
                                                   ===========                         ===========
Book value per share after Special Options.......          N/A                         $       .06
                                                   ===========                         ===========
Shares at end of period after Special Options....          N/A                          19,971,313
                                                   ===========                         ===========


------------------------


(1) Reflects assets that will be sold and includes liabilities that will be assumed by the Buyer in connection with the Proposed Sale.


(2) To reflect proceeds resulting from and related to the Proposed Sale.



    Proceeds:
    Cash from sale of assets (See Note 5)...................  $12,500,000
    Estimated purchase price adjustments....................     (200,000)
    Cash held in escrow for two years.......................   (1,250,000)
                                                              -----------
    Net proceeds............................................  $11,050,000
    Estimated distributions (See Note 4)....................   (9,800,000)
                                                              -----------
                                                              $ 1,250,000
                                                              ===========

(3) Estimated book gain resulting from the proposed sale calculated as follows:



    Gross proceeds (See Note 5).............................  $12,500,000
    Estimated Purchase Price Adjustments....................     (200,000)
    Net book value of acquired assets.......................   (2,227,817)
    Taxes and transaction costs (See Note 6)................     (550,000)
                                                              -----------
    Book gain...............................................  $ 9,522,183
                                                              ===========



(4) Estimated Initial Distribution of $9,800,000.



(5) Exclusive of $300,000 Waiver and Releases Payment paid directly by Buyer to Connecticut Innovations.



(6) Includes the $100,000 Waiver and Release Payment paid by the Company to Connecticut Innovations.

              BUSINESS OF THE COMPANY FOLLOWING THE PROPOSED SALE

    As a result of the Proposed Sale, substantially all of the Company's assets will be sold, and certain of its liabilities will be assigned to and assumed by the Buyer, and the Company will retain cash, certain remaining net loss carry forwards (which may be used to offset future income, if any) and certain liabilities. Set forth below is a description of the Company's business as proposed to be operated following consummation of the Proposed Sale. The stockholders of the Company will not have an opportunity to vote separately on the Proposed Sale and the change in the nature of the Company's business. A vote for the approval of the Proposed Sale is also a vote for a change in the nature of the Company's business. See "RISK FACTORS."

BUSINESS PLAN

    Upon consummation of the Proposed Sale, the business objective of the Company (hereinafter, "POST-SALE HRI") will be to effect a business combination with an operating business which Post-Sale HRI believes has potential to increase stockholder value. Any such business combination would depend on the availability of attractive candidates and the Company's ability to consummate any such business combination. Post-Sale HRI intends to use its available cash after payment of the Initial Distribution, together with additional equity or debt, if any, or a combination thereof, in effecting a business combination. Post-Sale HRI will endeavor to structure any business combination in a manner which would not require a substantial capital investment by Post-Sale HRI of the net proceeds of the Proposed Sale. Post-Sale HRI may at any time cease to pursue this business objective, and may consider other alternatives, including recommending the dissolution of Post-Sale HRI to its stockholders.

    Of the various methods and forms by which Post-Sale HRI may structure a business combination, Post-Sale HRI may use, without limitation, one of the following forms: (i) a merger or consolidation of the new operating business into or with Post-Sale HRI; (ii) a merger or consolidation of the new operating business into or with a subsidiary of Post-Sale HRI,; (iii) an acquisition of all, a controlling amount or a minority interest in the equity of a new operating business; (iv) an acquisition of the assets of a new operating business by Post-Sale HRI or a subsidiary; (v) a merger or consolidation of Post-Sale HRI with or into the new operating business or subsidiary thereof;
(vi) a leveraged buyout transaction in which most of the purchase price is provided by borrowings; or (vii) a combination of any of the foregoing. The actual form and structure of a business combination may also be dependent upon numerous other factors pertaining to the new operating business and its stockholders as well as potential tax and accounting treatments afforded the business combination.

    The Company has not identified any acquisition candidates or the availability of financing arrangements, and there can be no assurance that any business combination will be accomplished or, if accomplished, it will result in increased stockholder value. The Company has not chosen (nor will it choose prior to the completion of the Proposed Sale) any particular area of business in which it may propose to engage. Post-Sale HRI, however, would not engage in any business which would cause it to be in violation of the non-competition provisions of the Sale Agreement. See "THE PROPOSED SALE--THE COMPANY'S NON-COMPETE RESTRICTIONS." The Company has not conducted any market studies with respect to any business, property or industry. Nothing contained herein is, nor shall it be deemed to be, a representation regarding the viability of Post-Sale HRI, or of the availability, viability or success of any subsequent business combinations or the results of operations of Post-Sale HRI in connection with such subsequent business combinations or business venture. While Post-Sale HRI expects to explore possible business combinations with more than one prospective operating business, there can be no assurance that any business combination transaction will be effected. See "RISK FACTORS" below for important factors that should be considered in connection with the realization of Post-Sale HRI's business objective.


    This newly reconfigured Company will endeavor to effect a business combination transaction that will add to stockholder value. Mr. Engelberger, at the direction of the Board of Directors, will initially have the primary responsibility of seeking potential business combinations. The Company currently intends to pursue this business strategy for a period of six months following the closing of the Proposed Sale. Prior to the end of that period, if no business combination has been effected and Post-Sale HRI determines that no potential business combination is reasonably likely to occur, Post-Sale HRI would terminate this business strategy and would consider what appropriate action to take at that point. Such appropriate action could include the dissolution and winding up of Post-Sale HRI. The dissolution of Post-Sale HRI would require the vote of its stockholders.


    The ability to acquire and to successfully and profitably operate a new operating business, if any, will be subject to substantial business risks. See "RISK FACTORS."

TRANSITION ACTIVITIES AND OPERATIONS


    It is anticipated that the sole executive officer of Post-Sale HRI will initially consist of Mr. Engelberger who will implement Post-Sale HRI's strategy of pursuing business combinations with new operating businesses at the direction of the Board of Directors. Mr. Engelberger expects to devote no more than approximately three days per month of his professional time to the business of Post-Sale HRI. At the present time, it is the intention of management and the Board of Directors to meet or be in telephone contact periodically to review business opportunities and evaluate potential business combinations. Prior to any such business combination, Mr. Engelberger will administer the affairs of Post-Sale HRI (including financial reporting matters, general administrative concerns and the payment of retained liabilities) with the assistance of consultants hired on an as needed basis. The need for employees or consultants and their availability will be addressed in connection with the decision of whether or not to acquire a new operating business or otherwise participate in a specific business combination. HRI is unable to make any estimate as to the future number of employees which may be necessary, if any, to work for Post-Sale HRI. If a new operating business is acquired, it is possible that the existing staff of that new operating business would be hired by Post-Sale HRI.


STRUCTURE AND FINANCING OF BUSINESS COMBINATIONS

    No agreements, commitments or understandings have been made with any operating business candidates. No assurances can be made that future discussions will result in definitive agreements, although it is the Company's intention to proceed diligently with the implementation of Post-Sale HRI's business plan.


    It is anticipated that Post-Sale HRI would use cash, equity, debt or a combination of these to achieve a business combination. POST-SALE HRI WILL ENDEAVOR TO USE NO MORE THAN $100,000 OF THE PROCEEDS OF THE PROPOSED SALE RECEIVED AT CLOSING TO STRUCTURE ANY BUSINESS COMBINATION. POST-SALE HRI WOULD NOT USE ANY OF THE HOLDBACK AMOUNT TO STRUCTURE ANY BUSINESS COMBINATION. Post-Sale HRI may borrow funds to increase the amount of capital available for a business combination or otherwise finance the operation of the new operating business. The amount and nature of any borrowings by Post-Sale HRI will depend on numerous considerations including its capital requirements, its perceived ability to service such debt and prevailing conditions in the financial markets and the general economy. Although Post-Sale HRI has no commitments to issue any Common Stock, Post-Sale HRI may issue a substantial number of additional shares in connection with a business combination. To the extent that such additional Shares are issued, dilution to the interest of Post-Sale HRI's stockholders may occur and the value of the Shares may be adversely affected. To the extent required by applicable law in connection with any material future business combinations or with respect to the issuance of its securities, Post-Sale HRI would file all proxy materials required to be filed with the Commission, would solicit proxies in accordance with the requirements of the applicable securities laws with respect to meetings where such business combinations or securities issuances were to be approved by its stockholders, and would file any requisite registration statements under the applicable securities laws in connection with such business combinations or securities issuances. See "RISK FACTORS."

INFORMATION ABOUT CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

    The following table sets forth information based upon the Company's records and Securities and Exchange Commission filings with respect to each executive officer, each director and nominee for director, each person known to be a beneficial owner of more than 5% of the Common Stock of the Corporation and all executive officers and directors as a group as of November 4, 1999. Under the rules and regulations of the Securities and Exchange Commission, a person is deemed to own beneficially all securities of which that person owns or shares voting or investment power as well as all securities which may be acquired through the exercise of currently available conversion, warrant or option rights. Unless otherwise indicated, each such person possesses sole voting and investment power with respect to the shares owned by him.


                                                ADDRESS                    SHARES     PERCENT
                                                -------                   ---------   --------
Connecticut Financial           c/o Prospect Street Connecticut Capital   1,014,188     7.06%
Developments, LP                Inc.
                                250 Park Avenue, 17th Floor
                                New York, NY 10177
Robert Gault (1)                91 Shelby Street                            806,060     5.53%
                                Eminence, KY 40019
Gabriel Kaplan (2)              9551 Hidden Valley Road                   1,099,091     7.49%
                                Beverly Hills, CA 90210
The Boston Group, LP (3)        545 Madison Avenue, 14(th) Floor          2,411,866    14.37%
                                New York, NY 10022
Connecticut Innovations,        999 West Street                           3,144,822    20.54%
Incorporated (4)                Rocky Hill, CT 06067
Joseph F. Engelberger(5)        HelpMate Robotics Inc.                    2,139,048    14.25%
                                22 Shelter Rock Lane
                                Danbury, CT 06810
Fred T. Cordano (6)(7)          HelpMate Robotics Inc.                       81,555       (9)
                                22 Shelter Rock Lane
                                Danbury, CT 06810
Howard E. Motter (8)            810 Monroe Turnpike                          30,000       (9)
                                Monroe, 06468
Theodore Sall (8)               47 Lake View Drive                           43,000       (9)
                                Old Tappan, NJ 07675
Sheldon Sandler (8)             11131 Taylor Court                           30,000       (9)
                                Lawrenceville, NJ 08648
Joseph Cote (8)                 19 Mallard Drive                             30,000       (9)
                                Huntington, NY 11743
All Directors and Executive                                               2,353,603    15.47%
Officers as a Group (6)(7)(8)


------------------------

(1) Includes warrants to purchase 200,000 Shares.

(2) Includes warrants to purchase 300,000 Shares.

(3) Consists of warrants to purchase 2,411,866 Shares.

(4) Includes warrants to purchase 938,939 Shares.


(5) Includes 72,589 Shares of owned by Mr. Engelberger's wife, Margaret Engelberger, but does not include Shares beneficially owned by Mr. Engelberger's adult children or his brother. Also includes 311,616 Shares owned by the Joseph F. Engelberger Foundation. Includes options to purchase 64,543 shares whose vesting will be accelerated as a result of the Proposed Sale. See "CONFLICTS OF INTEREST OF MR. ENGELBERGER." Also includes warrants to purchase 504,200 Shares, and options to purchase 72,613 Shares.



(6) Includes options to purchase 44,161 shares whose vesting will be accelerated as a result of the Proposed Sale.


(7) Include Options to purchase 32,468 Shares.

(8) Includes options to purchase 30,000 shares owned by each such person.

(9) Less than one percent.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies for the Special Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telecopier, telegram and telephone. The Company will use the services of American Stock Transfer & Trust Company to assist in soliciting proxies, and expects to pay a nominal fee for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesigned, may also request the return of proxies by telephone, telecopier, telegram or in person.

                             STOCKHOLDER PROPOSALS

    As more fully explained in the Company's Bylaws, stockholder proposals intended to be presented at any meeting of stockholders, including the Special Meeting, including proposals for the nomination of directors, removal of directors, amendments to the Company's Certificate of Incorporation or Bylaws or the repeal of a bylaw, must be received in writing by the Company's Secretary, no later than 50 days in advance of the meeting of stockholders, or, if fewer than 50 days' notice or prior public disclosure of the meeting date is given or made by the Company, not later than the seventh day after which notice was mailed or such public disclosure was made.

                              INDEPENDENT AUDITORS

    Representatives of Arthur Andersen LLP, the Company's independent auditors, are expected to be present at the Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


    As required by law, the Company files reports, proxy statements and other information with the SEC (SEC file number 1-14160). These reports, proxy statements and other information contain additional information about the Company. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the SEC:
500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at http://www.sec.gov.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 19, 1999.



OTHER REPORTS



    Attached hereto and incorporated herein are copies of the following documents which have been filed by the Company with the Commission:



    (a) The Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1998, which is attached hereto as Appendix D; and



    (b) The Company's Quarterly Report on Form 10-QSB, as amended, for the nine months ended September 30, 1999, which is attached hereto as Appendix E.

OTHER BUSINESS

    The Board does not intend to bring any matters before the Special Meeting other than those set forth in the accompanying notice. The Board knows of no other matters to be brought before the Special Meeting by others. However, if any other matters are brought before the meeting, the proxies named in the enclosed form of proxy will vote in accordance with their judgment on such matters.

                                          By Order of the Board of Directors,


                                          Prudence Shepard
                                          Assistant Secretary
                                          December 19, 1999

                                                                      APPENDIX A

                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 14, 1999, is between Pyxis Corporation, a Delaware corporation ("Buyer"), and Helpmate Robotics, Inc., a Connecticut corporation ("Seller").

                                   RECITALS :

    A. Seller is in the business of developing, manufacturing and marketing mobile robotic systems which are distinguished by their ability to navigate autonomously without the need for fixed tracks or guide wires, and selling other robot components; and

    B. Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used or useful in the business of Seller on the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer and Seller hereby agree as follows:

                       ARTICLE I. ASSETS TO BE PURCHASED

    Section 1.1. DESCRIPTION OF ASSETS. Except for Excluded Assets (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller at the Time of Closing in and to all of the assets, properties, rights (contractual or otherwise) and business of Seller wherever located, including, without limitation, those set forth below:

    (a) All machinery, equipment (including, without limitation, computer hardware), tooling, parts, furniture, supplies, and other tangible personal property (the "Personal Property") including, without limitation, the Personal Property listed on Schedule 1.1(a)(1);

    (b) All raw materials, component parts, production and non-production supplies, work-in-process and finished goods inventory and other inventory of Seller (the "Inventory"), including, without limitation, the Inventory listed on
Schedule 1.1(b);

    (c) All franchises, licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body (to the extent the same are transferable) (the "Permits"), including, without limitation, the Permits listed on Schedule 1.1(c);

    (d) All patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, computer software, trademarks (including, without limitation, the trademarks for the names "HelpMate" and "LabMate"), names (including, without limitation, the names "LightRanger" and "BiSight"), service marks, trade names, copyrights, symbols, logos, trade secrets, franchises, formulas, manufacturing data, blueprints, drawings and permits and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, which Seller owns or has the right to use or to which Seller is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office (collectively, the "Proprietary Rights") including, without limitation, the Proprietary Rights listed on Schedule 1.1(d);

------------------------

(1) Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule attached to this Agreement and incorporated into this Agreement by such reference.

    (e) All leases of equipment, computer hardware, machinery, vehicles or other tangible personal property (the "Personal Property Leases"), including, without limitation, the Personal Property Leases listed on Schedule 1.1(e);

    (f) All contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, to which Seller is a party (whether or not legally bound thereby) (the "Contracts"), including, without limitation, the Contracts listed on Schedule 1.1(f);

    (g) All accounts receivable and notes receivable, deposits, prepaid expenses and other miscellaneous assets of Seller, including, without limitation, the items listed on Schedule 1.1(g);

    (h) All causes of action, judgments, claims or demands of whatever kind or description which Seller has or may have against any other person or entity (the "Seller's Claims"), including, without limitation, the Seller's Claims listed on
Schedule 1.1(h);

    (i) All automobiles, trucks and other vehicles (the "Vehicles"), including, without limitation, the Vehicles described on Schedule 1.1(i);

    (j) All books of account, customer lists, supplier lists, files, papers and records;

    (k) All telephone and facsimile numbers and web site addresses;

    (l) All goodwill of or relating to the business of Seller; and

    (m) All cash and cash equivalents.

    Notwithstanding the foregoing, there shall be excluded from the assets, properties, rights (contractual and otherwise) and business of Seller to be conveyed, sold, transferred, assigned and delivered to Buyer under this Agreement all items listed or described on Schedule 1.1(x) (the "Excluded Assets"). All of the assets, properties, rights (contractual and otherwise) and business to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are hereinafter collectively referred to as the "Property."

    Section 1.2. NON-ASSIGNMENT OF CERTAIN PROPERTY. To the extent that the assignment hereunder of any of the Contracts or Personal Property Leases shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that with respect to any Contract or Personal Property Lease set forth on Schedule 7.1(f), Seller shall use its best efforts to obtain the consent of such other party to an assignment to Buyer, and with respect to any Contract or Personal Property Lease not set forth on Schedule 7.1(f), Seller shall use commercially reasonable efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits of any such Contract or Personal Property Lease including, without limitation, enforcement for the account and benefit of Buyer of any and all rights of Seller against any other person with respect to any such Contract or Personal Property Lease.

                     ARTICLE II. ASSUMPTION OF OBLIGATIONS

    Section 2.1. ASSUMPTION OF CERTAIN LIABILITIES. Buyer shall assume, and indemnify (in accordance with the rights, procedures and limitations set forth in Article VIII of this Agreement) Seller and the Seller Indemnified Parties (as defined herein) with respect to, hold Seller and the Seller Indemnified Parties harmless from and defend Seller and the Seller Indemnified Parties against
(a) the liabilities
and obligations of Seller arising under the Personal Property Leases listed on
Schedule 1.1(e) and the Contracts listed on Schedule 1.1(f) to the extent such liabilities and obligations arise and are first required to be performed after the Closing and such Contracts and Personal Property Leases are actually assigned to Buyer or Buyer gets the benefit of such Contracts and Personal Property Leases, and (b) the liabilities of Seller set forth on Schedule 2.1. All of the liabilities of Seller being assumed by Buyer are hereinafter referred to as the "Assumed Liabilities" and the liabilities of Seller set forth on
Schedule 2.1 being assumed by Buyer are hereinafter referred to as the "Schedule
2.1 Liabilities".

    Section 2.2. LIABILITIES NOT ASSUMED. With the exception of the Assumed Liabilities, Buyer shall not, by the execution or performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (the "Retained Liabilities"), including, without limitation, any liability or obligation of Seller to any Governmental Authority (as defined herein) with respect to unpaid Taxes (as defined in Section 4.2(i)(v)). Seller shall pay or otherwise satisfy in full, when due, all liabilities and obligations of Seller, other than the Assumed Liabilities.

                          ARTICLE III. PURCHASE PRICE

    Section 3.1. CONSIDERATION. Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the sale by Seller to Buyer of the Property and the representations, warranties and covenants made by Seller to
Buyer:

    (a) Buyer shall assume, and indemnify Seller and the Seller Indemnified Parties with respect to, hold Seller and the Seller Indemnified Parties harmless from and defend Seller and the Seller Indemnified Parties against (in accordance with the rights, procedures and limitations set forth in Article VIII of this Agreement), the Assumed Liabilities at the Time of Closing as provided in
Section 2.1 of this Agreement; and

    (b) Subject to Section 3.3 of this Agreement, the purchase price for the Property shall be $12,500,000 (the "Purchase Price"), payable in accordance with
Section 3.2.

    Section 3.2. Payment of Purchase Price. The Purchase Price set forth in
Section 3.1(b) shall be paid at the Time of Closing by Buyer as follows:

    (a) An amount equal to $11,250,000 (the "Closing Date Payment"), less any deduction pursuant to Section 3.3(a) of this Agreement, payable by delivery to Seller by wire transfer of immediately available funds to a bank account designated by Seller in writing prior to the Time of Closing; and

    (b) An amount equal to $1,250,000 (the "Holdback Amount"), payable by deposit into an escrow account at the Closing to be held in accordance with the terms and conditions of an Escrow Agreement by and among Buyer, Seller and Bank One Trust Company, NA, a national banking association, in the form attached hereto as Exhibit 3.2(b) (the "Escrow Agreement").

    Section 3.3.  ADJUSTMENT OF PURCHASE PRICE.

    (a) Not less than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer an estimate of the Closing Date Net Current Asset Value (as determined pursuant to clause (d) below) of Seller as of the Time of Closing, determined on an accrual basis in accordance with generally accepted accounting principles ("GAAP"), consistently applied (the "Estimated Closing Date Net Current Asset Value"). To the extent that the Estimated Closing Date Net Current Asset Value is less than zero, such difference (the "Estimated Closing Date Net Current Asset Value Deficiency") will be deducted from the Closing Date Payment to be paid to Seller.

    (b) As promptly as practicable (but in no event later than thirty (30) days after the Closing Date), Seller shall deliver to Buyer a balance sheet of Seller dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and an accompanying closing statement (the "Closing Statement") reasonably detailing Seller's determination of the Closing Date Net Current Asset Value of Seller and the Book Asset Value (as defined in clause (d) below) of Seller. For purposes of this Section 3.3, the Closing Date Balance Sheet shall be: (i) prepared as if it were a year-end balance sheet (including typical year-end adjustments customarily made by Seller); (ii) prepared in accordance with GAAP, applied on a basis consistent with that used to prepare the balance sheet included in the Audited Statements using the accrual basis method; provided, however, the Closing Date Balance Sheet shall not be required to be audited; and (iii) in a format identical to the balance sheet included in the Audited Statements. The accounting procedures used to prepare the Closing Date Balance Sheet shall include the taking of a physical inventory as of ten
(10) days immediately preceding the Closing Date (the "Inventory Test Date") and a subsequent adjustment to reflect sales which occur during the period beginning on the Inventory Test Date and ending on the Closing Date. Buyer and its independent public accountant shall be entitled to observe the taking of such physical inventory. During such ten (10) day period, Buyer and its accountants shall be permitted to discuss with Seller and its accountants the proposed Closing Date Balance Sheet and, provided Buyer executes and delivers a letter agreement in the form of Exhibit 3.3(b), Buyer and its accountants shall from and after the Time of Closing have full access upon reasonable notice at all reasonable times during normal business hours to the work papers and supporting records of Seller and its accountants so as to permit Buyer and its accountants to make copies of such work papers and supporting records and to allow Buyer to become informed concerning all matters relating to the preparation of the Closing Date Balance Sheet and the accounting procedures, methods, tests and approaches being utilized in connection therewith. Buyer must, within sixty (60) days after Buyer's receipt of the Closing Date Balance Sheet and the Closing Statement, give written notice (the "Notice") to Seller specifying in reasonable detail Buyer's objections, if any, with respect thereto. If Buyer does not timely deliver the Notice, Seller's determination of the Closing Date Balance Sheet, Closing Date Net Current Asset Value and the Book Asset Value shall be final, binding and conclusive on Seller and Buyer. With respect to any disputed amounts, Seller and Buyer shall meet in person and negotiate in good faith during the ten (10) business day period (the "Resolution Period") after the date of Seller's receipt of the Notice to resolve any such disputes. If Seller and Buyer are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all disputes shall be submitted to a nationally recognized public accounting firm selected by Seller and Buyer (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within fifteen (15) business days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on Seller and Buyer, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines is the non-prevailing party.

    (c) If the Closing Date Net Current Asset Value is less than zero and less than the Estimated Closing Date Net Current Asset Value, Seller shall pay to Buyer, within thirty (30) business days after the final determination of the Closing Date Net Current Asset Value pursuant to this Section 3.3, the difference between the Closing Date Net Current Asset Value and the Estimated Closing Date Net Current Asset Value (the "Closing Date Net Current Asset Value Deficiency") (together with interest at the rate of nine percent (9%) per annum from the Closing Date until paid). If the Book Asset Value is less than $1,900,000, Seller shall pay to Buyer, within thirty (30) business days after the final determination of the Book Asset Value pursuant to this Section 3.3, the amount that the Book Asset Value is less than $1,900,000 (the "Book Asset Value Deficiency") (together with interest at the rate of nine percent (9%) per annum from the Closing Date until paid). If the Closing Date Net Current Asset Value Deficiency or any interest thereon due to Buyer, or the Book Asset Value Deficiency or any interest thereon due to Buyer, as the case may be, is not paid to Buyer within thirty (30) business days after the final determination of the Closing Date Net Current Asset Value or the Book Asset Value, as the case may be, pursuant to this Section 3.3, Buyer shall have the right, but not the obligation, to withdraw the Closing Date Net Current Asset Value Deficiency or the Book Asset Value Deficiency, as the case may be, from the Holdback Amount (together with interest at the rate of nine percent (9%) per annum from the Closing Date until withdrawn).

    (d) The "Closing Date Net Current Asset Value" shall be determined by subtracting: (i) the sum of the Schedule 2.1 Liabilities shown on the Closing Date Balance Sheet, from (ii) the amount of cash and cash equivalents shown on the Closing Date Balance Sheet. The "Book Asset Value" shall mean the book value (as determined in accordance with GAAP) of the assets being purchased by Buyer hereunder as reflected on the Closing Date Balance Sheet (x) decreased by (A) the amount of cash and cash equivalents reflected on the Closing Date Balance Sheet, and (B) accumulated depreciation relating to such assets as of the Time of Closing, and (y) increased by the net proceeds actually received by Seller prior to the Time of Closing in respect of sales of inventory and robots made by Seller in the ordinary course of business consistent with past practice; provided, however, that such proceeds are either transferred to Buyer on the Closing Date or are used by Seller prior to the Time of Closing to discharge the
Schedule 2.1 Liabilities.

    Section 3.4. PURCHASE PRICE ALLOCATION. Seller and Buyer hereby agree that the Purchase Price shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on Schedule 3.4. Buyer and Seller shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth on
Schedule 3.4.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

    Section 4.1. Buyer represents and warrants to Seller that:

    (a) ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Buyer is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 10.13) on Buyer. Buyer is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as amended and restated (the "Buyer Certificate"), or Bylaws, as amended and restated (the "Buyer Bylaws").

    (b) CORPORATE POWER AND AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

    (c) CONFLICTS, CONSENTS AND APPROVAL. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will:

        (i) conflict with, or result in a breach of any provision of, the Buyer Certificate or Buyer Bylaws;

        (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries is a party;

        (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its subsidiaries or their respective properties or assets; or

        (iv) require any action or consent or approval of, or review by, or registration or filing by Buyer or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), except that which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or upon the ability of Buyer to consummate the transactions contemplated hereby.

    (d) BROKERAGE AND FINDER'S FEES. Neither Buyer nor any of its shareholders, directors, officers or employees has incurred, or will incur, on behalf of Buyer, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

    (e) BUYER'S FINANCIAL CONDITION. Buyer has, and at the Time of Closing will have, the financial capacity to pay the Closing Date Payment, less any deduction pursuant to Section 3.3(a) of this Agreement, and the Holdback Amount as set forth in Section 3.2.

    Section 4.2. Seller represents and warrants to Buyer that:

    (a) ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Except as set forth on Schedule 4.2(a), Seller is duly qualified to do business and in good standing in each jurisdiction listed on
Schedule 4.2(a), is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Seller. Seller is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation (the "Seller Articles"), or its By-laws, as in effect on the date hereof (the "Seller By-laws"). Seller has heretofore furnished to Buyer a complete and correct copy of the Seller Articles and the Seller By-laws.

    (b) SUBSIDIARIES. Seller does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Seller is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

    (c) CORPORATE POWER AND AUTHORITY. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, other than the approval of its shareholders as required by the laws of the State of Connecticut. Upon approval of this Agreement by Seller's shareholders as required by the laws of the State of Connecticut, this Agreement shall be duly executed and delivered by Seller and shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

    (d) CAPITALIZATION OF SELLER. As of July 28, 1999, Seller's authorized capital stock consisted solely of 40,000,000 shares of common stock, no par value ("Seller Common Stock"), of which (i) 14,201,402 shares were issued and outstanding. Each outstanding share of Seller Common Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 4.2(d), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Seller by Seller or, to the knowledge of Seller, any other person or entity, nor are there outstanding any securities which are convertible into or exchangeable for any shares of Seller Common Stock, and Seller has no obligation of any kind to issue any additional securities or to pay for securities of Seller or any predecessor. The issuance and sale of all of the shares of Seller Common Stock have been in compliance with federal and state securities laws.

    (e) CONFLICTS; CONSENTS AND APPROVALS. Except as set forth in Schedule 4.2(e), and subject to the approval of this Agreement by the Seller's shareholders as required by the laws of the State of Connecticut, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will:

        (i) conflict with, or result in a breach of any provision of, the Seller Articles or the Seller By-laws;

        (ii) violate, in any material respect, or result in a material breach of any provision of, or constitute a material default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Seller is a party;

        (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller; or

        (iv) require any action or consent or approval of, or review by, or registration or filing by Seller or any of its affiliates with, any third party or any Governmental Authority, other than (A) approval of this Agreement and the transactions contemplated hereby by Seller's shareholders at a special meeting of shareholders (the "Special Meeting"), and (B) the filing of a proxy statement and other proxy materials with the United States Securities and Exchange Commission ("SEC").

    (f) ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, and except as set forth on Schedule 4.2(f) or in Seller's Form 10-QSB Quarterly Report under
Section 13 of 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal quarter ended June 30, 1999, a copy of which has been made available to the Buyer through EDGAR (the "Seller's June 30, 1999 10-QSB"), there has not been:

        (i) Any material adverse change in the business, operations, assets, properties, customer base, rights or condition (financial or otherwise) of Seller or any material adverse change relating to Seller's relationship with any material customer.

        (ii) Any declaration, setting aside or payment of any dividend or any distribution (in cash or in kind) to any shareholder of Seller, or any direct or indirect redemption, purchase or other acquisition by Seller of any of its capital stock or any options, warrants, rights or agreements to purchase or acquire such stock;

        (iii) Any increase in amounts payable by Seller to or for the benefit of, or committed to be paid by Seller to or for the benefit of, any shareholder, director, officer or other consultant, agent or employee of Seller whose total annual compensation exceeds $50,000 or any relatives of such person, or any increase in any benefits granted under any bonus, stock option, profit-sharing, pension, retirement, severance, deferred compensation, group health, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with or for the benefit of any such person;

        (iv) Any material transaction entered into or carried out by Seller other than in the ordinary and usual course of business consistent with past practices;

        (v) Any material borrowing or agreement to borrow funds by Seller, any incurring by Seller of any other obligation or liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of Seller's business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person by Seller;

        (vi) Any material change in Seller's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

        (vii) Any material mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of Seller;

        (viii) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the properties or assets of Seller, other than sales in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers, shareholders, or other affiliates of Seller;

        (ix) Any purchase of or any agreement to purchase assets (other than purchases in the ordinary course of business consistent with past practices) for an amount in excess of $25,000 for any one purchase or $50,000 for all such purchases made by Seller or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Seller exceeding an aggregate of $50,000;

        (x) Any loan or advance made by Seller to any person other than loans made to Seller's customers in the ordinary course of business consistent with past practices not exceeding $50,000, in the aggregate;

        (xi) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which Seller is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

        (xii) Any labor dispute or disturbance adversely affecting the business operations, prospects or condition (financial or otherwise) of Seller, including, without limitation, the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down.

    (g) OFFICERS, EMPLOYEES AND COMPENSATION. Schedule 4.2(g) sets forth the names of all directors, officers and employees of Seller, the total salary, bonus, fringe benefits and perquisites each received from Seller in the year ended December 31, 1998, and any changes to the foregoing which have occurred subsequent to December 31, 1998. Except as disclosed in Schedule 4.2(g), there are no other forms of compensation paid to any such director, officer or employee of Seller. Except as disclosed in Schedule 4.2(g), the amounts accrued on the books and records of Seller for vacation pay, sick pay, and all commissions and other fees payable to agents, salesmen and representatives will be adequate to cover Seller's liabilities for all such items. Except as set forth in Schedule 4.2(g), Seller has not become obligated, directly or indirectly, to any shareholder, director or officer of Seller or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Schedule 4.2(g), to the knowledge of Seller, no shareholder, director, officer, agent or employee of Seller or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with, Seller. Seller has no agreement or understanding with any shareholder, director, officer, employee or representative of Seller which would influence any such person not to become associated with Buyer from and after the Closing or from serving Buyer after the Closing in a capacity similar to the capacity presently held.

    (h)  FINANCIAL STATEMENTS.

        (i) Seller has furnished to Buyer the audited balance sheet of Seller as of December 31, 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the period then ended, including, in each case, the related notes (collectively, the "Audited Statements"). The Audited Statements have been made available to the Buyer through EDGAR, have been prepared from and are in accordance with the books and records of Seller, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, and fairly present the financial condition of Seller as of the date stated and the results of operations of Seller for the period then ended in accordance with such practices. The Audited Statements have been prepared by Seller based on the assumption that Seller will continue as a going concern.

        (ii) When delivered in accordance with Section 5.12, the balance sheet and the related statements of income for Seller as of the end of each calendar month after the date hereof (the "Interim Statements") shall have been prepared from and in accordance with the books and records of Seller, shall be true and correct and shall fairly present the financial condition of Seller as of such date and the results of operations of Seller for such period in accordance with such practices.

    (i)  TAXES.

        (i) Except as set forth in Schedule 4.2(i), Seller has duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined below in Section 4.2(i)(v)) and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Seller prior to the date hereof. All of the foregoing Tax Returns and reports are true and correct, and Seller has paid or, prior to the Closing, will pay all Taxes (as defined below in Section 4.2(i)(v)), interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority. The unpaid Taxes of Seller do not, as of the date hereof and as of the Closing Date, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet of Seller included in the Audited Statements (as distinguished from in any notes thereto). Seller will not have any liability for any Taxes in excess of the amounts so paid or reserves so established and Seller is not delinquent in the payment of any material Tax, assessment or governmental charge and it has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed. No deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Seller for which there are not adequate reserves. Except as set forth in Schedule 4.2(i), Seller is not the subject of any Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of

    Seller (other than liens for Taxes not yet due). No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

        (ii) Except as set forth in Schedule 4.2(i), Seller is not obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Seller is not now nor has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Seller which (A) requires Seller to make any Tax payment to or for the account of any other person, (B) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Seller, (C) requires or permits the transfer or assignment of income, revenues, receipts or gains to Seller, from any other person, or (D) otherwise requires Seller to indemnify any other person in respect of Taxes.

        (iii) Schedule 4.2(i) sets forth (A) a list of all jurisdictions (whether foreign or domestic) to which any material Tax is or has been properly payable by Seller, (B) all sales for which gain has been reported under the installment method of accounting for Tax purposes and for which gain has to be recognized for Tax purposes by Seller subsequent to the Closing Date, (C) all rulings or determinations obtained by Seller from any Governmental Authority responsible for the imposition of any Tax that may affect Seller subsequent to the Closing Date, (D) all Seller returns with respect to which the applicable period for assessment under Applicable Law (as defined in Section 4.2(j)), after giving effect to extensions or waivers, has not expired, (E) any material intercompany items (as described in Treasury Regulations Section 1.1502-13(b)(2) or in similar state or local income Tax provisions) resulting from any intercompany transaction to which Seller is a party, (F) a list of all pending Tax audits or inquiries, and
    (G) any Tax reserves included in the "Deferred Taxes" or similar line item in the Audited Statements, separately identified and itemized by dollar amount.

        (iv) Except as set forth in Schedule 4.2(i), Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

        (v) For purposes of this Agreement, "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes. "Tax" or "Taxes" means (A) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (B) any obligations under any agreements or arrangements with respect to any taxes described in clause
    (A) above.

    (j) COMPLIANCE WITH LAW. Except as set forth in Schedule 4.2(j), Seller is in compliance with, and at all times since December 31, 1995, has been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Seller or its business or properties. Seller has heretofore made available to Buyer copies of all material correspondence from and to all Governmental Authority and inspectors since December 31, 1995.

    (k)  INTELLECTUAL PROPERTY.

        (i) Set forth in Schedule 4.2(k) is a true and complete list of all of Seller's foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, copyrights (and any registrations or applications for registration for any of the foregoing) and all material design rights, and all material agreements to which Seller is a party which concern any of the Intellectual Property. "Intellectual Property" shall mean all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark applications and registrations, service marks and service mark applications and registrations, trade names, trade dress, copyright applications and registrations, design rights, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), software, hardware, systems, databases, models, methodologies and all documentation thereof necessary for the conduct of the business of Seller as presently conducted. Other than the Intellectual Property set forth in Schedule 4.2(k), no name, patent, invention, trade secret, proprietary right, computer software (other than software generally available to the public from third party sources), trademark, trade name, service mark, logo, copyright, franchise, license or sublicense of Intellectual Property, or other such right is necessary for the operation of the business of Seller in substantially the same manner as such business is presently or proposed to be conducted. Except as set forth in Schedule 4.2(k), (A) Seller owns, free and clear of any liens, claims or encumbrances, the Intellectual Property and has the exclusive right to bring actions for the infringement thereof; (B) all of the patents, trademark registrations, service mark registrations, trade name registrations, design right registrations, and copyright registrations included in the Intellectual Property are valid; (C) the Intellectual Property does not infringe and has not infringed any now existing or subsequently issued domestic or foreign patent, trademark, service mark, trade name, copyright, design right or other intellectual property or proprietary right; (D) no person or entity has asserted to Seller and Seller has no knowledge that, with respect to the Intellectual Property, Seller or a licensee of Seller is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (E) the Intellectual Property, and its use or operation, do not infringe, and have not infringed, any foreign or domestic patent, trademark, service mark, trade name, copyright or contractual right of any entity, and have not involved the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any entity; (F) all working requirements and all fees, annuities, and other payments which are due from Seller on or before the Closing Date for any of the Intellectual Property, including, without limitation, all foreign or domestic patents, patent applications, trademark registrations, service mark registrations, tradename registrations, copyright registrations and any applications for any of the preceding, have been met or paid; (G) the claims made in the foreign or domestic patents and patent applications that are a part of the Intellectual Property are not dominated by claims of patents owned by other persons or entities; (H) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, service, machine, manufacture, composition of matter, or material pursuant to any part of the Intellectual Property, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right; (I) no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of Seller; (J) the Intellectual Property is not the subject of any pending Action as defined in Section 4.2(n); (K) no part of the Intellectual Property was obtained through inequitable conduct or fraud in the United States Patent and Trademark Office or any foreign governmental entity; (L) Seller is not aware of any (1) prior act that would adversely affect, void or invalidate any of the Intellectual

    Property or (2) conduct or use by Seller or any third party that would adversely affect, void or invalidate any of the Intellectual Property; (M) the execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of Buyer to use, sell, offer to sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property; (N) there are no royalties, honoraria, fees or other payments payable to any third party by reason of the ownership, use, license, sale or disposition of the Intellectual Property; (O) no part of the source or object code, algorithms or structure included in any of the Intellectual Property is copied from, based upon or derived from any source or object code, algorithm or structure included in any computer software product owned by any third party nor does any substantial similarity of any of such source or object code, algorithms or structure to any computer software product owned by any third party result from such source or object code, algorithms or structure being copied from, based upon or derived from any computer software product owned by any third party; and (P) no software included in the Intellectual Property contains any "Self-Help Code," i.e., any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of any unauthorized person, or, to Seller's knowledge, any "Unauthorized Code," i.e., any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data or to perform any other such actions.

        (ii) Seller has taken all steps that are reasonably necessary and appropriate to safeguard and maintain the secrecy and confidentiality of all trade secrets contained in the Intellectual Property (including, without limitation, entering into appropriate confidentiality, nondisclosure and non-competition agreements with all officers, directors, employees and third-party consultants of Seller).

        (iii) Seller has taken all steps that are reasonably necessary and appropriate to safeguard and maintain all copyrights and patents contained in the Intellectual Property, including, without limitation, entering into appropriate assignments with all current and former officers, directors, employees and third party consultants of Seller.

        (iv) Seller has taken all steps that are reasonably necessary and appropriate to safeguard and maintain all trademarks and tradenames contained in the Intellectual Property.

    (l)  TITLE TO AND CONDITION OF PROPERTIES.

        (i) Except as set forth in Schedule 4.2(l), Seller has good, valid and indefeasible title to all of its material assets and properties of every kind, nature and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including, without limitation, all material property and assets shown or reflected on the Audited Statements or the Interim Statements, when delivered, except inventory sold in the ordinary course of business). Except as set forth in
    Schedule 4.2(l), all such properties are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including, without limitation, (A) rights or claims of parties in possession; (B) easements or claims of easements;
    (C) encroachments, overlaps, boundary line or water drainage disputes or any other matters; (D) any lien or right to a lien for services, labor or material furnished; (E) special tax or other assessments; (F) options to purchase, leases, tenancies, or land contracts; (G) contracts, covenants, or reservations which restrict the use of such properties and (H) violations of any Applicable Laws applicable to such properties. All such properties are usable for their current uses without violating any Applicable

    Laws, or any applicable private restriction, and such uses are legal conforming uses. Except as set forth in Schedule 4.2(l), no financing statement under the Uniform Commercial Code or similar law naming Seller or any of its predecessors is on file in any jurisdiction in which Seller owns property or does business, and Seller is not a party to or bound under any material agreement or legal obligation authorizing any party to file any such financing statement. Schedule 4.2(l) contains a complete and accurate list of the location of all real property which is owned, leased or operated by Seller and describes the nature of Seller's interest in that real property. With respect to any real property leased by Seller, Seller has a valid leasehold interest in that real property.

        (ii) Except as set forth in Schedule 4.2(l), all real property, plants and structures and all machinery and equipment and tangible personal property owned, leased or used by Seller and material to the operation of its business are suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable Laws) and are in good condition and repair, ordinary wear and tear excepted. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER HAS NOT MADE, DOES NOT INTEND TO MAKE, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
    Schedule 4.2(l) lists, and Seller has furnished or made available to Buyer, copies of all engineering, geologic and environmental reports prepared by or for Seller or with respect to the real property owned, leased or used by Seller; provided, however, Seller has made no representation whatsoever about the accuracy of such reports or the sufficiency thereof for Buyer's purposes.

    (m)  ENVIRONMENTAL MATTERS.

        (i) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

        (ii) Except as set forth in Schedule 4.2(m), there are, with respect to Seller or any of its predecessors, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations relating to any property owned, leased or used by Seller and any of its predecessors which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and Seller has not received any notice with respect to any of the foregoing, nor is any Action pending or threatened in connection with any of the foregoing. Notwithstanding anything in this Section 4.2(m) to the contrary, Seller makes no representations regarding off-site releases of Hazardous Materials by third parties, except that Seller represents that it has no knowledge of any such releases.

        (iii) Except as set forth in Schedule 4.2(m), no Hazardous Materials were or are contained on or about any real property currently or previously owned or leased by Seller and no Hazardous Materials were released on or about any real property previously owned or leased by Seller during the period the property was owned or leased by Seller or its predecessors, except in amounts that do not violate Environmental Laws. To the extent Seller and any of its predecessors currently uses or previously used real property which Seller or any of its predecessors ever owned or leased, no Hazardous Materials were or are contained on or about the portion of such property currently or previously used by Seller and any of its predecessors and no Hazardous Materials were released on or about any such portion of property previously used by Seller and any of its predecessors during the period the property was used by Seller or any of its predecessors, except in amounts that do not violate Environmental Laws.

        (iv) Except as set forth in Schedule 4.2(m), there are no underground storage tanks on or under any real property currently or previously owned, leased or used by Seller.

    (n) LITIGATION. Except as set forth in Schedule 4.2(n), there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Seller (or its officers or directors), threatened against Seller or any officer or director of Seller. Seller is not subject to any outstanding order, writ, injunction or decree. Except as set forth in Schedule 4.2(n), since December 31, 1995, (i) there has not been any Action asserted, or to the knowledge of Seller, threatened against Seller relating to Seller's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Seller, and (ii) Seller has not been subject to any outstanding order, writ, injunction or decree relating to Seller's method of doing business or its relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property, goods or services of Seller.

    (o) BROKERAGE AND FINDER'S FEES; EXPENSES. Neither Seller nor, to the knowledge of Seller, any shareholder, director, officer or employee thereof, has incurred or will incur on behalf of Seller, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

    (p)  EMPLOYEE BENEFIT PLANS.

        (i) For purposes of this Section 4.2(p), the following terms have the definitions given below:

           "Controlled Group Liability" means any and all liabilities under (A) Title IV of ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Code, (D) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, and (E) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

           "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

           "Plans" means all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by Seller or to which Seller contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

           "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

        (ii) Schedule 4.2(p) lists all Plans of Seller. With respect to each Plan, Seller has made available to Buyer a true, correct and complete copy of: (A) each writing constituting a part of such Plan, including, without limitation, all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

        (iii) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

        (iv) Buyer will not be responsible for any debt, obligation, contribution, responsibility, withdrawal liability or other liability of Seller or any of its ERISA Affiliates under any Plans, including, without limitation, any penalty, fee or funding obligation related to any such Plan.

        (v) Seller has complied and is in compliance with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been operated in compliance with its terms. There is not now, and there are no existing, circumstances that could give rise to the imposition of any lien on the assets of Seller under ERISA or the Code.

        (vi) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Seller or any of its respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

        (vii) There does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of Seller following the Closing. Without limiting the generality of the foregoing, neither Seller nor any of its respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

        (viii) Seller has provided or caused to be provided notice of the availability of continuation health care coverage for those present or former employees of Seller, and their dependents or any qualified beneficiary of such employees or former employees in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any applicable state law requiring continuing health care coverage (hereinafter referred to as "Continuation Coverage") entitled to such notice because of a qualifying event. All Continuation Coverage has been provided prior to the date hereof, and all Continuation Coverage will be provided up to and including the Closing Date.

        (ix) Schedule 4.2(p) sets forth the only individual for whom Seller is presently providing Continuation Coverage (the "Coverage Recipient"). Subject to Section 5.10(b), Seller's obligation to provide Continuation Coverage to the Coverage Recipient will terminate as of the Closing Date.

    (q)  CONTRACTS.

        (i) Schedule 4.2(q) lists all written or oral contracts, agreements, guarantees, leases and executory commitments which are not terminable on thirty (30) or fewer days notice without penalty or liability (each an "Agreement") to which Seller is a party and which fall within any of the following categories: (A) Agreements not entered into in the ordinary course of Seller's business, (B) joint venture, partnership and similar agreements,
    (C) Agreements which are service contracts or equipment leases involving payments by Seller of more than $25,000 per year, (D) Agreements containing covenants purporting to limit the freedom of Seller to compete in any line of business in any geographic area or to hire any individual or group of individuals, (E) Agreements which after the Time of Closing would have the effect of limiting the freedom of Buyer or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, including any Agreements with distributors granting any exclusive rights, (F) Agreements which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Seller or its affiliates, or any customer, licensee or lessee thereof, (G) Agreements relating to any outstanding commitment for capital expenditures in excess of $25,000, (H) Agreements relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $25,000 and not cancelable by Seller (without premium or penalty) within one month,
    (I) Agreements with any labor organization, (J) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of $25,000, letters of credit or other agreements or instruments of Seller or commitments for the borrowing or the lending of amounts in excess of $25,000 by Seller or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Seller, (K) Agreements which are fixed price or other risk sharing agreements with customers not cancelable by Seller (without premium or penalty) within one month;
    (L) Agreements involving annual revenues or expenditures to the business of Seller in excess of 3.0% of Seller's annual revenues, (M) Agreements providing for "earn-outs" or other contingent payments involving more than $25,000 over the term of the Agreement and (N) Agreements with or for the benefit of any affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of Seller or immediate family member thereof. All such Agreements are valid and binding obligations of Seller and, to the knowledge of Seller, the valid and binding obligation of each other party thereto. Except as set forth in Schedule 4.2(q), neither Seller nor, to the knowledge of Seller, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Agreement. Seller has complied with and properly discharged the obligations of Seller arising under any Agreements granting to third parties any rights of first refusal or rights of negotiation as a result of the transactions contemplated by this Agreement, and all such third parties have irrevocably waived any such rights.

        (ii) Except as set forth in Schedule 4.2(q) or as contemplated by the transactions contemplated hereby, there are no Contracts or other transactions between Seller, on the one hand, and any (A) officer or director of Seller, (B) record or beneficial owner of five percent or more of the voting securities of Seller or (C) affiliate of any such officer, director or beneficial owner, on the other hand.

        (iii) Except as set forth in Schedule 4.2(q), no consent, permission, waiver or approval is required to be obtained, and no penalty, assessment or special payment is required to paid to, any third party or governmental authority in order to preserve for Seller after the Closing the benefits of the Contracts.

    (r)  ACCOUNTS RECEIVABLE; INVENTORIES.

        (i) Except as set forth in Schedule 4.2(r), all accounts receivable and notes receivable (including lease and finance notes receivable) and accrued interest receivable of Seller are fully collectible (after application of the reserves in the balance sheet included in the Interim Statements) and have arisen in the ordinary course of business and the accounts receivable reserves reflected on the balance sheet included in the Audited Statements and the Interim Statements will be as of the date thereof established in accordance with GAAP, consistently applied, and will be adequate.

        (ii) The inventories reflected on the balance sheet included in the Audited Statements and the Interim Statement have been (or will be) valued in accordance with generally accepted accounting principles consistently applied. No physical adjustments have been made since the date of the Audited Statements. Such inventories (A) are carried at an amount not in excess of the lower of cost or net realizable value, and (B) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of Seller as heretofore conducted, in each case net of reserves provided therefor. Such inventories consist of items of quality and quantity that are adequate for the conduct of the business of Seller and inventory levels are not in excess of normal operating requirements of Seller.

    (s) LABOR MATTERS. Except as set forth in Schedule 4.2(s), Seller does not have any labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by Seller or any persons otherwise performing services primarily for Seller (the "Seller Business Personnel"). Seller has not engaged in any unfair labor practice with respect to Seller Business Personnel, and there is no unfair labor practice complaint pending or, to the knowledge of Seller, threatened, against Seller with respect to Seller Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller, threatened against Seller, and Seller has not experienced any labor strike, dispute, slowdown or stoppage or other labor difficulty involving its employees since December 31, 1995.

    (t) UNDISCLOSED LIABILITIES. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Seller included in the Audited Statements, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement and which in any event are not material, (iii) as set forth in Schedule 4.2(t), or
(iv) as expressly set forth in Seller's June 30, 1999 10-QSB, Seller does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could have a Material Adverse Effect on Seller.

    (u)  OPERATION OF SELLER'S BUSINESS; RELATIONSHIPS.

        (i) Since December 31, 1998 through the date of this Agreement, and except as expressly disclosed in Seller's June 30, 1999 10-QSB, Seller has not engaged in any transaction which, if done after execution of this Agreement, would violate Section 5.6 hereof except as set forth in Schedule 4.2(u). Schedule 4.2(u) describes each termination or non-renewal that has occurred with respect to any Contract with any customer or supplier from January 1, 1998 to the date of this Agreement.

        (ii) No supplier of the Company has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to Seller either prior to, or following the consummation of the transactions contemplated by this Agreement. Schedule 4.2(u) sets forth a list of all customers which have terminated their relationships with Seller since December 31, 1998, or have notified Seller since December 31, 1998, that they intend to terminate their relationships with Seller. Except as set forth in Schedule 4.2(u), Seller does not know of any customers of Seller which have indicated to the Company that they are considering or planning to (A) discontinue being customers of Seller,
    (B) discontinue being customers of Seller after the Closing, or (C) substantially decrease the amount of business that they conduct with Seller or materially alter the terms of such business either before or after the Closing.

        (iii) No product produced by Seller or produced for Seller by a third party has been recalled voluntarily or involuntarily since December 31, 1996, no such recall is being considered by Seller, and, to the knowledge of Seller, no such recall is being considered by or has been requested or ordered by any Seller customer, Governmental Authority or consumer group.

        (iv) Seller is and since February 5, 1996, has been engaged in the development, manufacturing and marketing of mobile robotic systems and component parts for mobile robotic systems, and except as disclosed in Seller's June 30, 1999 10-QSB, Seller has engaged in no other business whatsoever, except as may be incidental to the foregoing.

        (v) Seller is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Seller Permits"), and there is no Action pending or, to the knowledge of Seller, threatened regarding any of the Seller Permits. Seller is not in conflict with, or in default or violation of any of the Seller Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Seller. During the period commencing on January 1, 1996 and ending on the date hereof, Seller has not received any notification with respect to possible conflicts, defaults or violations of Applicable Laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations could not have a Material Adverse Effect on Seller. No consent, approval, registration or filing with any third party or Governmental Authority pursuant to any Seller Permits is required as a result of the transactions contemplated by this Agreement.

    (v) PRODUCT WARRANTIES AND LIABILITIES. Schedule 4.2(v) lists all forms of written warranties, guarantees or assurances of Seller's products and services that are in effect or proposed to be used by it. Schedule 4.2(v) sets forth a description of each pending or, to the knowledge of Seller, threatened Action under any warranty or guaranty against Seller. Seller has not incurred, nor does Seller know or have any reason to believe there is any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of Seller (including any licensee thereof) after July 1, 1992 and prior to the Closing, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance. There are no oral warranties, guarantees or assurances of Seller's products and services that are in effect.

    (w) BOARD RECOMMENDATION. The Board of Directors of Seller, at a meeting duly called and held and at which a quorum was present, has by a unanimous vote of those directors in attendance determined that this Agreement and the transactions contemplated hereby, are fair to and in the best interests of the shareholders of Seller, (ii) resolved to approve this Agreement and the transactions contemplated herein, and (iii) resolved to recommend the approval of this Agreement and the transactions contemplated herein to the shareholders of Seller.

    (x) INSURANCE. Schedule 4.2(x) sets forth Seller's current insurance coverage.

    (y) BOOKS OF ACCOUNT; RECORDS. Seller's general ledgers, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of Seller, and to Seller's knowledge its stock record books, are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are appropriate and accurately reflected in the Audited Statements.

    (z) YEAR 2000 COMPLIANCE. Except as set forth in Schedule 4.2(z),The computer systems of Seller (including without limitation all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant. The term "Year 2000 Compliant" as used herein means that the computer systems (i) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date-related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output,
(ii) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000. Except as set forth on Schedule 4.2(z), the computer systems of Seller have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom Seller exchanges data electronically (including, without limitation, customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsourcers, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance. Except as set forth on Schedule 4.2(z), Seller has inquired of all such third parties whose lack of Year 2000 Compliance would be materially or significantly adverse to Seller, and all such third parties have represented that they are Year 2000 Compliant.

    (aa) NEGOTIATION RIGHTS. Seller has complied with its obligations with respect to the Negotiation Rights (as defined in Section 5.3 below) and each party listed on Schedule 4.2(e) with whom Seller has a prior written obligation to negotiate an Acquisition Proposal (as defined Section 5.3 below) or similar arrangement has waived, in writing, its Negotiation Rights (each, a "Negotiation Rights Waiver"). Each Negotiation Rights Waiver is legal, valid and binding on the party from whom it was received.

    (bb) GOVERNMENT AGREEMENTS. Seller represents and warrants that none of the technology developed or conceived under the agreements described at Schedule 1.1(f), Item 4, Subitem 10 (the "Government Agreements") is incorporated into or is otherwise a part of Seller's HelpMate, LabMate, LightRanger or BiSight products. Seller has not received any notice from any Governmental Authority or entity asserting any ownership rights in or otherwise evidencing an intent to own any technology developed under any of the Government Agreements.

                              ARTICLE V. COVENANTS

    Section 5.1. COVENANT AGAINST HIRING. Seller understands that in Buyer's view it is essential to the successful operation of the business to be acquired from Seller that Buyer retain substantially unimpaired (to the extent determined by Buyer in its sole discretion) Seller's operating organization. Accordingly, Seller shall assist and cooperate with Buyer in securing employment arrangements acceptable to Buyer, in Buyer's sole discretion, between Buyer and the employees of Seller listed on Schedule 5.1, and Seller shall not take any action which is likely to induce any employee or representative of Seller not to become or continue as an employee or representative of Buyer. Without limiting the generality of the foregoing, Seller shall not, whether directly or indirectly, employ, whether as an employee, officer, agent, consultant or independent contractor, or enter into any partnership, joint venture or other business association with, any person who was at any time during the twelve (12) months preceding the Closing an employee, representative or agent of Seller for a period of twelve (12) months after such person ceases or has ceased, for any reason, to be an employee, representative or agent of Seller. At the Closing, Seller shall deliver to Buyer the employee files of all employees listed on
Schedule 5.1 who are engaged for employment by Buyer. Nothing contained in this
Section 5.1 is
intended to confer any benefit upon any person not a party to this Agreement. No third party shall be deemed a third party beneficiary of this Section 5.1.

    Section 5.2. COVENANT AGAINST DISCLOSURE. Except in the ordinary course of Seller's business and consistent with past practice, from and after the date hereof, Seller agrees not to (a) disclose to any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) in any manner, directly or indirectly, any proprietary information or data relevant to the business of Seller, whether of a technical or commercial nature, or (b) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such information or data.

    Section 5.3. EXCLUSIVE RIGHTS. Seller shall not without the prior written consent of Buyer directly or indirectly solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Seller), or enter into or participate in any negotiations or discussions concerning, any Acquisition Proposal (as defined herein). Seller shall notify Buyer promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, Seller. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Seller prior to the Closing for a merger or other business combination involving Seller, or for the acquisition of Seller, or the acquisition of an equity interest in, or a portion of the assets of, Seller, other than the one contemplated by this Agreement. Buyer acknowledges that Seller has contacted those parties listed on Schedule 4.2(e) with whom it has a prior written obligation to negotiate an Acquisition Proposal or similar arrangement ("Negotiation Rights") in order to request and negotiate the terms of a waiver of such Negotiation Rights.

    Section 5.4. INJUNCTIVE RELIEF. Seller acknowledges and agrees that Buyer's remedy at law for any breach of any of Seller's obligations under Sections 5.1, 5.2 or 5.3 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of Sections 5.1, 5.2 or 5.3 without the necessity of proof of actual damage or the posting of a bond or other security.

    Section 5.5. ACCESS TO PROPERTY; DUE DILIGENCE. Except as provided in the next sentence, between the date hereof and the Time of Closing, Seller shall provide Buyer and its representatives and agents with full access to the properties and records of Seller during normal business hours and shall allow Buyer and its representatives and agents to make copies of such documents, records and other information as Buyer or such representatives and agents may request. Without limiting the generality of the foregoing, Seller shall provide Buyer and its representatives and agents with full access to all properties owned, leased or used by Seller in the conduct of the business of Seller in connection with the general due diligence of Buyer, as deemed necessary by Buyer in its sole discretion. Any such inspection or review of property leased by Seller shall be subject to the terms of Seller's lease of such property. Promptly upon completion of any such review, Buyer shall return the property to the condition it was in prior to the review. Buyer hereby agrees to defend, indemnify and hold Seller harmless with respect to any liability, damage, loss, cost or expense incurred by Seller as a result of Buyer's investigation of such properties.

    Section 5.6. CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller agrees that after execution of this Agreement and prior to the Time of Closing, Seller shall operate its business and maintain the Property in the ordinary course of business consistent with past practice. Seller shall not without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed with respect to the matters set forth in subsections 5.6(k) and (m) below:

    (a) incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent), except (i) sales of inventory in the ordinary course of business and consistent with past practice, and
(ii) current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with past practice which do not exceed $20,000 in respect of any individual contract or $60,000 with respect to all such contracts;

    (b) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than (i) liabilities payable in the ordinary course of business, (ii) royalties described in Section 5.19(b) of this Agreement, and (iii) any accrued vacation pay payable by Seller to its employees;

    (c) mortgage, pledge or subject to lien, charge or any other encumbrance, any of the Property or agree so to do;

    (d) sell or transfer or agree to sell or transfer any of the Property, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business consistent with past practice;

    (e) consent or agree to a waiver of any right of substantial value;

    (f) enter into any transaction other than in the ordinary course of business consistent with past practice;

    (g) directly or indirectly increase the compensation payable or to become payable by Seller to any employee or agent of Seller over the compensation being paid to them as of March 31, 1999, any such increase to be made only in the ordinary course of business consistent with past practice;

    (h) terminate any contract, agreement, license or other instrument to which Seller is a party, the termination of which, either individually or in the aggregate, would have a Material Adverse Effect on Seller;

    (i) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization;

    (j) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any shareholder, director, officer, employee or agent;

    (k) terminate any employee or directly or indirectly pay or make a commitment to pay any severance or termination pay to any employee or agent except in the ordinary course of business consistent with past practice (or except for termination for cause);

    (l) introduce any new method of management, operation or accounting with respect to the business of Seller or any of the assets, properties or rights applicable thereto;

    (m) offer or extend more favorable prices, discounts or allowances than were offered or extended regularly on and prior to March 31, 1999, other than in the ordinary course of business consistent with past practice or as reasonably required by competitive conditions;

    (n) incur any expense or make capital expenditures or commitments therefor in excess of $25,000, except for repairs and maintenance in the ordinary course of business consistent with past practice; or

    (o) declare or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of Seller's capital stock; or purchase, acquire, redeem, split, combine or reclassify any shares of the capital stock of Seller.

    Section 5.7. FURTHER ASSURANCES. On and after the Time of Closing, Seller shall prepare, execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer or Buyer's counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement. On and after the Time of Closing, Buyer shall prepare, execute and deliver, at Buyer's expense, such further instruments, and shall take or cause to be taken such other or further action as Seller or Seller's counsel shall reasonably request at any time or from time to time in order to confirm or evidence Buyer's assumption of the Assumed Liabilities or to consummate, in any other manner, the terms and conditions of this Agreement.

    Section 5.8. ANNOUNCEMENTS. Neither party to this Agreement shall make any public announcements or disclosures with respect to this Agreement or the transactions contemplated hereby without the written consent of the other party hereto, except as required by law. To the extent any disclosure is required by law, the party required to make such disclosure shall afford the other party the opportunity to review and make comments to the content of such disclosure.

    Section 5.9. CONSENTS. Seller agrees to use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary for the consummation of the transactions contemplated hereby. Buyer shall provide such information as may be reasonably required by such third parties and use its best efforts to cooperate in Seller's efforts to obtain such permits, approvals, authorizations and consents. With respect to the preceding sentence, Buyer shall be responsible for only the direct costs of the provision of information reasonably required by third parties. All other costs related to Buyer's cooperation in Seller's efforts to obtain permits, approvals, authorizations and consents shall be the responsibility of Seller.

    Section 5.10. EMPLOYEE MATTERS. (a) Prior to the Closing, Buyer shall enter into a retention agreement in the form of Exhibit 5.10 with each of the employees listed on Schedule 5.10 (the "Retention Agreements").

    (b) From and after the Closing Date, Buyer shall be responsible for providing Continuation Coverage for the Coverage Recipient to the extent such Continuation Coverage (i) is required by law and (ii) would be provided under a group health plan (as defined in Code Section 4980B(g)) maintained by Buyer for its eligible employees; provided, however, that Buyer's obligation to provide such Continuation Coverage to the Coverage Recipient will terminate prior to the second anniversary of the Closing Date. Notwithstanding anything in this Agreement to the contrary, Seller shall be responsible for providing Continuation Coverage for the Coverage Recipient to the extent such Continuation Coverage is required by law but would not be provided under a group health plan maintained by Buyer for its eligible employees.

    (c) Nothing contained in this Section 5.10 is intended to confer any benefit upon any person not a party to this Agreement. No third party shall be deemed a third party beneficiary of this Section 5.10.

    Section 5.11. ESCROW AGREEMENT. Contemporaneously with the Closing, Buyer and Seller shall enter into the Escrow Agreement.

    Section 5.12. UPDATED FINANCIAL STATEMENTS. During the period prior to the Closing, with respect to each month following June 30, 1999, Seller shall deliver to Buyer updated balance sheets and income statements for the month and year to date period then ended. Such balance sheets and income statements shall be prepared in accordance with the methods described in Section 4.2(h) and shall be delivered by Seller to Buyer within fifteen (15) days following the last day of each such month.

    Section 5.13. PROXY MATERIALS. Seller shall, at its sole cost and expense, take all action, make all necessary filings and prepare all materials (the "Proxy Materials") required in connection with the solicitation of votes from Seller's shareholders by virtue of the transactions contemplated by this Agreement. Seller shall deliver the Proxy Materials to Buyer for its review and comment prior to filing and no later than fourteen (14) days following the date of this Agreement. All initial filings required under any applicable law in connection with the Proxy Materials shall be made no later than twenty-one (21) days following the date of this Agreement. Seller shall use commercially reasonable efforts to commence the proxy solicitation no later than thirty-five
(35) days following the date of this Agreement, and, thereafter, shall use commercially reasonable efforts to complete the proxy solicitation no later than December 15, 1999. Buyer shall provide such information as may be reasonably requested by Seller or as may be required by the Exchange Act and the rules and regulations promulgated thereunder with respect to the Proxy Materials and use commercially reasonable efforts to cooperate in Seller's efforts to respond to any comments received by Seller from the SEC with respect to the Proxy Materials and the approval of Seller's shareholders of the transactions contemplated by this Agreement. With respect to the preceding sentence, Buyer shall be responsible for only the direct costs of the provision of information reasonably required by Seller or required by the Exchange Act. All other costs related to Buyer's cooperation in Seller's efforts to respond to any comments received by Seller from the SEC with respect to the Proxy Materials and the approval of Seller's shareholders of the transactions contemplated by this Agreement shall be the responsibility of Seller.

    Section 5.14.  NON-COMPETE.

    (a) During the Restriction Period (as defined herein), the Seller shall not, in the United States or any other country, engage, directly or indirectly, whether individually on its own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm, corporation or other entity or otherwise, in any or all of the following activities: (i) enter into or engage in any business which competes with the business carried on by Seller on the date hereof, or by Buyer or any Buyer Affiliates (as defined herein) (the "Business"); (ii) solicit customers or business patronage which result in competition with the Business; or
(iii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the Business; provided, however, the foregoing covenant shall not be deemed to have been violated by the ownership of shares of any class of capital stock of any publicly held corporation so long as the aggregate holdings represent less than 3% of the outstanding shares of such class of capital stock.

    (b) For purposes of this agreement: (i) "Buyer Affiliate" shall include Buyer and all subsidiaries and affiliates of Buyer, and (ii) the "Restriction Period" shall mean the period commencing on the Closing Date and continuing for a period of five (5) years thereafter.

    Section 5.16. POST CLOSING ASSISTANCE. After the Closing, upon the receipt of reasonable prior written notice from Seller, Buyer shall make available to Seller, without additional cost, the books and records of Seller relating to periods prior to the Closing Date and the reasonable assistance of Seller's former employees in order to facilitate the liquidation and winding up of Seller's business.

    Section 5.17. CONSULTING AGREEMENT. Prior to the Closing, Buyer shall enter into a consulting agreement in the form of Exhibit 5.17 with Joseph F. Engelberger (the "Consulting Agreement"). Nothing contained in this Section 5.17 is intended to confer any benefit upon any person not a party to this Agreement. No third party shall be deemed a third party beneficiary of this Section 5.17.

    Section 5.18. LEASE NEGOTIATION ASSISTANCE. Seller agrees that for the period beginning on the date of execution of this Agreement and ending on the Closing Date, Seller shall, at no cost to Seller, cooperate with Buyer and take all action reasonably requested by Buyer in connection with negotiating the termination or buy-out of the Lease dated February 1, 1998, between Seller and Shelter Rock Business Center, L.L.C., a Connecticut limited liability company, on terms and conditions acceptable to Buyer.

    Section 5.19. OBLIGATIONS TO CONNECTICUT INNOVATIONS, INCORPORATED. At or before the Time of Closing, Seller shall pay to Connecticut Innovations, Incorporated, a Connecticut corporation ("CII"), pursuant to the Letter Agreement dated October 5, 1999, between CII and Seller (the "CII Letter") the sum of the following: (a) an amount equal to $100,000 of the Waiver and Release Payment (as defined in the CII Letter); plus (b) an amount equal to all royalties which are due and payable as of the Closing Date to CII by Seller under the Development Agreement dated December 29, 1986, between CII and Seller; plus (c) an amount equal to the Total Consideration Deficiency (as defined in the CII Letter), if any.

    Section 5.20. REIMBURSEMENT FOR RETENTION BONUS INCREASES. Seller agrees that it shall reimburse Buyer, solely out of the Holdback Amount, for the First Anniversary Reimbursement Obligation (as defined in the Escrow Agreement) and the Second Anniversary Reimbursement Obligation (as defined in the Escrow Agreement) in accordance with the provisions of Article VIII of this Agreement and Article III of the Escrow Agreement.

                              ARTICLE VI. CLOSING

    Section 6.1. CLOSING. This transaction shall close (the "Closing") and all deliveries to be made at the time of closing shall take place at 10:00 a.m., on the third business day following the satisfaction or waiver of all conditions set forth in Article VII of this agreement ("Closing Date"), at the offices of Seller's counsel, Reid and Riege, P.C., One State Street, Hartford, Connecticut 06103, or at such other place or date as may be agreed upon from time to time in writing by Seller and Buyer. The Closing Date will automatically be extended from time to time until such time and date as all necessary governmental and regulatory approvals have been obtained; provided, however, that the Closing Date shall not be extended for the foregoing reason without the mutual agreement of Seller and Buyer to any date after February 1, 2000; provided, however, that if the Proxy Materials are reviewed by the SEC, such date shall be March 1, 2000. The point in time on the Closing Date at which the last of the conditions precedent set forth in Sections 7.1 and 7.2 hereof has been satisfied (or waived by the party for whose benefit such condition exists) is referred to herein as the "Time of Closing".

    Section 6.2. DELIVERIES BY SELLER. At or prior to the Time of Closing, Seller shall deliver to Buyer, duly and properly executed, the following:

    (a) A good and sufficient General Conveyance, Assignment and Bill of Sale, in the form attached hereto as Exhibit 6.2(a), conveying, selling, transferring and assigning to Buyer title to all of the Property free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except for those approved in writing by Buyer prior to the Closing;

    (b) An Assignment and Assumption of the Personal Property Leases and the Contracts, in the form attached hereto as Exhibit 6.2(b) and which shall include, to the extent obtained, the written consents of all parties necessary in order to duly transfer all of Seller's rights thereunder to Buyer (the "Assignment and Assumption Agreement");

    (c) A certificate of the Seller in accordance with Section 7.1(c), in the form attached hereto as Exhibit 6.2(c);

    (d) An Assignment of Trademark and Servicemark, in the form attached hereto as Exhibit 6.2(d);

    (e) An Assignment of the Patents, in the form attached hereto as Exhibit 6.2(e);

    (f) A receipt of Seller with respect to amounts paid to or on behalf of Seller pursuant to Article III in form and substance satisfactory to counsel to Seller and Buyer;

    (g) The Retention Agreements, executed by the employees listed on Schedule 5.10;

    (h) The Escrow Agreement;

    (i) A copy of the resolutions adopted by the board of directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Seller;

    (j) A certificate of the Secretary of State of the State of Connecticut dated as of a recent date as to the legal existence of Seller in such State;

    (k) An opinion of Reid & Riege, PC, counsel for Seller, addressed to Buyer and dated the Closing Date, in the form attached hereto as Exhibit 6.2(k);

    (l) The Consulting Agreement, executed by Joseph F. Engelberger;

    (m) UCC-3 Termination Statements executed by CII as the secured party pertaining to the financing statements (filing numbers 20768ST, 0001632386 and 1632386) referenced as Items I.a., I.b. and I.c. in the attachment to Item 1 of
Schedule 4.2(l) of this Agreement;

    (n) An Assignment and Assumption Agreement in the form attached hereto as
Exhibit 6.2(n) (the "LTI Assignment and Assumption Agreement"); and

    (o) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

    Section 6.3. DELIVERIES BY BUYER. At or prior to the Time of Closing, Buyer shall deliver to or for the account of Seller the Closing Date Payment, less any deduction pursuant to Section 3.3(a) of this Agreement and in accordance with Section 3.2, and shall deliver to Seller, all duly and properly executed, the following:

    (a) The Assignment and Assumption Agreement;

    (b) A certificate of Buyer in accordance with Section 7.2(c), in the form attached hereto as Exhibit 6.3(b);

    (c) The Retention Agreements;

    (d) The Escrow Agreement;

    (e) A copy of the resolutions adopted by the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of Buyer; and

    (f) A certificate of the Secretary of State of the State of Delaware dated as of a recent date as to the good standing of Buyer in such State.

    (g) An opinion of Baker & Hostetler LLP, counsel for Buyer, addressed to Seller and dated the Closing Date, in the form attached hereto as Exhibit 6.3(g);

    (h) The Consulting Agreement;

    (i) The LTI Assignment and Assumption Agreement; and

    (j) Such other documents, agreements and instruments which Seller may reasonably deem necessary or appropriate in order to carry out the terms of this Agreement.

                ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS

    Section 7.1. CONDITIONS TO OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Buyer):

    (a) REPRESENTATIONS AND WARRANTIES. Seller's representations and warranties set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct in all materials respects at and as of the Time of Closing as if such representations and warranties were made as of the Time of Closing.

    (b) PERFORMANCE OF AGREEMENT. All covenants and other obligations under this Agreement which are to be performed or complied with by Seller at or prior to the Time of Closing shall have been fully performed and complied with in all material respects.

    (c) CERTIFICATE. Seller shall have delivered to Buyer a certificate executed by a duly authorized officer of Seller, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) of this
Section 7.1 have been satisfied.

    (d) DAMAGE. Between the date hereof and the Time of Closing, (i) there shall have been no material damage to any of the Property not covered by insurance, (ii) there shall have been no disruption of Seller's business or operations as a result of fire, flood, explosion, or other casualty, not covered by insurance, or as a result of any strike or other form of labor disturbance, and (iii) if there has been material damage to any of the Property or disruption of Seller's business or operations as a result of fire, flood, explosion, or other casualty which is covered by insurance, there shall have been no effective assignment of the insurance proceeds to any third parties and Seller shall have paid all applicable deductibles under the insurance policies.

    (e) EMPLOYEES. Buyer shall have entered into a Retention Agreement with each of the employees listed on Schedule 5.10.

    (f) CONSENTS AND APPROVALS. Seller shall have obtained, at its sole cost and expense, without any condition or modification adverse to Buyer, (i) all consents required under any law, statute, rule, regulation, order or decree in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any such consent would not have a Material Adverse Effect on Buyer or the business of Seller, and (ii) the consents listed on or described in Schedule 7.1(f).

    (g) GOVERNMENTAL AUTHORITY; ACTIONS. No preliminary or permanent injunction or other order, decree or ruling issued by any Governmental Authority nor any statute, rule regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the transactions contemplated hereby illegal, or (ii) otherwise prevent the consummation of the transaction contemplated hereby. No Action which seeks to prevent or enjoin the consummation of the transaction contemplated hereby shall be pending or threatened at the Time of Closing.

    (h) MATERIAL ADVERSE CHANGE. Between the date hereof and the Time of Closing, there shall not have occurred any material adverse change in the condition (financial or otherwise) of the business of Seller or the Property.

    (i) SHAREHOLDER APPROVAL. Shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    (j) CII LETTER. The CII Letter shall have been delivered to Seller and all of the conditions therein shall have been satisfied or waived by CII at or prior to the Time of Closing.

    Section 7.2. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Seller):

    (a) REPRESENTATIONS AND WARRANTIES. Buyer's representations and warranties set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing as if such representations and warranties were made as of the Time of Closing.

    (b) PERFORMANCE OF AGREEMENT. All covenants and other obligations under this Agreement which are to be performed or complied with by Buyer at or prior to the Time of Closing shall have been fully performed and complied with in all material respects.

    (c) CERTIFICATE. Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) of this
Section 7.2 have been satisfied.

    (d) GOVERNMENTAL AUTHORITY; ACTIONS. No preliminary or permanent injunction or other order, decree or ruling issued by any Governmental Authority nor any statute, rule regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the transactions contemplated hereby illegal, or (ii) otherwise prevent the consummation of the transaction contemplated hereby. No Action which seeks to prevent or enjoin the consummation of the transaction contemplated hereby shall be pending or threatened at the Time of Closing. (e) Shareholder Approval. Shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting shall have authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

    (e) SHAREHOLDER APPROVAL. Shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting shall have authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

    (f) CII PAYMENT. Buyer shall have delivered to CII pursuant to the CII Letter an amount equal to $300,000 of the Waiver and Release Payment (as defined in the CII Letter).

    (g) LTI PAYMENT. Buyer shall have delivered to Leasing Technologies International, Inc., a Delaware corporation ("LTI"), the $25,000 payment required to be paid to LTI by Buyer pursuant to the Agreement dated of even date herewith between Buyer and LTI.

                         ARTICLE VIII. INDEMNIFICATION

    Section 8.1.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer or Seller, representations and warranties of Buyer and Seller in this Agreement and in the Additional Documents (as defined in Section 8.2(b)(ii)) shall survive the execution, delivery and performance of this Agreement until the second anniversary of the Time of Closing and shall be deemed to have been made again by Buyer and Seller at and as of the Time of Closing. All statements contained in any Additional Document or Schedule or Exhibit hereto or thereto shall be deemed representations and warranties of Buyer or Seller set forth, as the case may be, in this Agreement within the meaning of this Article VIII; provided, however, no statement, representation or warranty of any matter in any contract, instrument, certificate, or agreement described in any of the Schedules attached hereto shall be deemed a representation or warranty by Seller within the meaning of this Article VIII. Notwithstanding the foregoing, all covenants and agreements of Buyer and Seller in this Agreement and in the Additional Documents shall survive the execution, delivery and performance of this Agreement indefinitely or until such covenants and agreements have been discharged in accordance with the terms of this Agreement.

    Section 8.2.  INDEMNIFICATION.

    (a) Subject to the limitations set forth in this Article VIII, Seller shall defend, indemnify and hold harmless Buyer, its affiliates, shareholders, officers, directors, agents and employees (each, a "Buyer Indemnified Party") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from any of the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of a Buyer Indemnified Party as the Indemnified Party (as defined below)):

        (i) Any breach of any of the representations or warranties made by Seller in this Agreement;

        (ii) Any misrepresentation in or any omission from, as the case may be, any certificate, Schedule or Exhibit, or the documents furnished or to be furnished by or on behalf of Seller pursuant to Section 6.2 of this Agreement (collectively, "Seller's Additional Documents");

        (iii) Any breach or non-performance of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or Seller's Additional Documents;

        (iv) Any liability or obligation imposed upon Buyer as transferee of the business or operations of Seller or the Property, or otherwise relating to the conduct of the business of Seller prior to the Closing, except to the extent such liability or obligation is an Assumed Liability; or

        (v) Any liability or obligation relating to the Retained Liabilities.

    (b) Subject to the limitations set forth in this Article VIII, Buyer shall defend, indemnify and hold harmless Seller and its affiliates, shareholders, officers, directors, agents and employees (each, a "Seller Indemnified Party") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of a Seller Indemnified Party as the Indemnified Party):

        (i) Any breach of any of the representations or warranties made by Buyer in this Agreement;

        (ii) Any misrepresentation in or any omission from, as the case may be, any certificate, Schedule or Exhibit, or the documents furnished or to be furnished by or on behalf of Buyer pursuant to Section 6.3 of this Agreement (collectively, "Buyer's Additional Documents" and, together with Seller's Additional Documents, the "Additional Documents");

        (iii) Any breach or non-performance of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or Buyer's Additional Documents;

        (iv) Any liability or obligation imposed upon Seller as a result of Buyer's conduct of the business of Seller after the Closing, except to the extent such liability or obligation is a Retained Liability; or

        (v) Any liability or obligation relating to the Assumed Liabilities.

    Section 8.3. LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under this Article VIII are subject to the following limitations:

    (a) Neither Seller nor Buyer shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim arising out of a breach of a representation or warranty (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $50,000 (the "Threshold") in which event Seller or Buyer, as the case may be, shall be entitled to indemnification hereunder for Damages with respect to all Indemnifiable Claims in excess of the Threshold. In no event shall any payments required by Seller pursuant to Section 5.20 of this Agreement be subject to this
Section 8.3(a).

    (b) The obligation of indemnity provided herein shall terminate on the second anniversary of the Closing Date.

    (c) The foregoing provisions of this Section 8.3 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by the party seeking indemnification (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

    (d) Seller's obligation to indemnify any of the Buyer Indemnified Parties shall be reduced by the amount of the proceeds of any insurance policy actually paid to such Buyer Indemnified Party as a result of the matter giving rise to the claim for indemnification against Seller. Buyer's obligation to indemnify any of the Seller Indemnified Parties shall be reduced by the amount of the proceeds of any insurance policy actually paid to such Seller Indemnified Party as a result of the matter giving rise to the claim for indemnification against Buyer.

    Section 8.4.  PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY
CLAIMS.

    (a) If the Indemnified Party determines to seek indemnification under this
Article VIII with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to the Indemnifying Party within 45 calendar days of the Indemnified Party's becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 calendar days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

    (b) In the event that the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

    (c) Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party will not be entitled to assume control of the defense of an Indemnifiable Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

        (i) the Indemnified Party reasonably believes that an adverse determination of such proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects;

        (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding;

        (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; or

        (iv) the amount of such indemnification claim, together with the amount of all other pending indemnification claims made by the Indemnified Party, as reasonably estimated in good faith in each case by the Indemnified Party in its reasonable discretion, exceeds the then remaining balance of any funds or securities held pursuant to the Escrow Agreement.

    (d) The Indemnifying Party shall not, without such Indemnified Party's prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent includes, as an unconditional term, the giving by the claimant or the plaintiff to such Indemnified Party (and all its affiliates) a release from all liability in respect of such Indemnifiable Claim.

    Section 8.5. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD-PARTY CLAIMS. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 30 days after receiving the notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim.

    Section 8.6. HOLDBACK. Subject to the terms and conditions of the Escrow Agreement, any rights of any of the Buyer Indemnified Parties to (i) indemnification under Section 8.2, or (ii) reimbursement under Section 5.20, shall be satisfied solely out of the Holdback Amount, and none of the Buyer Indemnified Parties shall make any claim against any of the other assets or property of Seller.

    Section 8.7.  SELLER SHAREHOLDER REPRESENTATIVE.

    (a) At least ten (10) days prior to adopting any plan or liquidation or dissolution, Seller shall irrevocably appoint an individual, who shall be a resident of the United States (the "Seller Representative") to act on behalf of Seller with respect to all matters relating to this Agreement and the Additional Documents, including without limitation in considering and certifying the amount of any Indemnifiable Claim hereunder, in communicating with the shareholders of Seller, in appointing a successor Escrow Agent under the Escrow Agreement, in considering and acting with respect to any amendment or termination of this Agreement, and generally in performing all acts expressly required or permitted to be performed by Seller pursuant hereto and pursuant to the Additional Documents. At such time as the Seller Representative is appointed by Seller, Seller shall give written notice to Buyer and the Escrow Agent specifying the name, address, telephone number and facsimile number of the Seller Representative (the "Appointment Notice"). From and after the date of receipt of the Appointment Notice, Buyer and the Escrow Agent shall have the right to deal exclusively with the Seller Representative with respect to all matters under this Agreement and Additional Documents and neither Buyer nor the Escrow Agent shall have any liability to Seller or any of its shareholders for any acts or omissions of the Seller Representative, or any acts or omissions taken or not taken by Buyer or the Escrow Agent at the direction of the Seller Representative, including, without limitation, the transferring or the failure to transfer any funds released from escrow. Upon a distribution of funds to the Seller Representative (or to one or more of the shareholders of Seller upon written instruction of the Seller Representative) in accordance with this Agreement, the Escrow Agent and Buyer shall be deemed to have fully satisfied any and all obligations to Seller or the shareholders of Seller under this Agreement and the Escrow Agreement with respect to the amount of such distribution. If Seller fails to appoint the Seller Representative in accordance with this Section 8.7(a), either Buyer or the Escrow Agent may petition any court of competent jurisdiction to appoint an individual to act as the Seller Representative for and on behalf of Seller.

    (b) The Seller Representative will have no liability to Seller or the shareholders of Seller with respect to actions taken or omitted to be taken in its capacity as Seller Representative, except with respect to any liability resulting primarily from the Seller Representative's gross negligence or willful misconduct. The Seller Representative shall be entitled to rely upon any directions received from the shareholders holding a majority of Seller's common shares at the Time of Closing (the "Majority Holders"); provided, however, that the Seller Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Seller Representative, unless the Seller Representative has been provided with funds, security or indemnities which, in the sole determination of the Seller Representative, are sufficient to protect the Seller Representative against the costs, expenses and liabilities which may be incurred by the Seller Representative in responding to such direction or taking such action. The Seller Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Seller Representative) shall be entitled to conclusively rely on the opinions and advice of such persons. The Seller Representative shall be entitled to reimbursement by the shareholders of Seller for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Seller Representative in such capacity, and for indemnification, by the shareholders of Seller, against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Seller Representative (except for those arising primarily out of the Seller Representative's gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

    (c) Notwithstanding the foregoing provisions of this Section 8.7, nothing in this Section 8.7 shall in any way effect or derogate from any obligation or liability of Seller to Buyer hereunder.

    Section 8.8.  EXCLUSIVE REMEDY.

    (a) The provisions of this Article VIII shall be the exclusive remedy available to any of the Buyer Indemnified Parties with respect to any of the matters set forth in Section 8.2(a)(i), (ii), (iii), (iv) or (v), except for claims based on fraud or intentional misrepresentation.

    (b) The provisions of the Article VIII shall be the exclusive remedy available to any of the Seller Indemnified Parties with respect to any of the matters set forth in Section 8.2(b)(i), (ii), (iii), (iv) or (v), except for claims based on fraud or intentional misrepresentation.

    Section 8.9. NOTICE AND CURE. Notwithstanding anything in this Agreement to the contrary, if after the execution of this Agreement, but prior to the Time of Closing, Buyer determines that Seller has breached any covenant or agreement contained in this Agreement or any Additional Document, Buyer shall give Seller written notice of such breach and ten (10) days to cure such breach. If Buyer fails to give such notice to Seller, then no claim for indemnification under this Article VIII shall be made against Seller for such breach. The provisions of this Section 8.9 do not apply to a breach by Seller of any representation or warranty contained in this Agreement or any Additional Document.

                            ARTICLE IX. TERMINATION

    Section 9.1.  TERMINATION BY EITHER PARTY.

    (a) This Agreement may be terminated and canceled at any time prior to the Time of Closing by Buyer upon written notice to the Seller if: (i) any of the representations or warranties of Seller contained herein or in any Additional Document is inaccurate or untrue; (ii) any covenant, obligation, term or condition to be performed, kept or observed by Seller hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; or (iii) the Closing has not occurred on or before February 1, 2000 (except as a result of the failure of shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special

Meeting, to have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that if the Proxy Materials are reviewed by the SEC, such date shall be March 1, 2000; and provided, further, that in each such case Buyer is not then in default in any material respect in the performance of any obligation, term or condition to be performed, kept or observed by Buyer and no representation or warranty of Buyer contained herein or in any Schedule attached hereto is inaccurate or untrue in any material respect. If Buyer terminates this Agreement, Buyer shall not be deemed to have waived and Buyer shall retain all rights with respect to any claim that Buyer may have against Seller for a breach under this Agreement.

    (b) This Agreement may be terminated and canceled at any time prior to the Time of Closing by Seller upon written notice to Buyer if: (i) any of the representations or warranties of Buyer contained herein or in any Schedule attached hereto is inaccurate or untrue; (ii) any covenant, obligation, term or condition to be performed, kept or observed by Buyer hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; (iii) the Closing has not occurred on or before February 1, 2000 (except as a result of the failure of shareholders holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting, to have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that if the Proxy Materials are reviewed by the SEC, such date shall be March 1, 2000; and provided, further, that in each such case Seller is not then in default in any material respect in the performance of any obligation, term or condition to be performed, kept or observed by Seller and no representation or warranty of Seller contained herein or in any Schedule attached hereto is inaccurate or untrue in any material respect. If Seller terminates this Agreement, Seller shall not be deemed to have waived and Seller shall retain all rights with respect to any claim that Seller may have against Buyer for a breach under this Agreement.

    (c) This Agreement may be terminated and canceled by Seller or Buyer within seven (7) days after the Special Meeting upon written notice to the other party if at the Special Meeting, shareholders of Seller holding greater than 50% of the voting power of Seller entitled to vote at the Special Meeting do not approve this Agreement and the transactions contemplated by this Agreement.

    Section 9.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1(a), (b) or (c), this Agreement, except for the provisions of Article VIII, the last sentence of Section 5.5, this
Section 9.2 and Section 10.12, shall become void and have no effect, without any liability on the part of any party or its directors, officers, shareholders or agents; provided, however, that a termination under Section 9.1(a), (b) or (c) shall not relieve the non-terminating party of liability for a material breach of any provision of this Agreement. Notwithstanding the immediately preceding sentence, if (i) it shall be judicially determined that termination of this Agreement resulted from an intentional breach of this Agreement by Seller, (ii) this Agreement is terminated by reason of Seller's failure to perform any covenant or obligation under this Agreement and such failure has been the cause of or resulted in the failure of the transaction contemplated by this Agreement to be consummated on or before February 1, 2000 (or March 1, 2000, if the Proxy Materials are reviewed by the SEC), or (iii) at any time prior to a termination pursuant to Section 9.1(c) there shall have been made to Seller or publicly disclosed a bona fide Acquisition Proposal with respect to Seller, then Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer (x) a non-accountable, liquidated expense reimbursement of $500,000, and (y) a termination fee equal to $1,500,000. Upon the termination of this Agreement in connection with (i), (ii) or (iii) above, Seller shall be prohibited for a period of two hundred seventy (270) days from the date of such termination of this Agreement from directly or indirectly soliciting or encouraging (including by way of furnishing any non-public information concerning the business, properties or assets of Seller), or entering into or participating in any negotiations or discussions concerning, or consummating, any Competing Transaction. For purposes of this Section 9.2, a "Competing Transaction" means any contemplated transaction resulting from an Acquisition Proposal.

                      ARTICLE X. MISCELLANEOUS PROVISIONS

    Section 10.1. NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:               Helpmate Robotics, Inc,
                            1 Shelter Rock Lane
                            Danbury, Connecticut 06810
                            Attention: Joseph F. Engelberger

with a copy to:             Reid and Riege, P.C.
                            One State Street
                            Hartford, Connecticut 06103
                            Attention: Craig L. Sylvester, Esq.

If to Buyer:                Pyxis Corporation
                            3750 Torrey View Court
                            San Diego, California 92121
                            Attention: Stephen S. Thomas

with a copy to:             Cardinal Health, Inc.
                            7000 Cardinal Place
                            Dublin, Ohio 43017
                            Attention: General Counsel

and with a copy to:         Baker & Hostetler LLP
                            3200 National City Center
                            1900 East Ninth Street
                            Cleveland, Ohio 44114-3485
                            Attention: Ronald A. Stepanovic

    Section 10.2. ENTIRE AGREEMENT. This Agreement, the Additional Documents, the Exhibits and Schedules hereto, the documents referred to herein, the Confidentiality Agreement dated June 29, 1999, between Seller and Cardinal Health, Inc. and the Confidentiality Agreement dated February 19, 1999, between Seller and Buyer, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

    Section 10.3. BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and its successors and permitted assigns, and Buyer and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party except that Buyer shall have the right to assign its rights, interests and obligations hereunder to an affiliate of Buyer, provided such assignment does not adversely affect the satisfaction of any of the conditions set forth in Section 7.2. Any such assignment shall not relieve Buyer of any of its obligations under this Agreement. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

    Section 10.4. CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

    Section 10.5. EXPENSES OF TRANSACTION. Except as otherwise specifically provided herein, Seller shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, and will make all necessary arrangements so that the Property will not become subject to any lien or encumbrance as a result of any non-payment of any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. The liability for sales, real estate transfer and/or documentary taxes (but not income or similar type taxes) in connection with the consummation of the transactions contemplated hereby shall be the responsibility of Seller.

    Section 10.6. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

    Section 10.7. NO THIRD PARTY BENEFICIARIES. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

    Section 10.8. COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

    Section 10.9. GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

    Section 10.10. REMEDIES OF BUYER. The Property is unique and not readily available. Accordingly, Seller acknowledges that, in addition to all other remedies to which Buyer is entitled, Buyer shall have the right to enforce the terms of this Agreement by a decree of specific performance.

    Section 10.11. SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

    Section 10.12. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware.

    Section 10.13. MATERIAL ADVERSE EFFECT. For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall mean a material adverse effect on the assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such party and its subsidiaries taken as a whole.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                       BUYER:

                                                       PYXIS CORPORATION
                                                       By:
                                                             Name:
                                                             Title:

                                                       SELLER:

                                                       HELPMATE ROBOTICS, INC.
                                                       By:
                                                             Name:
                                                             Title:

SCHEDULES
---------
       1.1(a)           Personal Property
       1.1(b)           Inventory
       1.1(c)           Permits
       1.1(d)           Proprietary Rights
       1.1(e)           Personal Property Leases
       1.1(f)           Contracts
       1.1(g)           Accounts Receivable
       1.1(h)           Seller's Claims
       1.1(i)           Vehicles
       1.1(x)           Excluded Assets
       2.1              Assumed Liabilities
       3.4              Purchase Price Allocation
       4.2(a)           Organization and Standing
       4.2(d)           Capitalization of Seller
       4.2(e)           Conflicts, Consent and Approvals
       4.2(f)           Changes in Operations
       4.2(g)           Officers, Employees and Compensation
       4.2(i)           Taxes
       4.2(j)           Compliance with Law
       4.2(k)           Intellectual Property
       4.2(l)           Title to Property
       4.2(m)           Environmental Matters
       4.2(n)           Litigation
       4.2(p)           Employee Benefit Plans
       4.2(q)           Contracts
       4.2(r)           Accounts Receivable; Inventories
       4.2(s)           Labor Matters
       4.2(t)           Undisclosed Liabilities
       4.2(u)           Conduct of the Business
       4.2(v)           Product Warranties and Liabilities
       4.2(x)           Insurance
       4.2(z)           Year 2000 Compliance
       5.1              Employee Arrangements
       5.10             Key Employees
       7.1(f)           Consents and Approvals

EXHIBITS
--------
       3.2(b)           Escrow Agreement
       3.3(b)           Accountant's Letter Agreement
       5.10             Retention Agreements
       5.17             Consulting Agreement
       6.2(a)           General Conveyance, Assignment and Bill of Sale
       6.2(b)           Assignment and Assumption Agreement
       6.2(c)           Certificate of Seller
       6.2(d)           Assignment of Trademark and Servicemark
       6.2(e)           Assignment of the Patents
       6.2(k)           Opinion of Reid & Riege PC
       6.2(n)           LTI Assignment and Assumption Agreement
       6.3(c)           Certificate of Buyer
       6.3(g)           Opinion of Baker & Hostetler LLP

                                                                      APPENDIX B

                                ESCROW AGREEMENT

    This Escrow Agreement (this "Agreement") is made and entered into as of
            , 1999, among Pyxis Corporation, a Delaware corporation ("Pyxis"), HelpMate Robotics, Inc., a Connecticut corporation ("HRI"), and Bank One Trust Company, NA, a national banking association, as escrow agent (the "Escrow Agent").

                                   RECITALS:

    A. Pyxis and HRI have simultaneously herewith entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), providing for, among other things, Pyxis' acquisition of substantially all of the assets of HRI in accordance with the terms and conditions of the Asset Purchase Agreement.

    B. Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Asset Purchase Agreement.

    C. Pursuant to the Asset Purchase Agreement, HRI is obligated to indemnify Pyxis for certain damages and to reimburse Pyxis for certain amounts paid by Pyxis to its employees pursuant to certain retention bonus agreements.

    D. The Asset Purchase Agreement provides for the deposit into escrow of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the Purchase Price otherwise to be paid to HRI in order to secure the indemnification and reimbursement obligations of HRI (the "Holdback Amount").

    E. Pyxis and HRI desire to secure the services of the Escrow Agent, and the Escrow Agent is willing to provide such services, pursuant to the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I
             APPOINTMENT OF ESCROW AGENT; RESIGNATION AND SUCCESSOR

    Section 1.1. APPOINTMENT OF ESCROW AGENT. The Escrow Agent is hereby appointed, and accepts its appointment and designation, as Escrow Agent pursuant to the terms and conditions of this Agreement.

    Section 1.2. RESIGNATION OF ESCROW AGENT; APPOINTMENT OF SUCCESSOR. The Escrow Agent acting at any time hereunder may resign at any time by giving at least 30 days' prior written notice of resignation to Pyxis and HRI, such resignation to be effective on the date specified in such notice. Upon receipt of such notice, Pyxis shall, unless otherwise agreed between Pyxis and HRI, appoint a bank or trust company with a combined capital and surplus of at least $100 million as successor Escrow Agent, by a written instrument delivered to such Escrow Agent and HRI, whereupon such successor Escrow Agent shall succeed to all the rights and obligations of the retiring Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Agreement, the retiring Escrow Agent shall duly transfer and deliver the remaining portion of the Holdback Amount at the time held by the retiring Escrow Agent, provided that, if no successor Escrow Agent shall have been appointed on the effective date of resignation of the resigning Escrow Agent hereunder, the resigning Escrow Agent may transfer and deliver the remaining portion of the Holdback Amount into a court of competent jurisdiction.

                                   ARTICLE II
                              ESCROW ARRANGEMENTS

    Section 2.1. LIABILITY SECURED BY THE HOLDBACK AMOUNT. This Agreement has been executed and delivered and the Escrow Account (as defined in Section 2.2(b) of this Agreement) is hereby established, to facilitate any indemnification which may be owed to Pyxis pursuant to Article VIII of the Asset Purchase Agreement and to facilitate any reimbursement which may be due Pyxis pursuant to Section 5.20 of the Asset Purchase Agreement. The Holdback Amount deposited into the Escrow Account will be available to satisfy claims of Pyxis in accordance with Section 3.1 hereof.

    Section 2.2.  DELIVERY OF THE HOLDBACK AMOUNT.

    (a) On the Closing Date, Pyxis shall deliver to the Escrow Agent the Holdback Amount. The parties agree that all distributions of additional property made to HRI in respect of the Holdback Amount including, without limitation, all such interest and all other income earned on the Holdback Amount shall be interest and income of HRI and shall be reported for federal, state and local tax purposes as for the account of HRI.

    (b) The Escrow Agent shall hold the Holdback Amount in an escrow account (the "Escrow Account") for the benefit of HRI. Neither the Holdback Amount nor the Escrow Account shall be subject to any lien or attachment of any creditor, and shall be used solely for the purposes and subject to the conditions set forth in this Agreement and the Asset Purchase Agreement.

    Section 2.3. INVESTMENT OF THE HOLDBACK AMOUNT. The Escrow Agent is hereby authorized and directed to invest the Holdback Amount in the following obligations (collectively, the "Permitted Investments"):

    (a) obligations of the United States of America or obligations fully guaranteed by the United States of America as to timely payment of principal and interest;

    (b) such money market funds as are agreed to from time to time by Pyxis and HRI; and

    (c) certificates of deposit with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least $100,000,000.

    Subject to the foregoing limitations, the Escrow Agent shall invest the Holdback Amount in accordance with written instructions delivered to it by HRI from time to time. Except to satisfy any Indemnification Obligation (as defined in Section 3.1(a) hereof), any First Anniversary Reimbursement Obligation (as defined in Section 3.1(e) hereof), any Second Anniversary Reimbursement Obligation (as defined in Section 3.1(f) hereof) or as provided above, the Escrow Agent shall have no power or duty to invest the Holdback Amount or to make substitutions therefor or to sell, transfer or otherwise dispose of investments acquired hereunder.

                                  ARTICLE III
                         RELEASE OF THE HOLDBACK AMOUNT

    Section 3.1.  DISTRIBUTIONS FOR INDEMNIFICATION; RETENTION BONUSES.

    (a) At any time prior the second anniversary of the Closing Date, Pyxis may deliver to the Escrow Agent (with a copy to HRI) a certificate (a "Notice of Claim") (i) stating that Pyxis believes that it is entitled to indemnification pursuant to Article VIII of the Asset Purchase Agreement (an "Indemnification Obligation"), (ii) stating the aggregate amount (the "Claim Amount") of such

Indemnification Obligation (or, in the case of an unliquidated or uncertain Indemnification Obligation, a good faith and reasonable estimate thereof), and
(iii) specifying in reasonable detail the nature of such Indemnification Obligation, including the specific provision or provisions of the Asset Purchase Agreement pursuant to which indemnification is being sought. Any Notice of Claim delivered pursuant to this Section 3.1 with respect to any unliquidated Indemnification Obligation may be supplemented by a later Notice of Claim specifying in greater detail the applicable Claim Amount or any other items set forth therein. Upon delivery of any such Notice of Claim, the Escrow Agent shall, within three business days of receipt thereof, deliver a written notice together with a copy of such Notice of Claim to HRI.

    (b) If HRI shall object to the Indemnification Obligation or the Claim Amount specified in such Notice of Claim, HRI shall, within ten (10) business days after delivery of the written notice containing a copy of any such Notice of Claim, deliver to the Escrow Agent a certificate (a "Reply Certificate")
(i) specifying each such objection, and (ii) specifying in reasonable detail the nature and basis for such objection. Within three (3) business days after delivery to the Escrow Agent of a Reply Certificate, the Escrow Agent shall deliver a copy of such Reply Certificate to Pyxis. Pyxis and HRI shall negotiate in good faith for a period of twenty (20) business days after delivery of such Reply Certificate to Pyxis to reach a written resolution of any objections raised in the Reply Certificate.

    (c) If no Reply Certificate is delivered with respect to any Notice of Claim within ten (10) business days after delivery of the Notice of Claim, then HRI shall be deemed to have delivered a Payment Authorization (as defined below) acknowledging Pyxis' right to receive the Claim Amount specified in such Notice of Claim with respect to the applicable Indemnification Obligation and the Escrow Agent shall transfer to Pyxis a portion of the Holdback Amount equal to such Claim Amount, all in accordance with the procedures set forth in
Section 3.1(g).

    (d) If the Escrow Agent receives a Reply Certificate in a timely manner with respect to any Notice of Claim, the Claim Amount referred to in such Notice of Claim shall be held by the Escrow Agent and shall not be released to Pyxis except upon Pyxis' delivery to the Escrow Agent of either (i) joint written instructions signed by an authorized officer of Pyxis and by HRI directing the Escrow Agent as to the disposition of the Claim Amount (or any other amount mutually agreed upon by such parties), or (ii) a final, non-appealable judgment of a court of competent jurisdiction as to the disposition of the Indemnification Obligation referred to in such Notice of Claim (either of (i) or (ii) being a "Payment Authorization"), at which date the Claim Amount (or such other amount as set forth in the Payment Authorization) shall promptly be disbursed to Pyxis pursuant to the Payment Authorization.

    (e) Within ten (10) days following the first anniversary of the Closing Date, Pyxis shall deliver to HRI and the Escrow Agent a certificate (the "First Anniversary Retention Bonus Notice") setting forth the names of the individuals to whom Pyxis has, as of the first anniversary of the Closing Date, paid a retention bonus in accordance with the Retention Agreement (as defined in the Asset Purchase Agreement) pertaining to such individual. The First Anniversary Retention Bonus Notice shall state that Pyxis is entitled to reimbursement with respect to each such individual for the amount of the retention bonus increase set forth on SCHEDULE 1 attached hereto opposite such individual's name (collectively, all such retention bonus increases referenced on the First Anniversary Retention Bonus Notice are hereinafter referred to as the "First Anniversary Reimbursement Obligation"). Within three (3) business days after delivery of the First Anniversary Retention Bonus Notice, the Escrow Agent shall transfer to Pyxis a portion of the Holdback Amount equal to the amount of the First Anniversary Reimbursement Obligation, all in accordance with the procedures set forth in Section 3.1(g).

    (f) Within ten (10) days following the second anniversary of the Closing Date, Pyxis shall deliver to HRI and the Escrow Agent a certificate (the "Second Anniversary Retention Bonus Notice") setting forth the names of the individuals to whom Pyxis has, as of the second anniversary of the Closing Date, paid, in accordance with the Retention Agreement pertaining to such individual, a retention bonus with respect to the twelve (12) calendar month period immediately preceding the second anniversary of the

Closing Date. The Second Anniversary Retention Bonus Notice shall state that Pyxis is entitled to reimbursement with respect to each such individual for the amount of the retention bonus increase set forth on SCHEDULE 2 attached hereto opposite such individual's name (collectively, all such retention bonus increases referenced on the Second Anniversary Retention Bonus Notice are hereinafter referred to as the "Second Anniversary Reimbursement Obligation"). Within three (3) business days after delivery of the Second Anniversary Retention Bonus Notice, the Escrow Agent shall transfer to Pyxis a portion of the Holdback Amount equal to the amount of the Second Anniversary Reimbursement Obligation, all in accordance with the procedures set forth in Section 3.1(g).

    (g) The Escrow Agent shall pay all payments required to made to Pyxis pursuant to Section 3.1 of this Agreement by wire transfer to the bank account or accounts designated by Pyxis to the Escrow Agent in writing not less than one
(1) business day prior to the date of such payment.

    Section 3.2.  RELEASE OF ESCROW.

    (a) On the second anniversary of the Closing Date (the "Escrow Termination Date"), the Escrow Agent shall distribute the remainder of the Holdback Amount, less the aggregate amount of the retention bonuses set forth on SCHEDULE 2 attached hereto (the "Maximum Second Anniversary Reimbursement Obligation"), to HRI. Notwithstanding the foregoing, if the Escrow Agent shall have received a Notice of Claim from Pyxis prior to the Escrow Termination Date with respect to an indemnification claim (an "Unresolved Claim") for which the Escrow Agent has not received a subsequent Payment Authorization or written notification signed by Pyxis and HRI informing the Escrow Agent of the termination or other resolution of such claim or claims (each, a "Claim Termination Notice"), then
(i) the Escrow Agent shall retain a portion of the Holdback Amount sufficient for the payment of all Claim Amounts with respect to all such Unresolved Claims (but not in excess of the remainder of the Holdback Amount), and (ii) the Escrow Agent shall release to HRI the portion of the Holdback Amount in the Escrow Account not otherwise retained in accordance with this Section 3.2(a).

    (b) Upon the resolution of any Unresolved Claim, the Escrow Agent shall
(i) release any portion of the Holdback Amount retained in respect of such Unresolved Claim (A) to Pyxis in accordance with any Payment Authorization received by the Escrow Agent in respect of such Unresolved Claim, or (B) to HRI in accordance with any Claim Termination Notice received by the Escrow Agent in respect of such Unresolved Claim, and (ii) if no other Unresolved Claims remain outstanding, release the remainder of the Holdback Amount to HRI, less the Maximum Second Anniversary Reimbursement Obligation to the extent Pyxis has not yet received payment of a portion of the Holdback Amount to discharge the Second Anniversary Reimbursement Obligation. Upon payment to Pyxis of the portion of the Holdback Amount equal to the amount of the Second Anniversary Reimbursement Obligation in accordance with Section 3.1, the Escrow Agent shall release to HRI the remainder of the portion of the Holdback Amount retained pursuant to
Section 3.2(a) in respect of the Maximum Second Anniversary Reimbursement Obligation, if any.

    (c) The Escrow Agent shall pay all payments required pursuant to
Section 3.2 of this Agreement by wire transfer to the bank account or accounts designated by Pyxis or HRI, as the case may be, to the Escrow Agent in writing not less than one (1) business day prior to the date of such payment.

                                   ARTICLE IV
                                  ESCROW AGENT

    Section 4.1. FEES. For its services hereunder, the Escrow Agent shall receive (i) upon execution of this Agreement, an acceptance fee One Thousand Two Hundred Fifty Dollars ($1,250) as payment for initiating the transaction,
(ii) commencing on the Closing Date and then annually thereafter until it has delivered all of the Holdback Amount pursuant to Article III hereof, an administrative fee of Two Thousand Five Hundred Dollars ($2,500) as payment in advance for each calendar year of its service under this Agreement (not prorated for partial years; provided, however, if the entire Holdback Amount has not been delivered pursuant to Article III hereof as of the Escrow Termination Date solely as a result of Pyxis' assertion that it is entitled to reimbursement pursuant to Section 3.3(f) hereof for the Second Anniversary Reimbursement Obligation, the Escrow Agent shall receive an administrative fee prorated based on a 365-day year for its services rendered during the period of time beginning on the Escrow Termination Date and ending the date that the remainder of the Holdback Amount is delivered pursuant to Article III hereof), and (iii) the transaction fees set forth on SCHEDULE 3 attached hereto. The Escrow Agent shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Escrow Agent necessary to perform such services (other than taxes imposed in respect of the receipt of the fees referred to in the preceding sentence). The fees, expenses and reimbursements referred to in the foregoing two sentences shall be shared equally by Pyxis and HRI.

    Section 4.2. RESPONSIBILITIES OF ESCROW AGENT. The Escrow Agent's acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities:

    (a) Except as to its due execution and delivery of the Agreement, it makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under the Asset Purchase Agreement.

    (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

    (c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or misconduct.

    (d) The Escrow Agent may consult with competent and responsible legal counsel selected by it, and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.

    (e) The Escrow Agent shall have no discretion whatsoever with respect to the management, disposition or investment of the Escrow Account and is not a trustee or fiduciary to Pyxis or HRI. Pyxis and HRI acknowledge and agree that all investments made pursuant to this section shall be for the account and risk of Pyxis and HRI and any losses associated with investments shall be borne solely by Pyxis and HRI.

    (f) Pyxis and HRI agree to jointly and severally indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the "Indemnified Parties") harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "Damages"), including, without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Escrow Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph are in addition to any other rights any of the Indemnified Parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent. Notwithstanding any provision to the contrary in this Escrow Agreement, Pyxis and HRI shall have no liability to the

Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or misconduct of the Escrow Agent.

    (g) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and it shall not be bound by any modification of this Agreement unless in writing and signed by Pyxis and HRI or their respective successors in interest.

    (h) The Escrow Agent shall have no responsibility in respect of the validity or sufficiency of this Escrow Agreement or of the terms hereof. The recitals of facts in this Escrow Agreement shall be taken as the statements of Pyxis and HRI, and the Escrow Agent assumes no responsibility for the correctness of the same.

    (i) The Escrow Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. Whenever the Escrow Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this Escrow Agreement, such matter may be deemed conclusively proved and established by a certificate signed by Pyxis and HRI, and such certificate shall be full warranty for any action taken or suffered in good faith under the provisions of this Escrow Agreement.

    (j) In the event of a dispute between the parties hereto sufficient in the discretion of Escrow Agent to justify its doing so, the Escrow Agent shall be entitled, after providing written notice to Pyxis and HRI, to tender the Holdback Amount into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction over the Holdback Amount. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation hereunder earned prior to such filing. Any expenses relating to the tendering of the Holdback Amount into the registry or custody of any court of competent jurisdiction or filing any such legal proceedings shall be paid out of the Holdback Amount.

    (k) Except as specifically set forth above, the Escrow Agent does not have any interest in the Holdback Amount but is serving as escrow agent only and having only possession thereof. This Section 4.2(k) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

                                   ARTICLE V
                              CERTAIN TRANSACTIONS

    Section 5.1. MERGER, ETC. OF PYXIS. Nothing contained in this Escrow Agreement shall prevent any merger, liquidation or consolidation of Pyxis or HRI with or into another corporation or corporations, or successive consolidations or mergers in which Pyxis or HRI or their respective successors shall be a party or parties, or any sale or other conveyance of all or substantially all of the property of Pyxis or HRI to another corporation.

                                   ARTICLE VI
                                 MISCELLANEOUS

    Section 6.1. HRI REPRESENTATIVE. At least ten (10) days prior to adopting any plan of liquidation or dissolution, HRI shall irrevocably appoint an individual, who shall be a resident of the United States (the "HRI Representative"), to act on behalf of HRI with respect to all matters relating to this Agreement and Article VIII of the Asset Purchase Agreement, including without limitation, in considering and certifying the amount of any indemnification hereunder, in appointing a successor Escrow Agent hereunder, in considering and acting with respect to any amendment or termination of this Agreement, and generally in performing all acts expressly required or permitted to be performed by HRI pursuant hereto and pursuant to the Asset Purchase Agreement. At such time as the HRI Representative is appointed by HRI, HRI shall give written notice to Pyxis and the Escrow Agent specifying the name, address, telephone number and facsimile number of the HRI Representative (the "Appointment Notice"). From and after the date of receipt of the Appointment Notice, Pyxis and the Escrow Agent shall have the right to deal exclusively with the HRI Representative with respect to all matters under this Agreement and neither Pyxis nor the Escrow Agent shall have any liability to HRI for any acts or omissions of the HRI Representative, or any acts or omissions taken or not taken by Pyxis or the Escrow Agent at the direction of the HRI Representative, including, but not limited to the transferring of or the failure to transfer any portion of the Holdback Amount released from escrow. Upon a distribution of the Holdback Amount to the HRI Representative in accordance with this Agreement, the Escrow Agent and Pyxis shall be deemed to have fully satisfied any and all obligations to HRI under this Agreement and the Asset Purchase Agreement with respect to the amount of such distribution. If HRI fails to appoint the HRI Representative in accordance with this Section 6.1, either Pyxis or the Escrow Agent may petition any court of competent jurisdiction to appoint an individual to act as the HRI Representative for and on behalf of HRI.

    Section 6.2. AMENDMENT AND TERMINATION This Agreement may be amended or terminated by the written agreement of Pyxis and the HRI Representative, or shall terminate automatically at such time as all funds from the Holdback Amount have been paid or distributed in accordance with the terms of this Agreement and the Escrow Agent has received all fees as described in Section 4.1 hereto. Notwithstanding the foregoing, all provisions concerning the indemnification of the Escrow Agent shall survive any termination of this Agreement.

    Section 6.3. NOTICES. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if
(i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

       To HRI:
       HelpMate Robotics, Inc.
       Shelter Rock Lane
       Danbury, Connecticut 06810
       Attention: Joseph F. Engelberger
       Fax: (203) 791-1082

       With a copy to:
       Reid and Riege, P.C.
       One State Street
       Hartford, Connecticut 06103
       Attention: Craig L. Sylvester
       Fax: (860) 240-1002

       To Pyxis:
       Pyxis Corporation
       3750 Torrey View Court
       San Diego, California 92121
       Attention: Stephen S. Thomas
       Fax: (858) 480-6329

       With a copy to:
       Cardinal Health, Inc.
       7000 Cardinal Place
       Dublin, Ohio 43017
       Attention: General Counsel
       Fax: (614) 757-8919

       And with a copy to:
       Baker & Hostetler LLP
       3200 National City Center
       1900 East Ninth Street
       Cleveland, Ohio 44114-3485
       Attention: Ronald A. Stepanovic
       Fax: (216) 696-0740

       To the Escrow Agent:
       Bank One Trust Company, NA
       Corporate Trust Department
       100 East Broad Street, OH1-0181
       Columbus, Ohio 43271-0181
       Attention: Michael Dockman
       Fax: (614) 248-5195

or to such other person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail.

    Section 6.4. GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Ohio.

    Section 6.5. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement may be executed in several counterparts, each of which is an original but all of which together shall constitute one instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          PYXIS CORPORATION

                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                          HELPMATE ROBOTICS, INC.

                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                          BANK ONE TRUST COMPANY, NA

                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________

                                                                      APPENDIX C

DISSENTERS' RIGHTS

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 33-855. DEFINITIONS.

    As used in sections 33-855 to 33-872, inclusive: (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive. (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation. (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder. (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 33-856. RIGHT TO DISSENT.

    (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions: (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818; (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
(A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

SEC. 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
(2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

SECS. 33-858 AND 33-859. RESERVED FOR FUTURE USE.

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 33-860. NOTICE OF DISSENTERS' RIGHTS.

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections. (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

SEC. 33-861. NOTICE OF INTENT TO DEMAND PAYMENT.

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action. (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SEC. 33-862. DISSENTERS' NOTICE.

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861. (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall: (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date; (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

SEC. 33-863. DUTY TO DEMAND PAYMENT.

    (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice. (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SEC. 33-864. SHARE RESTRICTIONS.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866. (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 33-865. PAYMENT.

    (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest. (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated;
(4) a statement of the dissenter's right to demand payment under section 33-860; and (5) a copy of sections 33-855 to 33-872, inclusive.

SEC. 33-866. FAILURE TO TAKE ACTION.

    (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

SEC. 33-867. AFTER-ACQUIRED SHARES.

    (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection
(a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

SEC. 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if: (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated; (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment. (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

SECS. 33-869 AND 33-870. RESERVED FOR FUTURE USE.

JUDICIAL APPRAISAL OF SHARES

SEC. 33-871. COURT ACTION.

    (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located. (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings. (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

SEC. 33-872. COURT COSTS AND COUNSEL FEES.

    (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868. (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive. (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

SECS. 33-873 TO 33-879. RESERVED FOR FUTURE USE.

                                                                     Appendix D

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 10-KSB/A

(MARK ONE)

  X      ANNUAL REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES
----     EXCHANGE ACT OF 1934


         FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

         TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES
----     EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM___________ TO ____________

                         COMMISSION FILE NUMBER 1-14160

                             HELPMATE ROBOTICS INC.

             (Exact name of registrant as specified in its charter)

         CONNECTICUT                                    06-1110906
         (State or other jurisdiction                   (I.R.S. Employer
         of incorporation or organization)              Identification No.)

         SHELTER ROCK LANE
         DANBURY, CONNECTICUT                                 06810
         (Address of principal executive offices)           (Zip Code)

                    ISSUER'S TELEPHONE NUMBER (203) 798-8988

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


         TITLE OF EACH CLASS         NAME OF EACH EXCHANGE ON WHICH REGISTERED
         -------------------         -----------------------------------------

                  None



SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: Units, Common Stock and Warrants

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                                                  --
Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB.
                                                                      ---
The registrant had revenues totaling $4,546,574 during the fiscal year ended December 31, 1998.

The aggregate market value of the voting stock held by non-affiliates as of March 10, 1999 was approximately $3,970,000.

The number of shares outstanding of the registrant's common stock as of March 10, 1999 is 14,201,402 shares.

Documents incorporated by reference: None

Transitional Small Business Disclosure Format (Check One)  Yes         No  X
                                                              ----       ----

PART I

ITEM 1:  DESCRIPTION OF BUSINESS

FORM AND YEAR OF ORGANIZATION

HelpMate Robotics Inc. (the "Company"), a Connecticut corporation, was co-founded in 1984 as a robotics "think-tank" by its chairman, Joseph F. Engelberger. During its early years, the Company's primary focus was contract engineering and research and development for third parties. Through the years, however, the focus of the Company has evolved into the development of commercial applications for autonomous robotic products with the HelpMate-Registered Trademark- robotic courier, the flagship product of the Company, becoming its namesake.

COMPANY TECHNOLOGY

The Company develops, manufactures and markets mobile robotic systems, which are distinguished by their ability to navigate autonomously without the need for fixed tracks or guide wires. The Company accomplishes this by employing state of the art sensor technology, wireless radio, and proprietary software to the guidance of battery powered vehicles of its own design. So equipped, these autonomous vehicles can navigate from point to point, avoid stationary and moving obstacles (including people), make almost instantaneous stops when necessary, summon elevators to travel between floors, announce their arrival at destinations, signal closed doors to open, and maintain communications with a centrally located computer.

The Company also continues to sell, on a limited basis, components of its autonomous mobile robotics technology to universities and other research facilities, and has licensed some of its technologies for use in floor-cleaning and automated prescription-filling applications. The Company also engages in research and development contracts in the area of mobile robotics technology.

HELPMATE-Registered Trademark- - THE FLAGSHIP PRODUCT

The Company's flagship product is the HelpMate-Registered Trademark- robotic courier, an intelligent, self-navigating, battery-powered robot used for automated materials transport. The HelpMate is approximately 4 1/2 feet tall by 2 1/2 feet square, weighs over six hundred pounds, has a payload capacity of approximately six cubic feet and can be dispatched by users from an ATM-like screen and keyboard located on its back control panel. HelpMate development began in 1987, and, following extensive testing at Danbury Hospital in Connecticut, the first HelpMate became operational there in 1991.

HELPMATE MARKET INTRODUCTION

Potentially applicable in many industries and markets, the institutional hospital market was chosen as the first market for HelpMate due its need for constant, around-the-clock transport at a time when major cost reductions and improved efficiencies continue to be urgently sought.

Transportation throughout a hospital is a significant component of overall operating cost. It encompasses patient transport as well as the routine delivery of large items such as meal carts, trash carts, laundry carts, stretchers and wheel chairs. Also is the less noticed but more numerous small deliveries, so-called "unit loads", which may be considered merely errands but can represent fully one quarter of all materials movement within a hospital. Common examples of this include delivery of medications, retrieval of lab specimens, re-supply of out of stock items, and deliveries of special or late meal trays resulting from dietary changes, patient transfers and new or late admissions, which can amount to 10 percent of all meals delivered in the hospital. Another typical situation is in hospital departments such as pharmacies and central supply areas where delivery needs on second and third shifts are complicated by the presence of only a single staff member who cannot leave to make needed deliveries.

Some hospitals maintain a transportation department with human couriers dedicated to this task. This is not an insignificant undertaking however, since full coverage with just one person for three shifts a day, 365 days a year, requires over five and a half (5 1/2) full time equivalents (FTEs) when weekends, holidays, vacations and sick time are considered. And while these deliveries may be assigned to unskilled, low wage workers, they are always managed by, and often shared with, high skilled personnel who would otherwise be engaged in either department management, critical patient care, or both. Again, independent studies cite significant amounts of nurse's time spent on deliveries and running errands as a detriment to patient care.

The HelpMate is offered to hospitals as an automation solution to the transport problem which is both cheaper and more reliable than the use of humans for these low value yet necessary, "fetch and carry" tasks. HelpMate is available at lower capital cost and can be installed faster and with less disruption than alternative automation systems such as conveyors, dumbwaiters, pneumatic tubes or automated guided vehicles. These other systems have various inherent limitations such as payload size, fixed routes (horizontal or vertical only), maintenance accessibility, etc. that restrict their application to only certain types of transport. By comparison to HelpMate, they are all deficient in the areas of cost, installation and overall flexibility, in that they require extensive permanent modifications to be made to the facility for installation of ductwork, tubes, tracks and guide path systems in ceilings, walls and floors, making them not only more expensive to install but also considerably more difficult to modify in the event of changing materials delivery requirements.

The overall market potential for HelpMate robots in United States hospitals alone is estimated to be 10,000 robots, based on a formula of one robot for every 100 beds in the nation's 2,000 largest hospitals. The Company believes the European and Asian markets to be equally as large.

HELPMATE PRICING

HelpMates may be purchased, rented or, most recently, leased. List price of a basic HelpMate robotic system, complete with standard peripheral equipment, is $105,000. Various peripheral equipment and options can increase this amount upwards to $140,000 when installation costs are included. The Company also offers annual maintenance contracts priced according to the list price of the HelpMate equipment. Based upon current wage rates, the Company estimates that hospitals can achieve a payback on the purchase of a HelpMate system in nine to twenty-four months, depending on the number of hours the system is operated and the efficiency of its utilization.

The Company has depended upon a rental program for a large percentage (approximately 78%) of its initial placements in the United States. The rental arrangement is attractive to hospitals because the base rental rates for HelpMates, which range from $7.00 per hour for the minimum 12-hour daily use to $5.50 per hour for 24-hour daily use, compare quite favorably with the typical rates for nurses of $22 per hour and for couriers of $10 per hour. Additional peripheral equipment adds to these basic hourly charges without measurably impacting perceived economic advantage to the customer. Maintenance is included in the rental charge.

The Company considers the rental approach essential to the introduction of HelpMate, providing a necessary stimulus to early market development by removing the need for a financial decision and commitment prior to evaluation and acceptance of such a revolutionary new product. It also facilitates decision-making at lower levels within the hospital's management. The term of the rental agreement is short, typically one year, with a one month cancellation provision. Domestic sales of HelpMate systems have often been made to those end-users who previously had rented a HelpMate robot. Purchase of a rental HelpMate robot is encouraged with a discount based on prior months rent.

HELPMATE MARKET STATUS

Within the United States, HelpMates may be found in use across the country in some 30 different states. HelpMates have been accepted for transport service in scheduled and unscheduled trips in hospitals, carrying all types of unit loads including medications, lab samples, supplies, radiology films, late meal trays, and medical records between departments and nursing stations on the floors. HelpMates are found dedicated exclusively to certain departments and/or shared amongst several departments; in service as single units or more recently, as multiple units in a small fleet.

COMPANY FINANCING

The Company's capital requirements in connection with the continuing development and commercialization of the HelpMate robot have been significant, and have been funded principally through private investment, the Company's 1996 initial public offering, and certain financing transactions whereby the Company has assigned the rental stream from rental robots in exchange for lump sum payments. (See Footnotes 4 and 6 to the Financial Statements).

Operationally, the Company's cash balance and overall profitability are highly dependent upon the mix of HelpMate robot rentals to robot sales. From the sale of a basic HelpMate robotic system for $105,000, the Company achieves a gross margin of approximately 40% (at current volume and design levels), which is received immediately upon completion of installation. The rental program yields an average annual revenue to the Company of $30,000 per robot net of approximately $6,000 in maintenance expense. However, with a rented robot, it currently takes approximately 18 months for the Company to recoup production and installation costs. Thus with a high mix of rentals, the Company is not able to sustain growth without continuing outside financing, although, as market acceptance increases, the Company anticipates being able to negotiate longer term rental and lease contracts with its customers such that these agreements may be used as collateral for additional working capital financing.

The Company was compelled during late 1996 and 1997 to take steps, resulting in a significant down-sizing of the Company and reduction of its sales and marketing efforts, in order to reduce expenses and conserve cash. In January, 1998 the Company announced a series of steps directed at improving its short-term liquidity. These included the completion of a private placement of $1,350,000 in convertible notes, the agreement by certain creditors to accept reduced cash payment in liquidation of outstanding trade payables, and the agreement by certain creditors to convert their loans, trade payables, and other obligations of the Company to them into shares of common stock and warrants to purchase common stock. (See Footnote 6 to the Financial Statements).

DISTRIBUTION METHODS

The Company's domestic sales and marketing activity focuses principally on the North American hospital market for the HelpMate. The Company handles all marketing activity directly from its Danbury, Connecticut location. The Company's sales and marketing staff currently consists of two people (the director of marketing and two part-time sales people) and an independent manufacturers representative for the Greater New York City area. Other officers of the Company also are employed in this function from time to time in the course of their travels to different regions of the country.

The Company has conducted its foreign marketing and distribution program principally through sales to two foreign distributors. In exchange for certain royalties previously provided to the Company and certain royalties payable to the Company in the future, the Company granted an exclusive license to a Danish affiliate of Otis Elevator Company ("Otis") to distribute the Company's HelpMate systems in Europe, the former Soviet Union, Africa and parts of the Middle East. This license agreement was terminated in September 1998 and the Company is currently seeking a European partner. The Company granted an exclusive license to Yaskawa Electric Corporation ("Yaskawa"), to manufacture and distribute HelpMate and other of its products in Japan and other Asian countries. (See Management's Discussion and Analysis - Distribution Agreement").

COMPETITIVE BUSINESS CONDITIONS

The Company believes its HelpMate robotics systems currently have no direct competition other than human beings against which the HelpMate robot provides a lower cost and superior service. The Company has not experienced any resistance from organized labor and continues to believe that a HelpMate can be used to the benefit of all job labor categories within the organization.

While the Company also believes the HelpMate system technology provides a lower cost and flexible alternative to large fixed automation systems such as automatic conveyors, dumbwaiters, pneumatic tubes, and track-guided systems such as automated guided vehicles, the Company also recognizes that manufacturers of these systems have greater sales and marketing resources to bring to bear on the available market.

In addition, other major robotics manufacturers who may have significantly greater financial, technical and marketing resources than the Company could enter the market in which the Company competes and prove to be more effective in selling alternative systems. To date however, these companies generally have adhered to industrial and manufacturing applications of robotics. In addition, some companies have developed robotics products aimed at the service, rather than the industrial sector, although the Company believes these products currently do not compete with HelpMate in the hospital and healthcare industry.

RAW MATERIALS AND PRINCIPAL SUPPLIERS

All HelpMate components, fabricated parts and electronic assemblies are manufactured by third-party vendors. The Company's manufacturing technicians perform inspection, testing, final assembly and quality assurance. The Company has approximately four primary suppliers and several hundred secondary vendors. Two suppliers, AB Electronics Inc. of Danbury, Connecticut, and Aldine Metal Corporation of Brookfield, Connecticut provide more than ten percent of the cost of the components and assembly work for the HelpMate units.

The Company's current small batch production mode results in sporadic shipments from vendors increasing the overall product lead time to six months from batch order to customer shipment. The Company believes that increases in the batch size would reduce overall product lead time to three months, would improve the quality, reliability and performance of its HelpMate robotics systems, and would allow the Company to realize cost savings through volume discount purchases of component parts. The Company has implemented process controls and quality assurance procedures in anticipation of any transition to a higher volume building program. A significant increase in volume would require the Company to hire additional employees.

PATENTS AND TECHNOLOGY

The Company's technology is embodied in a core set of hardware and software modules for sensing and control of mobile systems as well as application-specific technology. The Company's component technologies include drive and controls, vision sensors, proximity sensors, wireless radio, network communication, navigation software and supervisory capabilities. The Company has obtained fourteen United States patents related to such technology to date.

The Company's success is heavily dependent on its proprietary software. The Company's software is not patented or copyrighted and patent and copyright laws offer only limited practical protection. The Company relies largely on its license agreements with customers and its own security systems, confidentiality procedures and employee nondisclosure agreements to maintain the trade secrecy of its products. Further, the Company does not believe that its operations or products infringe on the intellectual property rights of others.

TRADEMARKS

The Company currently holds registered trademarks for the names
HelpMate-Registered Trademark- and Labmate-Registered Trademark-, a component of the Company's autonomous robotics navigation technology sold to universities, laboratories and other research facilities.

LICENSES

In addition to its license with Yaskawa, the Company has licensed certain of its intellectual property regarding navigation and control systems for use in various floor care equipment to Electrolux.

ROYALTY AGREEMENTS

The Company has an agreement with Connecticut Innovations, Incorporated ("CII"), a State of Connecticut sponsored development corporation, pursuant to which CII reimbursed the Company for $441,000 of development costs related to the HelpMate systems (the "Sponsored Products"). In return for such reimbursement, the Company must pay royalties aggregating $2,205,000 to CII. (See Footnote 9 to Financial Statements).

RESEARCH AND DEVELOPMENT

Since its inception the Company has engaged in research and development in the areas of service robotics and robotics technology applications. The Company has performed this work under contract to various government agencies and industrial clients. Generally the Company has retained commercial development rights to certain of the technologies and has, in some instances, subsequently invested its own funds to supplement the development of a commercial product. These research and development contracts have also enabled the Company to allocate a portion of the cost of Company overhead and technical resources used in maintaining its existing HelpMate product line. The Company intends to continue to engage in such contract research and development to the extent that the incremental costs for such activities are fully funded by the contracting party or other outside sources. The Company may incur unfunded expenses in soliciting such research and development contracts.

The Company also has funded research and development activities related to the development and enhancement of its HelpMate systems. In 1997 the Company spent $571,688 primarily on research and development in connection with HelpMate compared to 1998 when very little was spent due to the reduced staff levels. The Company also spent $291,185 and $308,700 in 1998 and 1997 respectively in connection with other projects, including its contract research and development activities.

BACKLOG

The backlog at December 31, 1998 consisted of approximately $90,000 in annual rental revenue. This is a decrease of approximately $390,000 from the backlog at December 31, 1997. This decrease was attributable to the decrease in sales staff and reduction in marketing activities. It is anticipated that these systems and robots will be placed in service by mid year 1999. In addition, the Company estimates that, as of December 31, 1998, it had a backlog of approximately $90,000 with respect to orders to purchase components for certain of its research products.

EMPLOYEES

As of December 31, 1998, the Company had sixteen employees on a full-time basis and one employee on a part-time basis.

ITEM 2:  PROPERTIES

The Company leases a facility in Danbury, Connecticut with 22,951 square feet from Shelter Rock Business Center pursuant to a lease which expires in February 2001. Rent for the premises is $15,625 per month and includes amounts for taxes and outside maintenance. The lease does not contain any renewal option. The Company subleases approximately half of this space to tenants at the same rental rate, charged pro rata on the basis of square footage. These tenant leases are on a month to month basis and the Company may expand into this space with minimum notice if and when it needs to do so to support increased production. The Company believes that the facilities used in its operations are in satisfactory condition and adequate for its current and reasonably foreseeable future needs.

ITEM 3:  LEGAL PROCEEDINGS

NONE

ITEM 4:  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

NONE

PART II

ITEM 5:  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

The Company's Common Stock and Warrants are currently traded on the Nasdaq Bulletin Board. A recent last sales price for the shares of Common Stock as reported on the Nasdaq Bulletin Board was $.31 on March 10, 1999.

The following table sets forth the high and low bid price of the Company's Common Stock as reported on the Nasdaq Bulletin Board:

                                            HIGH              LOW

Quarter ended March 31, 1998                $0.45            $0.27
Quarter ended June 30, 1998                  0.34             0.16
Quarter ended September 30, 1998             0.25             0.13
Quarter ended December 31, 1998              0.69             0.13




HOLDERS

The Company estimates that as of March 10, 1999, there were approximately 1,200 holders of record of the Company's Common Stock.

DIVIDENDS

The Company has not paid nor does it anticipate paying cash dividends on the Common Stock in the foreseeable future since currently it intends to retain any earnings for use in its business. In addition, in connection with certain financing provided to the Company by CII, the Company agreed that for a period expiring June 2001, it would not directly or indirectly declare, order, pay or reserve any sum or property for the payment of any dividend or other distribution on the Company's capital stock until such time as the Company has achieved a net profit for three consecutive fiscal quarters.

ITEM 6:  MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

As a result of disappointing performance in 1996, the Company experienced a severe shortage of cash in 1997 and was forced to take drastic actions to preserve the Company in the latter half of the year. These actions resulted in a further reduction of staff and slowing of marketing and manufacturing activity. During 1998 the Company continued to support existing customers, drawing from materials and parts that were previously ordered and received, to fill orders that had been previously booked.

The remaining backlog at December 31, 1998 is scheduled to be installed and operational by mid year 1999. At that point, the Company will have 76 robots on rental in its US customer base, providing a stream of on-going revenues. The two-armed, mobile robot project under contract to NASA was completed and delivered to NASA in September, 1998.

The Company believes the opportunity to establish the HelpMate robot as a flexible, cost-efficient and preferred method for transporting materials within hospitals and other healthcare facilities remains significant. Although the Company does not presently have specific plans to purchase parts for builds of new HelpMate robots, the Company will continue to maintain a sales presence in the marketplace. Therefore, while the Company's near-term objective is to stabilize and enhance its business at the level of the current customer base, it will actively pursue additional means of financing that would be necessary to resume expansion of its original aggressive marketing plans.

LIQUIDITY AND CAPITAL RESOURCES

The Company's near-term objective is to stabilize its business at the level of its current customer base while seeking additional financing necessary to resume original marketing plans.

As a result of the termination of the Otis agreement, the Company will receive during fiscal 1999 seven robots from Otis at a cost of $1 each. In addition, during fiscal 1999 the Company has the option to repurchase up to nine robots, which are currently rented to hospitals, from HTLP robots, for an aggregate of $81,000. Assuming these rentals continue, the Company estimates that these robots would generate approximately $100,000 in rental revenue in 1999. Also, the Company believes it has in inventory most of the parts necessary to perform routine maintenance and repairs on its rental robots in 1999.

The Company is operating at slightly below a cash break-even level and management believes that at the Company's current level of operations, it will have sufficient cash to maintain operations throughout 1999.

Historically, the Company has been dependent upon sources other than operations to finance its working capital requirements. These sources include loans and/or investments from stockholders and their affiliates, private placements of its debt and equity securities, the Company's initial public offering and the proceeds of Financed Rentals. (See Footnote 6 to Financial Statements).

The Company continues to actively seek additional financing alternatives in order to strengthen its liquidity situation in the short term. Although the Company has identified some potential sources of such financing, the Company has no current commitments or agreements with respect to such and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Such alternatives include, but are not limited to Financed Rental transactions similar in nature to that entered into with Leasing Technologies International, Inc. ("LTI"); private placement of the Company's securities in the United States or abroad; and/or mezzanine type financing (including senior or subordinated debt). Further, additional equity financing may involve substantial dilution of the stock ownership of the Company's existing stockholders. Moreover, financial or other covenants imposed by future financing sources might further adversely affect the Company's ability to pay dividends and management's ability to control the Company. Additionally, by transferring the title and rental agreements to a third party in Financed Rental transactions for an immediate cash payment, the Company could lose all or a portion of its opportunity to benefit from ongoing rentals in the future or from the residual value of the units upon the expiration of the rental agreements. Finally, no assurances can be given that any such financing will provide sufficient cash required for the Company to attain an operating revenue stream of cash sufficient to support the Company's continued operations. It is also not anticipated that current stockholders will provide any additional financing.

In October 1998 the Company announced that it is conducting an investigation to determine the extent to which it has been defrauded by its former payroll company. The payroll company, KPM, Inc., of Brookfield, Connecticut, did business under the names Payroll Express and Compusystems. Based upon the Company's preliminary investigation, the Company believes that KPM misappropriated Company funds which KPM was required to pay to the Internal Revenue Service with respect to Company employment taxes. As part of its investigation, the Company has discovered that copies of the tax returns provided by KPM to the Company differ materially from the actual returns which KPM filed on the Company's behalf with the IRS. KPM was engaged as the Company's payroll service from the late 1980's until August 1998. KPM filed for bankruptcy in July 1998.

The Company understands from published reports that KPM may have similarly misappropriated funds from a number of other KPM customers and that IRS Criminal Investigation Division and the office of the United States Attorney are currently investigating KPM.

Under the Internal Revenue Code, the Company is liable for the payment of these unpaid taxes as well as interest and penalties assessed, if any. The Company has calculated these unpaid taxes to approximate $1,000,000 exclusive of interest and penalties. The Company anticipates that it will be able to negotiate a settlement with the Internal Revenue Service not to exceed $150,000 and therefore have recorded this amount in Accrued expenses and Selling, general and administrative expenses in the accompanying 1998 financial statements.

The Company believes that this tax liability may have a material and adverse affect on the Company's business, its financial condition and on the results of its operations. The Company has taken the following actions; (a) filed a claim in the KPM bankruptcy proceedings; (b) filed a claim under the Company's insurance policy; the claim was denied; and (c) entered into discussion with the Internal Revenue Service regarding a compromise of the Company's liability for these employment taxes. In addition, the Company may need to use its available cash and future revenues to liquidate its tax liability.

The Company is continuing to investigate this matter and expects to cooperate fully with the ongoing IRS and United States Attorney investigations of KPM.

Although the accompanying financial statements have been prepared assuming that the Company will continue as a going concern, failure to reach a compromise on this matter on terms favorable to the Company raises substantial doubt about its ability to continue as a going concern.

FINANCING AND RESTRUCTURING TRANSACTIONS

In January 1998, the Company announced a series of steps directed at improving its short-term liquidity and cash flow. These included the receipt of certain loans, the completion of a private placement of $1,350,000 in convertible notes, the agreement by certain creditors to accept reduced cash payment in liquidation of outstanding trade payables, and the agreement by certain creditors to convert their loans, trade payables, and other obligations of the Company to them into shares of common stock and warrants to purchase common stock. (See Footnote 6 to the Financial Statements).

REVENUES

Total revenues increased by $899,065 or 25% from the year ended December 31, 1997 compared to the year ended December 31, 1998. Rental revenues increased by $816,585 or 39% and sales revenues increased by $119,997 or 10%. Also, net revenues from research and development contracts decreased by $37,517 or 12% due to the completion of the NASA project in the third quarter of 1998. Total sales revenue increased while the mix of sales shifted toward the sale of robots versus sales of component products. In 1998 the Company increased its sale of robots to twelve from five in 1998. At the same time the sale of component products decreased in 1998 to $133,000 from $498,000 in 1997. The increase in rental revenues reflects the Company's larger rental fleet of 73 robots being in place for an entire year.

COST OF REVENUES

Cost of revenues increased by $466,366 or 20% from the year ended December 31, 1997, compared to the year ended December 31, 1998. Overall, cost of revenues has decreased slightly as a percentage of revenues, which reflects the Company's ongoing efforts to reduce the cost associated with manufacturing and installing its HelpMate robots.

GROSS PROFIT

Gross profit increased by 32% or $432,699 from the year ended December 31, 1997 compared to the year ended December 31, 1998. The increase in gross profit percentage and dollars reflects the Company's on-going strategy to reduce costs associated with manufacturing and installing its HelpMate robots coupled with the fact that several of the Company's rental units are now fully depreciated.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, General and Administrative Expenses decreased by $1,332,911 or 38% from the year ended December 31, 1997, compared to the year ended December 31, 1998. The decrease reflects the full effect of the staff reductions instituted in August 1997.

INTEREST EXPENSE AND INTEREST INCOME

Interest expense, net of interest income decreased by $90,241 or 37% from the year ended December 31, 1997, compared to the year ended December 31, 1998. The decrease in net interest expense is reflective of a decrease in financing obligations.

LOSSES

The Company incurred a net loss of $452,862 and $2,243,471 for each of the years ended December 31, 1998 and 1997, respectively. These losses were sustained primarily because the Company has not achieved the volume and mix of sales and rentals of HelpMates required to cover the overhead expenses associated with the commercialization of its HelpMate systems. Although the decrease in staffing and sales and marketing expense have reduced losses during fiscal 1998, the Company anticipates that such losses will continue until the volume of sales and rentals of HelpMates necessary to cover overhead expenses is achieved. As noted above, the overall profitability and cash flow of the Company is highly dependent upon its mix of robot rentals, i.e., more robot rentals than sales results in larger losses and a quicker depletion of cash.

LOSS PER SHARE

Loss per share for the years ended December 31, 1998 and 1997 was ($0.04) and ($0.36), respectively. Basic and diluted loss per common share is computed based on the weighted average number of common shares and common stock equivalent shares outstanding during the period, as adjusted for the stock split that occurred in conjunction with the initial public offering. Shares from the assumed exercise of options and warrants granted by the Company have been included in the computations of earnings per share for all periods unless their inclusion would be anti-dilutive.

OTHER

The Company finalized the termination of its European license agreement with Otis in September 1998. As a result, the Company purchased, for $1 each plus transportation costs, seven robots from Otis and the Company will support three installed robots in Europe until the leases with Otis expire, when the robots will be owned by HelpMate and returned. Also, the Company paid Otis $25,381 to settle all outstanding debts.

For the foreseeable future, the Company does not anticipate paying dividends and the Company anticipates retaining any earnings to fund its operations. Moreover, the ability of the Company to pay dividends is subject to contractual restrictions through September 2001. Specifically, during that period, the Company may not, unless otherwise approved by one of its lenders, directly or indirectly declare, order, pay or reserve any sum or property for the payment of any dividend or other distribution on the Company's capital stock until such time as the Company has achieved a net profit for three consecutive fiscal quarters.

INCOME TAXES

The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"), SFAS 109. The Company's net operating loss carry forwards of approximately $18.6 million at December 31, 1998 expire during the years 1999 through 2013. The related deferred tax asset has been fully reserved because the ability of the Company to realize a future tax benefit from its net operating loss carry forwards may be limited.

INFLATION

The Company does not believe that the relatively moderate levels of inflation which have been experienced in the United States has had or will have a significant effect on its revenues or operations.

YEAR 2000 READINESS

The Year 2000 issue affects computer and information technology ("IT") systems, as well as non-IT systems which include embedded technology such as micro-processors and micro-chips that have date sensitive programs that may not properly recognize the year 2000. Systems that do not properly recognize such information could generate inaccurate date or cause a system to fail, resulting in business interruption. The Company is currently implementing a plan to provide measured assurances that its computer and IT-systems and non-IT systems, including analytical instruments and equipment, and those of third parties which have a material relationship with the Company are or will be compliant.

The Company expects to complete in April 1999 a comprehensive inventory and assessment of its existing IT and non-IT systems and those of third parties. Assessment will include identifying critical systems - internal and external (including third parties) - in order to formulate a remediation and verification plan. The Company currently believes that remediation and verification , which include obtaining written assurances from key vendors and suppliers, as well as testing, will be complete by July 1999. The Company has completed its testing of its flagship product, the HelpMate robotic courier system, and determined that it is year 2000 compliant.

The Company believes, based on preliminary information, that the costs associated with remediation and verification to become year 2000 compliant will not have a material adverse impact on the Company's financial position, results of operations, or cash flow.

Although the Company has taken steps to address the year 2000 issue, there can be no assurance that the failure of the Company and/or its material third parties to timely attain year 2000 compliance or that the failures and/or the impacts of broader compliance failures by telephone, mail, data transfer or other utility or general service providers or government or private entities will not have a material adverse effect on the Company. Further, based on the information available, the Company cannot conclude that any failure of the Company or third parties to achieve Year 2000 compliance will not adversely effect the Company.

FORWARD LOOKING STATEMENTS

Statements made in this report regarding (a) the projection of revenues, income, earning per share, capital expenditures, dividends or other financial items, (b) the plans and objectives of management for the Company's future operations, (c) the future economic performance of the Company, and (d) statements regarding the assumptions underlying or relating to the foregoing items are forward-looking statements. Forward-looking statements are contained in this report, including under the sections entitled "Description of Business -- Company Financing; -- Distribution Methods; and -- Research and Development," "Management's Discussion and Analysis --General; -- Liquidity and Capital Resources -- Losses; and -- Other." There are important factors that could cause the actual results to differ materially from those in the forward-looking statements. These important factors include the following: (a) if the mix of robot rentals versus sales changes; (b) if there are substantial returns of robots currently on rental or if the Company is unable to place returned robots with new customers; (c) if there is a substantial reduction in the aggregate number of hours for which robots are rented; (d) if existing orders in backlog are canceled; (e) if the Company's own order/installation forecast changes; (f) if the Company is unable to purchase the robots from HTLP; (g) if the Company is unable to sustain its current level of operations;(h) if the Company's financial condition negatively impacts the Company's reputation in the marketplace and consequently negatively impacts order receipts; (i) if the Company is unable in the foreseeable future to secure additional financing; (j) the Company is unable to reach an agreement with a new strategic marketing partner in Europe; (k) if customers or vendors have year 2000 issues which adversely affect the Company; and (l) the impact of the payroll company matters described in "Liquidity and Capital Resources."

ITEM 7:  FINANCIAL STATEMENTS

The information required by Item 7 of Part II is incorporated herein by reference to the financial statements filed with this report. See item 13 of
Part III.

ITEM 8: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In order to reduce its auditing expenses, on January 21, 1998, the Company appointed Arthur Andersen LLP ("Arthur Andersen") as auditors for the fiscal year ended December 31, 1997 and terminated the appointment of Ernst &Young LLP ("Ernst & Young") as its auditors for that year. Ernst & Young had audited the Company's financial statements since 1985.The reports of Ernst &

Young on the financial statements of the Company as of December 31, 1996 and 1995 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two years ended December 31, 1996 and in the subsequent interim period, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Ernst &Young would have caused it to make reference to the subject matter of the disagreement in their reports.

PART III

ITEM 9: DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Company's executive officers and directors are as follows:


NAME                           AGE    POSITION

Joseph F. Engelberger          73     Chairman, President, CEO and Director
Fred T. Cordano                56     Vice President, Manufacturing
Joseph G. Cote                 57     Director
Howard Motter                  51     Director
Theodore Sall                  72     Director
Sheldon Sandler                54     Director



Mr. Engelberger co-founded the Company in 1984 and has served as a Director and the Chairman since that time. Prior to that, Mr. Engelberger founded and served as the first president of Unimation, Inc., the first industrial robotics company, which was acquired by Westinghouse Electric Corporation. He also founded and was the first president of Consolidated Controls Corporation, which was ultimately acquired by Eaton Corporation. Mr. Engelberger has written extensively on the subjects of instrumentation and robotics. Mr. Engelberger is the father of Gay Engelberger, the Company's director of marketing. Mr. Engelberger formerly served as a director of Anderson Group, Inc. and currently serves as a director of EDO Corporation.

Mr. Cordano has been employed with the Company in various engineering capacities since 1990 and during the past two years he has served as the Company's Vice President of Engineering.

Mr. Cote has been a director of the Company since August 1997. Currently Mr. Cote is an independent business consultant. Prior to that Mr. Cote served as co-president and chief operating officer of Prospect Street Ventures, a venture capital firm, until 1998.

Mr. Motter has been a director of the Company since September 1998. Currently Mr. Motter is a management consultant. Prior to that Mr. Motter served as President and Chief Executive Officer of Elekta Oncology Systems and President and Chief Executive Officer of Elekta Canada, Inc. Mr. Motter also spent 26 years with Philips Medical Systems. Mr. Motter currently serves as a Director of Quanta Vision, Inc.

Dr. Sall has been a director of the Company since March 1996. He currently is a Professor Emeritus at Ramapo College of New Jersey. Prior to holding this position, Dr. Sall was an Adjunct Professor of Clinical Medicine at the University of Medicine and Dentistry, New Jersey School of Nursing from 1991 to July 1995. Dr. Sall is also a Director of International Vitamin Corporation and Fluro Scan Inc.

Mr. Sandler has been a director of the Company since March 1996. Mr. Sandler is Chief Executive Officer and a founding partner of Bel Air Partners, a financial consulting and investment banking firm. Previously Mr. Sandler was a managing director with Ladenburg Thalmann & Co. Inc. Mr. Sandler was also a chief examiner at the Securities and Exchange Commission.

BOARD OF DIRECTORS - GENERAL

The Board of Directors held seven meetings in 1998. All of the directors attended at least 75% of the meetings of the board and the respective committees of the board of which they were a member during 1998 with the exception of Mr. Sandler, who did not attend three Board meetings.

COMPENSATION

The Company does not pay any additional remuneration to employees serving as directors. The Company does pay $500 for each meeting attended to non-employee directors. Directors' out-of-pocket expenses are not reimbursed by the Company.

COMMITTEES

The Board of Directors has the following standing Committees:

AUDIT COMMITTEE. The Audit Committee, which met once in 1998, consists of three directors of the Company, all of whom are independent. The Audit Committee is responsible for the engagement of the Company's independent auditors and reviews with them the scope and timing of their audit services and any other services which they are asked to perform, their report on the Company's accounts following completion of the audit and the Company's policies and procedures with respect to internal accounting and financial control. The Board of Directors has appointed Messrs. Sall and Sandler as the members of the Audit Committee. There is currently a vacancy on this Committee.

COMPENSATION COMMITTEE. The Compensation Committee, which did not meet in 1998, is responsible for making recommendations to the board of directors with respect to compensation and benefit levels of executive officers of the Company. The Board has appointed Mr. Sall as the members of the Compensation Committee. There is currently a vacancy on this Committee.

STOCK OPTION COMMITTEE. The Stock Option Committee met twice in 1998. The Stock Option Committee is responsible for administering the Company's 1984, 1988 and 1995 Stock Option Plans. The Board has appointed Messrs. Cote and Sall to the Stock Option Committee.

ITEM 10: EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation awarded to, earned by, or paid to the Company's chief executive officer and each other executive officer and employee whose salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000.

                                                                                       SECURITIES UNDERLYING
        NAME AND POSITION                   FISCAL YEAR               SALARY                    OPTIONS


      Joseph F. Engelberger                     1998               $ 81,250                       98,750
      Chairman and Chief
      Executive Officer                         1997                100,000                       55,000

                                                1996                100,000                            0

      Thomas K. Sweeny                          1998               $107,873                      138,125
      President (1)
                                                1997                150,000                       58,125

                                                1996                150,000                            0

      Fred T. Cordano                           1998               $103,000                       65,300
      Vice President of
      Manufacturing                             1997                103,000                       22,745

                                                1996                101,750                            0



(1) As described in Item 13, Mr. Sweeny died on August 6, 1998.

The Company has entered into an employment agreement with Mr. Engelberger. This agreement contains noncompetition, nondisclosure and noninterference provisions.

Mr. Engelberger's employment agreement initially ran until December 31, 1998 and is automatically renewable from year to year thereafter. Mr. Engelberger is employed at fifty percent of normal working hours and, effective April 1, 1998, receives an annual salary of $75,000. After the initial term, the agreement may be terminated by Mr. Engelberger at any time and by the Company with at least twelve months prior notice. If the Company provides less than twelve months notice, it must continue to compensate Mr. Engelberger through the twelve-month period.

The following table sets forth information on the exercise of stock options and warrants issued to individuals named in the executive compensation table.


                            SHARES ACQUIRED UPON        NUMBER OF SECURITIES
                            EXERCISE OF OPTIONS         UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN THE
                                   DURING                     OPTIONS AT                 MONEY OPTIONS AT
                                FISCAL 1998               DECEMBER 31, 1998              DECEMBER 31, 1998
                                -----------               -----------------              -----------------

                           NUMBER        VALUE      EXERCISABLE     UNEXERCISEABLE    EXERCISABLE   UNEXERCISEABLE

Joseph F. Engelberger         0           $0           56,613           80,543           9,447            0

Thomas K. Sweeny              0           $0          166,250            -0-            31,050            0

Fred T. Cordano               0           $0           21,458           55,161           3,261            0


ITEM 11: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information based upon the Company's records and Securities and Exchange Commission filings with respect to each executive officer, each director and each person known to be a beneficial owner of more than 5% of the Common Stock of the Corporation and all officers and directors as a group as of March 10, 1999.

                                                                     SHARES TO BE          PERCENT
                  BENEFICIAL OWNER                                 BENEFICIALLY OWNED     OWNERSHIP

      Connecticut Financial Developments, LP                            1,014,188           7.14%

      Transitions Two Limited Partnership (1)                             451,234           3.17%

      Robert Gault (2)                                                    806,061           5.60%

      Gabriel Kaplan (3)                                                1,209,091           8.34%

      The Boston Group, LP (4)                                          2,411,866          14.52%

      Connecticut Innovations, Incorporated (5)                         3,078,675          20.42%

      Joseph F. Engelberger(6)                                          1,994,374          13.57%

      Fred T. Cordano(7)                                                   26,555             (9)

      Howard E. Motter (8)                                                      0              0%

      Joseph G. Cote (8)                                                        0              0%

      Theodore Sall(8)                                                      3,000             (9)

      Sheldon Sandler (8)                                                       0              0%

      All Directors and Officers as a Group (6)(7)(8)                   2,020,929          13.73%



(1) Includes warrants to purchase 40,967 shares.

(2) Includes warrants to purchase 200,000 shares. This owner's address is 91 Shelby Street, Eminence, KY 40019.

(3) Includes warrants to purchase 300,000 shares. This owner's address is 9551 Hidden Valley Road, Beverly Hills, CA 90210.

(4) Consists of warrants to purchase 2,411,866 shares. This owner's address is 2049 Century Park East, Suite 3000, Los Angeles, CA 90067.

(5) Includes warrants to purchase 872,992 shares. This owner's address is 999 West Street, Rocky Hill, CT 06067. Includes CII Royalty Shares and CII Royalty Warrants issued through January 1999.

(6) Includes 72,589 shares of common stock owned by Mr. Engelberger's wife, Margaret Engelberger, but does not include shares beneficially owned by Mr. Engelberger's adult children or his brother. Also includes 311,616 shares owned by the Joseph F. Engelberger Foundation. Also includes warrants to purchase 420,326 shares, and options to purchase 57,126 shares.

(7) Includes options to purchase 26,364 shares.

(8) Does not include options to purchase 30,000 shares which are currently not exerciseable.

(9) Less than one percent.

ITEM 12: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For a description of certain transactions between the Company and its Chairman and President during the two most recent fiscal years, see Footnote to 6 to the Financial Statements.

The Company currently employs Mr. Engelberger's brother, John Engelberger, as a part-time Senior Sales Executive. Under the terms of John Engelberger's employment agreement, he is currently entitled a commission of $5,000 per robotic courier system that he sells or rents and is successfully installed. Total compensation paid to John Engelberger for the years ended December 31, 1998 and 1997 was $27,500 and $47,534, respectively.

The Company also employs Mr. Engelberger's daughter, Gay Engelberger, as the Director of Marketing. Ms Engelberger receives an annual salary of $72,100 and is eligible to participate in the Company's regular bonus plans and fringe benefit programs.

ITEM 13:  REPORTS ON FORM 8-K

A report on Form 8-K dated August 12, 1998 was filed with the Securities and Exchange Commission (SEC) reporting the death of HelpMate Robotics Inc.'s President Thomas K. Sweeny.

A report on Form 8-K dated October 12, 1998 was filed with the SEC reporting the Company's investigation to determine the extent to which it has been defrauded by its former payroll service company.

INDEX TO EXHIBITS


NO.      DESCRIPTION OF EXHIBIT

3.01     Amended and Restated Certificate of Incorporation of Registrant as
         filed on December 28, 1995 (Incorporated by reference to Form SB2 No.
         33-99348 filed January 31, 1996, Exhibit No. 3.02)
3.02     Form of By-Laws of the Registrant, as amended .(Incorporated by reference to Form SB2 No, 33-99348 filed January 31, 1996, Exhibit No.
         3.03)
3.03     Amendment to the Certificate of Incorporation
4.01*    Form of Common Stock Certificate
4.02*    Form of Warrant Certificate
4.03*    Form of Unit Certificate
4.04*    Form of Warrant Agreement
4.05*    Form of Underwriters' Unit Purchase Option
4.06*    Pages of the Registrant's Certificate of Incorporation that define the rights of holders of the securities being registered hereby are incorporated herein by reference to pages 3, 4, 6 and 7 of Exhibit 3.01
4.07*    Pages of the Registrant's By-Laws that define the rights of holders of the securities being registered hereby are incorporated herein by reference to pages 1, 2, 3, 4, 5, 6, 12 and 13 of Exhibit 3.02
10.01*   Loan Agreement dated November 20, 1990 with Connecticut Innovations,
         Incorporated ("CII")
10.02*   $500,000 Promissory Note dated November 20, 1990 in favor of CII
10.03*   Security Agreement dated November 20, 1990 in favor of CII
10.08*   Security Agreement dated June 14, 1995 in favor of CII
10.09*   Subordination Agreement dated June 14, 1995 among the Registrant, Mr.
         Engelberger and CI.
10.10*   First Amendment to Financing Agreement dated September 20, 1995 with
         CII
10.11*   $300,000 Senior Convertible Note dated September 20, 1995 in favor of
         CII
10.12*   First Amendment to Security Agreement dated September 20, 1995 with CII
10.13*   Amendment to Subordination Agreement dated September 20, 1995 with CII
10.20*   Sales and Maintenance Agreement with Hospital Transporters, Limited
         Partnership dated as of August 19, 1994, with letter agreement dated
         October 14, 1994, and letter agreement dated August 4, 1995
10.22*   Employment Agreement with Mr. Engelberger dated June 1, 1995 and amended as of November 1, 1995
10.30*   Amended and Restated Buy and Sell Agreement dated April 17, 1987, as amended on September
10.31*   Development Agreement dated May 1985 with Aktiebolaget Electrolux
         ("Electrolux")
10.32*   Development Agreement dated April 15, 1987 with Electrolux
10.33*   Development Agreement dated May 1986 between Consolidated Controls
         Corporation and Connecticut Product Development Corporation (assumed by the Registrant and CII, respectively)
10.34*   Royalty Reduction Agreement with CII
10.35*   Joint Venture Agreement, dated July 1, 1988 with Thrift Drug Company,
         Automated Prescription Systems, Inc. ("APS") and Retired Persons
         Services, Inc.
10.36*   Agreement for Representation of Manufacturer/Licensee dated August,
         1988 with APS
10.37*   Distributor Agreement, dated August 14, 1991, with Yaskawa Electric
         Manufacturing Company, Ltd. ("Yaskawa")
10.38*   Technology Transfer and License Agreement with Yaskawa dated as of May
         15, 1992
10.39*   License Agreement Dated as of December 21, 1992 with Electrolux
10.44*   Directors and Officers Liability Insurance Policy



NO.      DESCRIPTION OF EXHIBIT

10.45*   Product Liability Insurance Policy
10.46*   Stock Purchase Agreement dated July 29, 1987 with Transitions Two,
         Limited Partnership ("Transitions Two")
10.47*   Stock Purchase Agreement, dated July 29, 1987 with 3M
10.48*   Stock Purchase Agreement dated February 24, 1989 with 3M, White
         Consolidated Industries, Inc. ("White"), which is a subsidiary of
         Electrolux, and Transitions Two, as amended by Amendment to Stock
         Purchase Agreement, dated March 9, 1989
10.49*   Stock Purchase Agreement, dated August 14, 1991 with Yaskawa
10.50*   Preferred Stock Purchase Agreement dated as of May 28, 1993 with CFD
10.51*   Registration Rights Agreement dated as of May 28, 1993 with CFD
10.52*   Co-Sale Agreement among the Registrant, Mr. Engelberger, Margaret
         Engelberger, Technology Transitions, Inc., 3M, White, Transitions Two,
         Yaskawa and CFD
10.53*   Stock Purchase Agreement dated December 1, 1994 with Otis
10.54*   Warrant dated November 20, 1990, as amended on June 14, 1995, issued to
         CII for 5,000 shares of the Registrant's Common Stock, expiring on July
         1, 2000
10.55*   Warrant dated January 16, 1991, issued to 3M for 3,000 shares of the
         Registrant's Common Stock, expiring on February 1, 1997
10.61*   Warrant dated March 22, 1993, issued to Transitions Two for 5,000 shares of the Registrant's Common Stock, expiring on March 21, 1999
10.62*   Warrant dated July 1, 1993, issued to Electrolux for 4,300 shares of the Registrant's Common Stock, expiring on June 30, 1999
10.63*   Warrant dated May 26, 1995, issued to Mr. Engelberger for 4,000 shares of the Registrant's Common Stock, expiring May 25, 2005
10.64*   Stock Subscription Warrant dated June 14, 1995, issued to CII for
         10,000 shares of the Registrant's Common Stock, expiring June 14, 2005
10.65*   Warrant and Stock Put Agreement dated June 14, 1995 between the
         Registrant and CII
10.66*   Stock Subscription Warrant dated September 20, 1995, issued to CII for
         6,000 shares of the Registrant's Common Stock, expiring September 20,
         2005
10.67*   Warrant and Stock Put Agreement dated September 20, 1995 with CII.
10.68*   Stock Subscription Warrant dated October 3, 1995, issued to 3M for
         5,000 shares of the Registrant's Common Stock, expiring September 30,
         2005
10.69*   Stock Subscription Warrant dated September 28, 1995, issued to Landmark for 3,000 shares of the Registrant's Common Stock, expiring September
         30, 2005
10.70*   Stock Subscription Warrant dated September 27, 1995, issued to CFD for
         2,000 shares of the Registrant's Common Stock, expiring September 30,
         2005
10.71*   1984 Nonqualified Stock Option Plan dated September 21, 1984
10.72*   1988 Nonqualified Stock Option Plan dated October 27, 1988
10.73    Form of Amended and Restated 1995 Stock Option Plan. (Incorporated by
         reference to Annex 1 attached to the Company's definitive proxy statement for the 1997 Annual Meeting of Stockholders)
10.74    Purchase, Security and Remarketing Agreement with Leasing Technologies
         International, Inc. dated as of February 7, 1997. 1995 (Incorporated by reference to Form 8-K filed February 21, 1997, Exhibit No. 10.01)
10.75    Master Lease Agreement with Leasing Technologies International, Inc.
         dated as of January 23, 1997 and related Equipment Schedules No. 01 through No. 05. 1995 (Incorporated by reference to Form 8-K No. filed
         February 21, 1997, Exhibit No. 10.02)
10.76    Letter Agreement with Leasing Technologies International, Inc. dated as of February 7, 1997. (Incorporated by reference to Form 8-K filed
         February 21, 1997, Exhibit No. 10.03)
10.77    HelpMate Robotics Inc. 1996/1997 Vendor Marketing Program dated
         12/12/96
10.78    Purchase, Security and Remarketing Agreement with Leasing Technologies
         International, Inc.



NO.      DESCRIPTION OF EXHIBIT

         dated as of May 5, 1997.(Incorporated by reference to Form 10-QSB filed May 8, 1997, Exhibit 10.78)
10.79 Equipment Schedules No. 08 through No. 10. To Master Lease Agreement with Leasing Technologies International, Inc. dated as of January 23,
         1997.(Incorporated by reference to Form 10-QSB filed May 8, 1997,
         Exhibit 10.79)
10.80    Stock Subscription Warrant dated May 5, 1997, issued to Leasing
         Technologies International for 98,182 shares of the Registrant's Common
         Stock, expiring May 4, 2006. (Incorporated by reference to Form 10-QSB filed May 8, 1997, Exhibit 10.80)
10.81    Creditor Agreement with Connecticut Innovations Inc.
10.82    Warrant and Stock Purchase Agreement with Connecticut Innovations Inc.
27.1     Financial Data Schedule for the year ended December 31, 1998.



* Incorporated by reference to Form SB2 Number 33-99348 filed January 31, 1996 under the same exhibit number as filed therein.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

(Registrant) HelpMate Robotics Inc.

By:  /s/ Joseph F. Engelberger
     -------------------------
     Joseph F. Engelberger, Chairman, President,
     Chief Executive Officer and Principal
     Financial and Accounting Officer                    Date  December 14, 1999

INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements:
Report of Independent Public Accountants for the year ended December 31, 1998 and 1997----------------------------------------------------------------------------- F-2
Balance sheet at December 31, 1998 -------------------------------------------------- F-3
Statements of operations for the years ended December 31, 1998 and 1997-------------- F-4
Statements of cash flows for the years ended December 31, 1998 and 1997-------------- F-5
Statements of stockholders' equity (deficit) for the years ended
December 31, 1998 and 1997----------------------------------------------------------- F-6
Notes to Financial Statements-------------------------------------------------------- F-7


                    Report of Independent Public Accountants

The Board of Directors and Stockholders
HelpMate Robotics Inc.

We have audited the accompanying balance sheet of HelpMate Robotics Inc., a Connecticut corporation, as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HelpMate Robotics Inc. as of December 31, 1998, and the results of its operations and its cash flows for each of the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company is liable for certain payroll taxes along with interest and penalties assessed, if any, under the Internal Revenue Code as a result of the failure of their former payroll company to remit these taxes to the Internal Revenue Service. Failure to reach a compromise on this matter on terms favorable to the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 11.

                                               Arthur Andersen LLP

Hartford, Connecticut
March  22, 1999

                             HelpMate Robotics Inc.

                                  Balance Sheet

                                December 31, 1998


ASSETS
Current assets:

  Cash and cash equivalents                                                      $    440,379
  Accounts receivable, net of allowance for doubtful accounts of $50,000              802,862
  Inventory, net of reserve for obsolescence of $170,000                              395,975
                                                                                 ------------
Total current assets                                                                1,639,216

Installation costs, net of accumulated amortization of $811,675                        95,793
Equipment leased to others, net (Note 3)                                            1,111,515
Property and equipment, net (Note 3)                                                  312,723
Deposits                                                                              130,160
                                                                                 ------------
                                                                                 $  3,289,407

                                                                                 ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable                                                               $     91,587
  Accrued expenses                                                                    663,764
  Accrued employee benefits                                                            97,195
  Current portion notes payable (Note 6)                                              322,448
  Deferred revenue (Note 4)                                                            49,817
                                                                                 ------------
Total current liabilities                                                           1,224,811

Deferred revenue, less current portion (Note 4)                                       217,837
Notes payable, less current portion (Note 6)                                           66,999
                                                                                 ------------
Total liabilities
                                                                                    1,509,647

                                                                                 ------------

Commitments and contingencies (Note 11)

Stockholders' equity (Note 8):

  Common stock, no par value; 40,000,000 shares authorized;  14,004,773 shares

   issued and outstanding                                                          19,509,049
  Capital surplus                                                                   5,232,012
  Accumulated deficit                                                             (22,961,301)
                                                                                 ------------
Total stockholders' equity                                                          1,779,760

                                                                                 ------------
                                                                                 $  3,289,407

                                                                                 ============



    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                             HelpMate Robotics Inc.

                            Statements of Operations

                     Years ended December 31, 1998 and 1997


                                                                     1998             1997
                                                                     ----             ----

Revenues:

  Sales revenues                                                  $  1,376,101    $  1,256,104
  Rental revenues                                                    2,899,290       2,082,705
  Research and development contracts  (net)                            271,183         308,700
                                                                  ------------    ------------
Total revenues                                                       4,546,574       3,647,509

Cost of revenues:

  Cost of sales                                                        710,775         764,565
  Cost of rentals                                                    1,788,707       1,259,036
  Cost of research and development contracts                           299,185         308,700
                                                                  ------------    ------------
Total costs of revenues                                              2,798,667       2,332,301
                                                                  ------------    ------------

Gross profit                                                         1,747,907       1,315,208

Operating expenses:

  Selling, general and administrative                                2,205,343       3,538,254
                                                                  ------------    ------------

Operating loss                                                        (457,436)     (2,223,046)

Interest expense                                                      (183,025)       (256,488)
Interest income                                                         29,642          12,864
Other income                                                            19,830          24,204
                                                                  ------------    ------------

Net loss before extraordinary item                                    (590,989)     (2,442,466)

Extraordinary item-vendor forgiveness of debt (Note 6)                 138,127         198,995
                                                                  ------------    ------------
Net loss                                                          $   (452,862)   $ (2,243,471)
                                                                  ============    ============

Basic and diluted per share amounts:

 Loss before extraordinary item                                   $       (.05)   $       (.39)

 Extraordinary item                                                        .01             .03
                                                                  ------------    ------------

  Net loss applicable to common stock                             $      (0.04)   $      (0.36)
                                                                  ============    ============


Weighted average number of shares of common stock outstanding       11,429,291       6,292,650

                                                                  ============    ============




   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             HelpMate Robotics Inc.

                            Statements of Cash Flows

                     Years ended December 31, 1998 and 1997

                                                                               1998             1997
                                                                               ----             ----
OPERATING ACTIVITIES


Net loss                                                                   $  (452,862)   $(2,243,471)
Adjustments  to  reconcile  net  loss  to net  cash  used  by  operating activities:

  Vendor forgiveness of debt                                                  (138,127)      (198,995)
  Provision for doubtful accounts                                                 --           20,000
  Provision for inventory obsolescence                                            --           50,000
  Depreciation and amortization                                                832,605        735,057
Changes in operating accounts:

  (Increase) decrease in accounts receivable                                  (375,700)      (287,370)
  (Increase) decrease in inventory                                             488,156        620,543
  (Increase) decrease in deposits                                              (32,411)        (3,164)
  (Decrease) increase in accounts payable and accrued expenses                 187,694        336,420
  (Decrease) increase in customer advances                                        --          (36,830)
  (Decrease) increase in deferred revenue                                     (261,625)      (258,759)
                                                                           -----------    -----------
                                                                           -----------    -----------
Net cash provided by (used in) operating activities                            247,730     (1,266,569)
                                                                           -----------    -----------

INVESTING ACTIVITIES

Sale of equipment leased to others                                                --        1,958,416
Installation costs                                                            (199,090)      (260,407)
Equipment leased to others                                                    (164,258)    (1,351,832)
Purchase of property and equipment                                              (5,055)        (8,382)
                                                                           -----------    -----------
Net cash (used in) provided by  investing activities                          (368,403)       337,795
                                                                           -----------    -----------

FINANCING ACTIVITIES

Proceeds from issuance of notes payable                                        222,000      1,557,012
Repayments of notes payable                                                   (468,226)      (434,132)
Proceeds from exercise of stock options                                           --            3,364
                                                                           -----------    -----------
Net cash (used in) provided by  financing activities                          (246,226)     1,126,244
                                                                           -----------    -----------

Net (decrease) increase  in cash and cash equivalents                         (366,899)       197,470

Cash at beginning of year                                                      807,278        609,808
                                                                           ===========    ===========
Cash at end of year                                                        $   440,379    $   807,278
                                                                           ===========    ===========

SUPPLEMENTAL INFORMATION:

Conversion of notes, accounts payable and accrued expenses
 to common stock                                                           $ 2,544,545    $      --
                                                                           ===========    ===========
Cash interest paid                                                         $    37,158    $    62,900
                                                                           ===========    ===========



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             HelpMate Robotics Inc.

                  Statements of Stockholders' Equity (Deficit)

                           December 31, 1998 and 1997

                                                                                   Accumulated
                                                       Common      Capital Surplus   Deficit           Total
                                                       Stock
                                                     ------------   ------------   ------------    ------------

Balance at December 31, 1996                         $ 16,961,140   $  5,112,226   $(20,264,968)   $  1,808,398

Exercise of stock options (5,524 shares)                    3,364           --             --             3,364

Issuance of stock options below fair market value            --           62,613           --            62,613
                                                     ------------   ------------   ------------    ------------
Net loss                                                     --             --       (2,243,471)     (2,243,471)
                                                     ------------   ------------   ------------    ------------

Balance at December 31, 1997                         $ 16,964,504   $  5,174,839   $(22,508,439)   $   (369,096)

Conversion of notes, accounts payable, and accrued

expenses to common stock                                2,544,545           --             --         2,544,545

Issuance of stock options below fair market value            --           57,173           --            57,173

Net loss                                                     --             --         (452,862)       (452,862)
                                                     ------------   ------------   ------------    ------------

Balance at December 31, 1998                         $ 19,509,049   $  5,232,012   $(22,961,301)   $  1,779,760
                                                     ============   ============   ============    ============



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             HelpMate Robotics Inc.

                          Notes to Financial Statements

                           December 31, 1998 and 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

HelpMate Robotics Inc. ("HelpMate", "HRI", or the "Company"), was incorporated in May 1984. The Company is primarily engaged in the design, manufacture and sale of the Company's flagship product, the HelpMate(Registered Trademark) robotics courier system, a trackless robotic courier used primarily in the healthcare industry to transport materials. The Company derives revenue from three principal sources: rentals and sales of HelpMates; sales of robotic components such as LabMate, LightRanger and BiSight and from research and development contracts.

Historically, the Company has been dependent upon sources other than operations to finance its working capital requirements. These sources include loans and/or investments from stockholders and their affiliates, private placements of its debt and equity securities, the Company's initial public offering and the proceeds of Financed Rentals.

The Company continues to actively seek additional financing alternatives in order to strengthen its liquidity in the short term. Although the Company has identified some potential sources of such financing, the Company has no current commitments or agreements with respect to such and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Such alternatives include, but are not limited to Financed Rental transactions similar in nature to that entered into with LTI; (including senior or subordinated debt). Further, additional equity financing may involve substantial dilution of the stock ownership of the Company's existing stockholders. Moreover, financial or other covenants imposed by future financing sources might further adversely affect the Company's ability to pay dividends and management's ability to control the Company. Additionally, by transferring the title and rental agreements to a third party in Financed Rental transactions for an immediate cash payment, the Company could lose all or a portion of its opportunity to benefit from ongoing rentals in the future or from the residual value of the units upon the expiration of the rental agreements. Finally, no assurances can be given that any such financing will provide sufficient cash required for the Company to attain an operating revenue stream of cash sufficient to support the Company's continued operations. It is also not anticipated that current stockholders will provide any additional financing.

The Company is liable for the payment of unpaid taxes not remitted by the Company's former payroll company to the Internal Revenue Service as well as interest and penalties assessed, if any. The Company has calculated these unpaid taxes to approximate $1,000,000 exclusive of interest and penalties. The Company anticipates that it will be able to negotiate a settlement with the Internal Revenue Service not to exceed $150,000 and therefore have recorded this amount in Accrued Expenses and Selling, general and administrative expenses in the accompanying 1998 financial statements (Note 11).

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The matter discussed above raises substantial doubt about the Company's ability to continue as a going concern.

SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenues from rentals for equipment leased to others is recognized on a straight line basis over the lease term which commences upon the delivery, installation and training of personnel on the product. Revenues from HelpMate product sales are recognized upon the delivery, installation and training of personnel on the product. Revenues from the Company's foreign licensors, who are also shareholders of the Company, and revenues from sales of robotic components are recognized upon shipment of product. Revenues from research and development contracts are accounted for on the percentage of completion method, based upon costs incurred and are comprised principally of studies and prototypes of robotic applications predominantly for governmental agencies. Where estimated losses on research and development contracts exist, they are provided for on the entire contract.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

The Company markets its robotic couriers mainly to hospitals in the United States. The Company performs periodic credit evaluations of its customer's financial condition and generally does not require collateral. Included in accounts receivable is $475,000 due from one customer that was subsequently received in January 1999.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 1998, the Company's cash and cash equivalents are deposited with one financial institution.

INVENTORY

Inventory is stated at the lower of cost (first-in, first-out method) or market and is evaluated periodically to determine what level of a reserve for obsolescence is required.

PROPERTY AND EQUIPMENT

Furniture and fixtures, machinery and equipment and leasehold improvements are stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful lives of the assets. These include furniture and fixtures (three to five years); machinery and equipment (five to ten years); and leasehold improvements (over the term of the lease). Depreciation expense for property and equipment was $107,193 and $114,223 for the years ended December 31, 1998 and 1997, respectively.

EQUIPMENT LEASED TO OTHERS

Equipment leased to others is stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful lives of the assets (five years). Depreciation expense for equipment leased to others was $422,545 and $366,063 for the years ended December 31, 1998 and 1997, respectively. The total of guaranteed future minimum rentals on equipment leased to others at December 31, 1998 was $340,000, which consists of $173,000 in 1999, $149,000 in 2000 and
$72,000 in 2001.

INSTALLATION COSTS

The Company incurs certain direct expenses associated with the installation of its equipment leased to others. Such costs are amortized over the initial term of the lease in accordance with the generally accepted accounting principles prescribed for leases. Amortization expense for installation costs was $302,867 and $254,769 for the years ended December 31, 1998 and 1997, respectively.

SOFTWARE DEVELOPMENT COSTS

Software development costs incurred by the Company have historically been expensed as incurred as the Company has, to date, not been able to demonstrate recovery (net realizable value) based upon future cash flows from the rental or sale of the associated products. Current enhancements to the Company's software are not of a nature considered to be material modifications and therefore would not be capitalized under Statement of Financial Accounting Standards No.86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed"("SFAS 86"). The Company will continue to evaluate the significance of capitalizing software development costs.

EARNINGS PER SHARE AND SUPPLEMENTAL NET LOSS PER SHARE

The Company computes earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No.128 "Earnings Per Share"("SFAS 128"). Earnings per share is computed both under the basic and dilutive methods. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding; dilutive earnings per share is computed by giving effect to all dilutive potential common share equivalents that were outstanding during the period. Common share equivalents include stock options and warrants.

STOCK BASED COMPENSATION

The Company accounts for stock option grants in accordance with APB 25 and expects to continue to do so in the future.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). This statement requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of the assets and liabilities and the net operating loss carryforwards available for tax reporting purposes, using applicable tax rates for the years in which the differences are expected to reverse.

2.  INVENTORY

Inventory is comprised of the following at December 31, 1998:


               Raw materials                                 $213,160
               Work in process                                199,826
               Finished goods                                 152,989
                                                            ---------
                                                              565,975
               Reserve for obsolescence                      (170,000)
                                                            ---------
                                                             $395,975
                                                            ---------
                                                            ---------



3.  EQUIPMENT LEASED TO OTHERS AND PROPERTY AND EQUIPMENT

Equipment leased to others and property and equipment is comprised of the following at December 31, 1998:


Equipment leased to others                       $ 2,278,258
Less accumulated depreciation and amortization    (1,166,743)
                                                 -----------
  Equipment leased to others, net                $ 1,111,515
                                                 ===========

Furniture and fixtures                           $    90,843
Machinery and equipment                            1,035,012
Leasehold improvements                                26,292
                                                 -----------
                                                   1,152,147

Less accumulated depreciation and amortization      (839,424)
                                                 -----------
  Property and equipment, net                    $   312,723
                                                 ===========



4.  SALE AND LEASEBACK TRANSACTIONS

On February 7, 1997, the Company entered into a Purchase, Security and Remarketing Agreement and a Master Lease Agreement with Leasing Technologies International, Inc. ("LTI") for the sale and leaseback of fifteen of its robotic courier systems which are currently under rent from the Company to hospitals across the United States ("sold units"). The total proceeds obtained from this transaction was $1,230,000. As part of the transaction, the Company assigned all of its right title and interest in the underlying rental agreements for the sold units and granted a security interest in fifteen additional rental agreements for units that were not sold to LTI ("collateral units"). The Purchase, Security and Remarketing Agreement requires the Company to, among other things, refurbish any sold unit that ceases to be rented by a hospital and place that sold unit on rent with another hospital prior to the Company placing one of its own units with another hospital. In addition, the Company is responsible for the maintenance of both the sold units and the collateral units. Upon the expiration of the Master Lease Agreement (36 months), the Company shares in residual rental payments from the sold units in the following manner: a)75% for the Company and 25% for LTI until such time as the Company receives an additional $372,032 and
b) 50% for the Company and 50% for LTI thereafter. Finally, the Company has no right to repurchase the sold units from LTI. The Master Lease Agreement will be classified as an operating lease in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The book value and related depreciation of the sold units, approximately $937,000 and $321,000, respectively, will be removed from the accounts and the gain realized on the sale of approximately $614,000 will be deferred and amortized over the term of the Master Lease Agreement, 36 months. The maintenance costs expected to be incurred for the sold units during the lease term will be accrued as of the date of the sale, amortized over the term of the Master Lease Agreement and correspondingly reduce the gain on the sale. Such costs are expected to approximate $158,000 thereby reducing the gain to be deferred and amortized to approximately $456,000. No provision for the refurbishment of the sold units will be made, as the Company's historical experience demonstrates that units do not cease being rented. Payments under the Master Lease Agreement are payable monthly commencing in March, 1997 and approximate $526,000 annually.

Further on May 5, 1997, the Company entered into another Purchase, Security and Remarketing Agreement and a Master Lease Agreement with LTI for the sale and leaseback of nine of its robotic courier systems which were under rent from the Company to hospitals across the United States ("sold units"). The total proceeds obtained from this transaction were $810,000. As part of the transaction, the Company assigned all of its rights, title and interest in the underlying rental agreements for the sold units and granted a security interest in three additional rental agreements for units that were not sold to LTI ("collateral units"), and issued to LTI 98,182 warrants to purchase the Company's common stock at $1.2375. The net book value of these collateral units at December 31, 1997 is approximately $56,000. The warrants expire on May 4, 2006.

The Purchase, Security and Remarketing Agreement requires the Company to, among other things, refurbish any sold unit that ceases to be rented by a hospital and place that sold unit on rent with another hospital prior to the Company placing one of its own units with another hospital. In addition, the Company is responsible for the maintenance of both the sold units and the collateral units. Upon the expiration of the Master Lease Agreement (32 months), the Company shares in residual rental payments from the sold units in the following manner:
a)75% for the Company and 25% for LTI until such time as the Company receives an additional $225,400 and b) 50% for the Company and 50% for LTI thereafter. Finally, the Company has no right to repurchase the sold units from LTI. The Master Lease Agreement is classified as an operating lease in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". The book value and related depreciation of the sold units, approximately $548,000 and $26,000, respectively, was removed from the accounts and the gain realized on the sale of approximately $288,000 was deferred and amortized over the term of the Master Lease Agreement, 32 months. The maintenance costs expected to be incurred for the sold units during the lease term were accrued as of the date of the sale, amortized over the term of the Master Lease Agreement and correspondingly reduce the gain on the sale. Such costs are expected to approximate $46,000 thereby reducing the gain to be deferred and amortized to approximately $242,000. No provision for the refurbishment of the sold units was made, as the Company's historical experience demonstrates that units do not cease being rented. Payments under the Master Lease Agreement are payable monthly, commenced in June, 1997 and approximate $379,000 annually.

5.  VENDOR FORGIVENESS OF DEBT

During the fourth quarter of 1997 and the first quarter of 1998, the Company reached agreements with a majority of its vendors to accept common stock of a reduced cash payment (first $1,000 plus 30% of the outstanding balance) for the amounts owed to them at September 30, 1997. Agreements for common stock and warrants are discussed in Note 6 As a result of agreements received with vendors to accept reduced cash payments, the Company realized extraordinary gains of $138,127 in 1998 and $198,995 in 1997.

6.  NOTES PAYABLE

Notes Payable is comprised of the following at December 31, 1998:


Secured notes payable at12.2%          $  47,848
Secured notes payable to HTLP at 24%     341,599
                                       ---------
                                         389,447

Less - current portion                  (322,448)
                                       ---------
                                       $  66,999
                                       ---------
                                       ---------



The non-current portion of notes payable of $66,999 is payable in 2000.

In 1995 and 1994, the Company entered into three agreements with Hospital Transporters Limited Partnership ("HTLP"), a limited partnership whose limited partners include the Chairman, the Chairman's brother and the former President of the Company, whereby the Company transferred title and assigned the related rental agreements to thirteen of its HelpMate robotic courier systems to HTLP to provide the Company with additional capital to fund its operations. Under the agreements, the Company guaranteed payments to HTLP of $2,020,829 over a five year period. The Company may, at its option, repurchase nine HelpMate robotic courier systems at the expiration of the five year period in 1999 and four in 2000 for approximately $9,000 each. The total proceeds obtained from these agreements approximated $1,170,000 and as stipulated by these agreements, the Company remains responsible for the maintenance of the systems for which HTLP agreed to pay $3,500 per unit per year to the Company. The Company accounted for these transactions as a financing, recognizing the proceeds received as obligations at the discounted present value of the guaranteed payments having an effective interest rate of approximately 24%. The related assets are being depreciated over their estimated economic life.

In February 1998, the Company concluded a private placement of $1,350,000 (of which $1,128,000 was received in 1997) of units, consisting of 7% promissory notes due October 1, 1998 and warrants. Each note was converted effective April 18, 1998 into an aggregate of 4,090,909 shares of common stock. The warrants are exercisable at $.33 per share for an aggregate of 1,350,000 shares of the common stock.

In consideration for its services to the Company in connection with the private placement, the Boston Group, LP was issued warrants, expiring December 31, 2001, to purchase 2,411,866 shares of common stock at an exercise price of $.33 per share.

In January 1998, the principal and interest outstanding with respect to a certain $150,000 note in favor of the Company's chairman was converted into 467,424 shares of the common stock at a rate of one share of Common Stock for every $.33 converted. In connection with this loan and its conversion, the Company also issued to its chairman warrants expiring December 31, 2001 to purchase an aggregate of 179,250 shares of Common Stock at an exercise price of $.33 per share. Also in consideration of this loan, the Company issued to its chairman warrants to purchase 25,000 shares at the exercise price of $.33 per share.

In April 1998, the principal and interest outstanding with respect to a certain note in favor of the Company's chairman was converted into 534,552 shares of the common stock at a rate of one share of Common Stock for every $.33 converted. In connection with this loan and its conversion, the Company also issued to its chairman warrants expiring December 31, 2001 to purchase an aggregate of 176,402 shares of Common Stock at an exercise price of $.33 per share.

In consideration of a $150,000 loan made by Brookehill Equities, Inc. to the Company in November 1997, the Company issued, in January 1998, warrants expiring December 31, 2001 to purchase 25,000 shares of common stock at an exercise price of $.33 per share.

In January 1998, the principal and interest outstanding with respect to a certain $60,000 note in favor of the Company's former president was converted into 189,845 shares of the Company's common stock at a rate of one share for every $.33 converted. In connection with the conversion of that loan, the Company issued warrants expiring December 31, 2001 to purchase 62,649 shares of Common Stock at an exercise price of $.33 per share.

In December 1997 and January 1998, the Company entered into agreements with certain of its creditors pursuant to which each of these creditors agreed to liquidate $154,756 of the Company's payables to such creditor in exchange for an aggregate of 468,958 shares (the "Creditor Shares") of common stock and warrants expiring on December 31, 2001 to purchase an aggregate of 154,756 shares of common stock at an exercise price of $.33 per share. These shares and warrants were issued in April 1998.

In January 1998, CII agreed to convert the outstanding indebtedness under its June 14, 1995 Note from the Company bearing interest at a rate of 10% per annum and royalty payments accrued under its Development Agreement with the Company through December 31, 1997 into shares of common stock at the rate of one share of Common Stock for each $.33 of indebtedness and royalty liquidated. In addition the Company agreed to issue CII warrants expiring December 31, 2001 exercisable for shares of Common Stock at an exercise price of $.33 per share for each dollar liquidated. The number of CII Conversion Shares and CII Conversion Warrants to be issued will be determined as of the date of conversion. Moreover, in lieu of cash payments accruing during the fiscal year ending December 31, 1998, CII also agreed to accept one share of common stock for each $.33 of royalties required to be paid and warrants expiring December 31, 2001 to purchase one share of common stock at an exercise price of $.33 per share for each dollar of royalties required to be paid.

As a result of the foregoing CII transactions CII was issued, in June 1998, 1,556,987 shares of Common Stock and warrants to purchase an aggregate of 513,809 shares of common stock in exchange for the liquidation of $513,809 of principal, interest and accrued royalties through December 31, 1997. In addition, CII received 402,057 shares of Common Stock and warrants to purchase an aggregate of 132,678 shares of common stock in exchange for $132,678 of accrued royalties for the first three quarters of 1998.

7.  INCOME TAXES

Significant components of the Company's deferred tax assets as of December 31, 1998 are as follows


               Net operating loss carryforwards                             $7,454,681
               Allowance for doubtful accounts                                  28,000
               Reserve for inventory obsolescence                               68,000
               Compensation expense                                             12,044
               Vacation accrual                                                 38,878
               Equipment leased to others                                      180,000
               Other                                                            82,869
                                                                       ------------------
               Total deferred tax assets                                     7,864,472
               Valuation allowance for deferred tax assets                  (7,864,472)
                                                                       ------------------
               Amount recognized in the financial statements               $         -
                                                                       ------------------
                                                                       ------------------



The valuation allowance decreased by approximately $700,000 during the year ended December 31, 1998 primarily due to options canceled and expired during the year.

At December 31, 1998, the Company had net operating loss carryforwards for federal tax purposes of approximately $18,600,000 which expire from 1999 through 2013. However, under the Tax Reform Act of 1986, the ability of the Company to realize a future tax benefit from its net operating loss carryforwards is severely limited due to changes in the proportionate ownership of the Company and the entities which own stock in the Company.

8.  STOCKHOLDERS' EQUITY

WARRANTS

As of December 31, 1998, the Company had issued warrants to purchase an aggregate of 7,068,360 shares of common stock. The warrants have exercise prices ranging from $0.33 - $5.25 per share, are exercisable upon issuance and expire as follows: 2006 (98,353); 2005 (226,290); 2002 (3,058,354); 2001 (3,568,255);
2000 (40,947); and 1999 (76,161).

DIVIDENDS ON COMMON STOCK

To date and for the foreseeable future, the Company has not nor does it anticipate paying dividends on its common stock. Moreover, the ability of the Company to pay dividends is subject to contractual restrictions through September, 2001. Specifically during that period, the Company may not, unless approved by CII, directly or indirectly declare, order, pay or reserve any sum or property for the payment of any dividend or other distribution on the Company's common stock until such time as the Company has achieved a net profit for three consecutive fiscal quarters.

STOCK OPTION PLANS

The Company has two stock option plans. The 1988 Nonqualified Stock Option Plan provides for the granting of nonqualified stock options for 235,279 shares of common stock at an exercise price based upon a formula determined by the Company's Board of Directors, with a minimum price of not less than $0.20 per share. Options are exercisable starting one year from the date of grant to the extent of 20% per year on a cumulative basis and expire ten years from the date of grant. Option holders, upon approval by the Company, may surrender their options to the Company in exchange for the difference between the fair market value of the shares covered by the option and the option exercise price. In the event of cessation of employment, an option holder may exercise his stock options within a six month period at which time the stock option is canceled. At December 31, 1998, 6,844 options are available for grant under this plan and 250,000 shares of common stock are reserved for issuance.

The Company's 1995 Amended and Restated Stock Option Plan provides for the granting of up to 700,000 shares of the Company's common stock to officers, directors and employees of the Company at an exercise price not less than 100% of the fair market value of the Company's common stock on the date of grant. Options are exercisable starting one year from the date of grant to the extent of 20% per year on a cumulative basis and expire ten years from the date of grant. At December 31, 1998, 79,550 options are available for grant under this plan and 700,000 shares of common stock are reserved for issuance.

The 1988 plan terminated on October 27, 1998 and the 1995 plan will terminate on February 5, 2006, except as to options outstanding. The 1995 plan can be terminated by the Company's Board of Directors at any time.

The Company has adopted the provisions of Statement of Financial Accounting Standards, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS 123. The Company has computed the pro forma disclosures required under SFAS 123 for options granted in 1998 and 1997 using the Black-Scholes option pricing model prescribed by SFAS
123. The weighted average assumptions used are as follows:

                                               1998                           1997
                                               ----                           ----

Risk free interest rate                      6.85%-7%                      5.77%-6.30%
Expected dividend yield                        None                           None
Expected lives                                8 Years                        8 Years
Expected volatility                            106%                            91%



Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates of awards under these plans consistent with the method of SFAS 123, the Company's net loss and net loss per share would have been as follows:


                                                       1998               1997
                                                       ----               ----

Net loss
  As reported                                     $  (452,862)   $  (2,243,471)
  Pro forma                                          (484,031)      (2,255,612)
Basic and diluted net loss per common share

  As reported                                     $     (.04)    $       (.36)
  Pro forma                                             (.04)    $       (.36)



A summary of the status of the Company's stock option plan at December 31, 1998 and 1997 and changes during the years then ended is presented in the table and narrative below.

                                                     1998                                  1997
                                        -------------------------------   --------------------------------

                                                      Weighted                               Weighted
                                                       Average                                Average
                                          Shares    Exercise Price          Shares         Exercise Price
                                         --------   --------------          ----------     --------------


Outstanding, beginning of year            483,086          $1.30              218,613               $1.71
Granted                                   549,175           0.17              273,699                0.96
Exercised                                    -               -                 (5,524)               0.61
Canceled/expired                         (379,291)          1.60               (3,702)               0.81
                                         ---------         ----               -------                ----

Outstanding, end of year                  652,970          $0.18              483,086               $1.30
                                          =======          =====              =======               =====

Exerciseable, end of year                 269,277          $0.17              200,656               $0.72
                                          =======          =====              =======               =====
Weighted average fair value
 of options granted                                        $0.17                                    $1.04
                                                           =====                                    =====



As a result of the cancellation or expiration of 379,291 options under the 1988 and 1995 Plans and reissuance of certain options under the 1995 Plan during 1998, all of the Company's outstanding options are exercisable at between $.10 and $.20 with a weighted average remaining contractual life and exercise price of 5.3 years and $.17, respectively.

9.  DEVELOPMENT CONTRACT AND RELATED ROYALTY AGREEMENT

During 1986, the Company entered into a contract with an independent corporation (the "Corporation") to assist in the development and manufacturing of a trackless robotic courier to be used primarily in the healthcare industry to transport materials ("HelpMate"). The Corporation had entered into a development agreement with CII, a state sponsored development corporation, in which CII would reimburse the Corporation for a portion of the development costs for the HelpMate(R) robotics courier system (the "Sponsored Products"). The contract between the Corporation and the Company granted the Company the right to assume the Corporation's rights under the agreement with CII.

During 1987, the Company assumed the Corporation's rights under the agreement, pursuant to which CII reimbursed the Company for $441,000 of development costs related to the Sponsored Products. In return for such reimbursement, the Company must pay royalties aggregating $2,205,000 to CII as follows: (i) five percent of the Company's net sales of Sponsored Products, and (ii) fifty percent of any royalties received by the Company for payments against shipments of Sponsored Products by licensees of the Company. Thereafter, the Company must continue to pay royalties for a period equal to the period of time taken to satisfy this $2,205,000 royalty obligation. Such royalties are payable only to the extent that sales and license fees are realized. Through December 31, 1998, the Company had paid approximately $527,000 in royalties to CII in cash and issued 420,057 shares of common stock.

In January 1996, the Company and CII agreed that during the two-year period commencing on the closing of the Company's initial public offering, the obligation (described in (i) in the preceding paragraph) to pay a royalty at a rate of five percent of sales of Sponsored Products would be reduced so that the payment with respect thereto would not exceed the greater of (i) one and one-half percent of the net sales of Sponsored Products or (ii) twenty percent (20%) of the Company's pre-tax profits (but in no event would such payment be more than five percent of net sales of Sponsored Products). In addition, the Company will receive a credit of $300,000 against the $2,205,000 royalty obligation. In consideration of this modification, the Company issued to CII 50,000 shares of its Common Stock and a warrant to purchase 25,000 additional shares at $5.75 per share immediately prior to the closing of the Company's initial public offering. In addition, the Company may, at its option, extend the period permitting reduced royalty payments for an additional two years and receive another $300,000 credit against the royalty obligation by issuing to CII an additional 50,000 shares of Common Stock and warrants to purchase an additional 25,000 shares exercisable at $5.75 per share. Under theagreement, if the Company relocates its business outside the State of Connecticut, among other things, the

Company must grant CII a nonexclusive right to all existing and future patents pertaining to the Sponsored Products. CII also may exercise a nonexclusive, worldwide and royalty-free license to manufacture, use and sell the Sponsored Products and to use all patent and trademark rights, technical information and know-how relating to the Sponsored Products in the event the Company defaults under the agreement.

10. DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan for substantially all of its employees. Employees can contribute to the plan, on a pre tax basis, a percentage of their qualifying compensation up to the legal limits allowed. The Company contributions matches 25% of employee contributions up to $2000. During 1998, the Company contributed $1,971 to this plan.

11. COMMITMENTS AND CONTINGENCIES

During 1997, the Company entered into a new operating lease agreement for its office and manufacturing facility which expires in February 2001. In addition to the lease payments, the Company is obligated to pay its proportionate share of the operating expenses of the facility.

Future minimum lease payments as of December 31, 1998 are as follows:


                 1999                                                 $187,500
                 2000                                                  187,500
                 2001                                                   15,625
                                                                    -----------
                                                                      $390,625
                                                                    ===========



Rent expense for the years ended December 31, 1998 and 1997 approximated $187,500 and $177,000 respectively.

In October 1998 the Company announced that it is conducting an investigation to determine the extent to which it has been defrauded by its former payroll company. The payroll company, KPM, Inc., of Brookfield, Connecticut, did business under the names Payroll Express and Compusystems. Based upon the Company's preliminary investigation, the Company believes that KPM misappropriated Company funds which KPM was required to pay to the Internal Revenue Service with respect to Company employment taxes. As part of its investigation, the Company has discovered that copies of the tax returns provided by KPM to the Company differ materially from the actual returns which KPM filed on the Company's behalf with the IRS. KPM was engaged as the Company's payroll service from the late 1980's until August 1998. KPM filed for bankruptcy in July 1998.

The Company understands from published reports that KPM may have similarly misappropriated funds from a number of other KPM customers and that IRS Criminal Investigation Division and the office of the United States Attorney are currently investigating KPM.

Under the Internal Revenue Code, the Company is liable for the payment of these unpaid taxes as well as interest and penalties assessed, if any. The Company has calculated these unpaid taxes to approximate $1,000,000 exclusive of interest and penalties. The Company anticipates that it will be able to negotiate a settlement with the Internal Revenue Service not to exceed $150,000 and therefore have recorded this amount in Accrued Expenses and Selling, general and administrative expenses in the accompanying 1998 financial statements.

The Company believes that this tax liability may have a material and adverse affect on the Company's business, its financial condition and on the results of its operations. The Company has taken the following actions; (a) filed a claim in the KPM bankruptcy proceedings; (b) filed a claim under the Company's insurance policy; the claim was denied; and (c) entered into discussion with the Internal Revenue Service regarding a compromise of the Company's liability for these employment taxes. In addition, the Company may need to use its available cash and future revenues to liquidate its tax liability.

The Company is continuing to investigate this matter and expects to cooperate fully with the ongoing IRS and United States Attorney investigations of KPM.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The matter discussed above raises substantial doubt about the Company's ability to continue as a going concern.

12. QUATERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                       First Quarter    Second Quarter   Third Quarter    Fourth Quarter
                       -------------    --------------   -------------    --------------

1998

Accumulated Deficit-
 Beginning of Period        $(22,508)       $(22,798)       $(23,080)       $(22,964)
Accumulated Deficit-
 End of Period               (22,798)        (23,080)        (22,964)        (22,961)
Stockholders' Equity            (442)          1,553           1,708           1,780
Net Income (Loss)               (290)           (282)            116               3
Net Income (Loss) per
Share                       $  (0.04)       $  (0.03)       $   --          $   --

1997

Accumulated Deficit-
 Beginning of Period        $(20,265)       $(20,862)       $(21,806)       $(22,149)
Accumulated Deficit-
 End of Period               (20,862)        (21,806)        (22,149)        (22,508)
Stockholders' Equity           1,215             271              72            (369)
Net Loss                        (597)           (944)           (343)           (359)
Net Loss per Share          $  (0.10)       $  (0.15)       $  (0.05)       $  (0.06)


                                                                     Appendix E

                                   FORM 10-QSB

                  QUARTERLY REPORT UNDER SECTION 13 OR15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

                        QUARTERLY OR TRANSITIONAL REPORT

                     U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                  FORM 10-QSB/A

 (Mark One)

     X            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
---------         SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended SEPTEMBER 30, 1999

                  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
---------         SECURITIES EXCHANGE ACT OF 1934)

                  For the transition period from___________ to ____________

                         Commission File Number 1-14160

                             HelpMate Robotics Inc.

                     (Exact name of small business issuer as

                            specified in its charter)

                  CONNECTICUT                               06-1110906
                  (State or other jurisdiction              (I.R.S. Employer
                  of incorporation or organization          Identification No.)

                  SHELTER ROCK LANE; DANBURY, CONNECTICUT; 06810
                    (Address of principal executive offices)

                                         (203) 798-8988
                                   --------------------------
                                   (Issuer's telephone number)

              ----------------------------------------------------
              (Former name, former address and formal fiscal year,
                          if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No__

     APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDING DURING THE
                              PRECEDING FIVE YEARS

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court. Yes __ No__

                      APPLICABLE ONLY TO CORPORATE ISSUERS

The number of shares outstanding of the registrant's common stock as of October 15, 1999 is 14,372,152 shares.

Transitional Small Business Disclosure Format (Check One)  Yes____     No  X

                             HELPMATE ROBOTICS INC.

                                      INDEX

                          PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements


         Condensed Balance Sheet as of  September 30, 1999 (unaudited)                  3

         Condensed Statements of Operations for the three months
           ended September 30, 1999 and 1998 (unaudited)                                4

         Condensed Statements of Operations for the nine months
           ended September 30, 1999 and 1998 (unaudited)                                5

         Condensed Statement of Stockholders' Equity
           as of September 30, 1999 (unaudited)                                         6

         Condensed Statement of Cash Flows for the nine months
           ended September 30, 1999 and 1998 (unaudited)                                7

         Notes to Condensed Financial Statements (unaudited)                            8

Item 2.  Management's Discussion and Analysis of Financial
           Condition and Results of  Operations                                        10

                           PART II. OTHER INFORMATION

Item 6.  Exhibits and Reports on Form 8-K                                              15

SIGNATURE                                                                              16


                         PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

                             HelpMate Robotics Inc.
                                    Condensed

                            Balance Sheet (Unaudited)

                               September 30, 1999


ASSETS
Current assets:

  Cash                                                                                         $ 399,025
  Accounts receivable, net of allowance for doubtful accounts of $50,000                         239,498
  Inventory,  net of reserve for obsolescence of  $170,000                                       576,881
                                                                                            -------------
Total current assets                                                                           1,215,404

Installation costs, net of accumulated depreciation of $660,712                                   30,435
Equipment leased to others, net of accumulated depreciation of  $1,017,644                       706,863
Property and equipment, net of accumulated depreciation of $911,005                              271,298
Deposits                                                                                         113,189
                                                                                            -------------
                                                                                              $2,337,189
                                                                                            -------------
                                                                                            -------------


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Accounts payable                                                                             $ 121,428
  Accrued expenses                                                                               382,986
  Accrued employee benefits                                                                      115,516
  Notes payable                                                                                   98,086
  Deferred revenue                                                                                96,890
                                                                                            -------------
Total current liabilities                                                                      $ 814,906
                                                                                            -------------


Stockholders' equity:

  Common stock, no par value;  40,000,000 shares authorized;  14,372,152 shares issued
   and outstanding                                                                            19,602,994
  Capital surplus                                                                              5,232,012
  Accumulated deficit                                                                       (23,312,723)

                                                                                            -------------
Total stockholders' equity                                                                     1,522,283

                                                                                            -------------
                                                                                              $2,337,189

                                                                                            -------------
                                                                                            -------------



SEE ACCOMPANYING NOTES.

                             HelpMate Robotics Inc.

                      Statements of Operations (Unaudited)
                                    Condensed

                 Three months ended September 30, 1999 and 1998


                                                               Three months ended September 30,

                                                                     1999             1998
                                                                     ----             ----

Revenues:

  Sales revenues                                                 $     19,015     $    681,279
  Rental revenues                                                     545,881          746,212
  Research and development contracts                                     --             45,268
                                                                 ------------     ------------
Total revenues                                                        564,896        1,472,759
                                                                 ------------     ------------

Cost of revenues:

  Cost of sales                                                        28,321          351,676
  Cost of rental revenues                                             333,002          436,635
  Cost of research and development contracts                             --             65,330
                                                                 ------------     ------------
Total costs of revenues                                               361,323          853,641
                                                                 ------------     ------------

Gross profit                                                          203,573          619,118

Selling, general and administrative expenses                          474,204          530,300
                                                                 ------------     ------------


Operating (loss) income                                              (270,631)          88,818

Other income (expense):

 Interest income                                                        7,836            5,473
 Interest expense                                                      (8,509)         (28,428)
 Other income                                                          12,131             --
                                                                 ------------     ------------

Net (loss) income before extraordinary item                          (259,173)          65,863

Extraordinary item-vendor forgiveness of debt (Note 6)                   --             49,900
                                                                 ============     ============
Net (loss) income                                                $   (259,173)    $    115,763
                                                                 ============     ============

Basic and diluted per share amounts:

 (Loss) income before extraordinary item                         $       (.02)    $       --
 Extraordinary item                                                      --               --
                                                                 ------------     ------------

Basic and diluted loss per share                                 $       (.02)    $       --
                                                                 ============     ============
Weighted average number of shares of common stock outstanding      14,296,629       13,770,530
                                                                 ============     ============



SEE ACCOMPANYING NOTES.

                             HelpMate Robotics Inc.

                      Statements of Operations (Unaudited)
                                    Condensed

                  Nine months ended September 30, 1999 and 1998


                                                              Nine months ended September 30,

                                                                  1999               1998
                                                                  ----               ----

Revenues:

  Sales revenues                                                 $    519,127     $    784,096
  Rental revenues                                                   1,806,886        2,177,561
  Research and development contracts                                     --            271,183
                                                                 ------------     ------------
Total revenues                                                      2,326,013        3,232,840
                                                                 ------------     ------------

Cost of revenues:

  Cost of sales                                                       190,682          402,758
  Cost of rental revenues                                           1,107,068        1,408,871
  Cost of research and development contracts                             --            291,245
                                                                 ------------     ------------
Total costs of revenues                                             1,297,750        2,102,874
                                                                 ------------     ------------

Gross profit                                                        1,028,263        1,129,966

Selling, general and administrative expenses                        1,372,530        1,608,388
                                                                 ------------     ------------

Operating loss                                                       (344,267)        (478,422)

Other income (expense):

 Interest income                                                       21,897           23,829
 Interest expense                                                     (41,183)        (159,458)
 Other income                                                          12,131           19,755
                                                                 ------------     ------------

Net loss before extraordinary item                                   (351,422)        (456,169)

Extraordinary item-vendor forgiveness of debt (Note 6)                   --            138,127
                                                                 ------------     ------------
Net loss                                                         $   (351,422)    $   (456,256)
                                                                 ============     ============

Basic and diluted per share amounts:

 Loss before extraordinary item                                  $       (.03)    $       (.05)
 Extraordinary item                                                      --                .01
                                                                 ------------     ------------

Basic and diluted loss per share                                 $       (.03)    $       (.04)
                                                                 ============     ============
Weighted average number of shares of common stock outstanding      14,276,238       10,623,564
                                                                 ============     ============



SEE ACCOMPANYING NOTES.

                             HelpMate Robotics Inc.
                                    Condensed

                  Statement of Stockholders' Equity (Unaudited)
                               September 30, 1999


                                                                                        Accumulated
                                                   Common Stock     Capital Surplus        Deficit          Total
                                                   --------------   ----------------    --------------    ------------

Balance at December 31, 1998                        $ 19,509,049      $  5,232,012      $(22,961,301)      $  1,779,760

Conversion of accrued expenses to common stock            64,888              --                --               64,888

Exercise of stock options                                 29,057              --                --               29,057

Net loss                                                    --                --            (351,422)          (351,422)
                                                    ------------      ------------      ------------       ------------

Balance on September 30, 1999                       $ 19,602,994      $  5,232,012      $(23,312,723)      $  1,522,283
                                                    ============      ============      ============       ============



SEE ACCOMPANY NOTES

                             HelpMate Robotics Inc.

                      Statements of Cash Flows (Unaudited)
                                    Condensed

                  Nine months ended September 30, 1999 and 1998


                                                                         Nine months ended September 30,

                                                                               1999            1998
                                                                               ----            ----


OPERATING ACTIVITIES

Net loss                                                                    $  (351,422)    $  (456,169)
Adjustments  to  reconcile  net loss to net cash  provided by  operating activities:

  Depreciation                                                                  422,471         644,419
  Vendor forgiveness of debt                                                       --          (138,127)
Changes in operating accounts:

  Decrease in accounts receivable                                               563,364          10,922
  (Increase) decrease in inventory                                             (180,906)        496,566
  Decrease (increase)  in deposits                                               16,971         (32,411)
  (Decrease) increase in accounts payable and accrued expenses                 (167,728)         78,559
  Decrease in deferred revenue                                                 (170,764)       (218,695)
  Increase in customer advances                                                    --              --
                                                                            -----------     -----------
Net cash provided by operating activities                                       131,986         385,064
                                                                            -----------     -----------

INVESTING ACTIVITIES

Installation costs                                                              (35,649)       (224,996)
Equipment leased to others                                                      154,769        (351,638)
Purchase of property and equipment                                              (30,156)         (5,054)
                                                                            -----------     -----------
Net cash provided by (used in) investing activities                              88,964        (581,688)
                                                                            -----------     -----------

FINANCING ACTIVITIES

Repayments of notes payable                                                    (291,361)       (375,902)
Proceeds from exercise of stock options                                          29,057            --
Proceeds from issuance of notes                                                    --           222,000
                                                                            -----------     -----------
Net cash used in financing activities                                          (262,304)       (153,902)
                                                                            -----------     -----------

Net decrease in cash and cash equivalents                                       (41,354)       (350,526)

Cash and cash equivalents at beginning of period                                440,379         807,278
                                                                            -----------     -----------
Cash and cash equivalents at end of period                                  $   399,025     $   456,753
                                                                            ===========     ===========
Supplemental non-cash financing activities:
  Conversion of accrued expenses to common stock                            $    64,888     $ 2,475,793
                                                                            ===========     ===========



SEE ACCOMPANYING NOTES.

                             HelpMate Robotics Inc.

        Notes to Condensed Consolidated Financial Statements (Unaudited)

                               September 30, 1999

BASIS OF PRESENTATION

HelpMate Robotics Inc. ("HelpMate", "HRI", or the "Company"), was incorporated in May 1984. The Company is primarily engaged in the design, manufacture and sale of the Company's flagship product, the HelpMate-Registered Trademark-robotics courier system, a trackless robotic courier used primarily in the healthcare industry to transport materials. The Company derives revenue primarily from rentals and sales of HelpMate robots. The Company also sells robotic components such as LabMate, LightRanger and BiSight and performs research and development contracts.

Historically, the Company has been dependent upon sources other than operations to finance its working capital requirements. These sources include loans and/or investments from stockholders and their affiliates, private placements of its debt and equity securities.

The Company announced on October 15, 1999 that it has agreed to sell substantially all of its assets to Pyxis Corporation, a subsidiary of Cardinal Health, Inc. of Dublin, Ohio ("Pyxis"). In consideration for the sale, the Company will receive $12.5 million in cash and Pyxis will assume certain of the Company's liabilities. The cash purchase price is subject to certain closing and post-closing adjustments including required payments to third parties. Moreover, $1.25 million of the cash purchase price will be held in escrow for a period of approximately two years and would be available to settle potential indemnification claims.

Below is a pro forma balance sheet reflecting the transaction as if it had closed as of September 30, 1999.

                             HelpMate Robotics Inc.
                             Pro Forma Balance Sheet
                            As of September 30, 1999


                                                                         Pro forma
                                                       Historical        Adjustments         Pro Forma
                                                       -----------     ---------------     -------------

ASSETS
Current Assets:

                                                                           $(399,025)

Cash                                                       $399,025        11,050,000        $11,050,000
  Accounts receivable, net of allowance for
    doubtful accounts                                       239,498         (239,498)                  -
  Inventory, net of reserve for obsolescence                576,881         (576,881)                  -
                                                     ---------------    --------------     --------------

Total current assets                                      1,215,404         9,834,596         11,050,000

Property and equipment, net of accumulated

   depreciation                                           1,008,596       (1,008,596)                  -
Deposits                                                    113,189         (113,189)                  -
Cash  in escrow                                                   -         1,250,000          1,250.000
                                                     ---------------    --------------     --------------

                                                         $2,337,189        $9,962,811        $12,300,000
                                                     ===============    ==============     ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

  Accounts payable                                         $121,428        $ (95,059)          $  26,369
  Accrued expenses                                          498,502           550,356          1,048,858
  Notes payable                                              98,086                 -             98,086
  Deferred revenue                                           96,890          (14,669)             82,221
                                                     ---------------    --------------     --------------
Total current liabilities                                   814,906           440,628          1,255,534

Stockholders' equity                                      1,522,283         9,522,183         11,044.466
                                                     ---------------    --------------     --------------
                                                         $2,337,189        $9,962,811        $12,300,000
                                                     ===============    ==============     ==============



The closing of the transaction with Pyxis is subject to the approval of the Company's shareholders and to other customary closing conditions. The Company anticipates that the transaction will close prior to the end of its fourth quarter ending December 31, 1999. The Company also anticipates distributing a substantial portion of the closing proceeds during the first quarter of the fiscal year 2000.

If the sale to Pyxis closes, the Company's management intends to pursue a business plan aimed at effecting a business combination with an operating business. Any such business combination would depend on the availability of attractive candidates and the Company's ability to consummate such a business combination. To date, the Company has not identified any such candidate. The Company does not have any immediate plans to dissolve the Company if the sale of substantially all of its assets to Pyxis closes and any such dissolution would require the prior approval of the Company's shareholders.

The terms and conditions of the proposed sale to Pyxis are contained in the Asset Purchase Agreement, a copy of which has been filed as Exhibit 10.83 to the Company's Current Report on Form 8-K dated October 15, 1999, and which is incorporated herein by reference in its entirety. The description of the terms and conditions of the proposed sale to Pyxis and of the Asset Purchase Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in that Exhibit.

In light of its agreement with Pyxis, the Company is not seeking any type of financing or sale alternatives.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation have been included in the accompanying unaudited financial statements. Operating results for the nine month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1999. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended December 31, 1998.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

The Company develops, manufacturers and markets mobile robotic systems, which are distinguished by their ability to navigate autonomously without the need for fixed tracks or guide wires. The Company accomplishes this by employing state of the art sensor technology, wireless radio and proprietary software to the guidance of battery-powered vehicles of its own design. So equipped, these autonomous vehicles can navigate from point to point, avoid stationary and moving obstacles (including people), make almost instantaneous stops when necessary, summon elevators to travel between floors, announce their arrival at destinations, signal closed doors to open, and maintain communications with a centrally located computer.

The Company also continues to sell, on a limited basis, components of its autonomous mobile robotics technology to universities and other research facilities, and has licensed some of its technologies for use in floor cleaning and automated prescription filling applications. The Company also engages in research and development contracts in the area of mobile robotics technology.

AGREEMENT WITH PYXIS

The Company announced on October 15, 1999 that it has agreed to sell substantially all of its assets to Pyxis Corporation, a subsidiary of Cardinal Health, Inc. of Dublin, Ohio ("Pyxis"). In consideration for the sale, the Company will receive $12.5 million in cash and Pyxis will assume certain of the Company's liabilities. The cash purchase price is subject to certain closing and post-closing adjustments including required payments to third parties. Moreover, $1.25 million of the cash purchase price will be held in escrow for a period of approximately two years and would be available to settle potential indemnification claims.

The closing of the transaction with Pyxis is subject to the approval of the Company's shareholders and to other customary closing conditions. The Company anticipates that the transaction will close prior to the end of its fourth quarter ending December 31, 1999. The Company also anticipates distributing a substantial portion of the closing proceeds during the first quarter of the fiscal year 2000.

If the sale to Pyxis closes, the Company's management intends to pursue a business plan aimed at effecting a business combination with an operating business. Any such business combination would depend on the availability of attractive candidates and the Company's ability to consummate such a business combination. To date, the Company has not identified any such candidate. The Company does not have any immediate plans to dissolve the Company if the sale of substantially all of its assets to Pyxis closes and any such dissolution would require the prior approval of the Company's shareholders.

The terms and conditions of the proposed sale to Pyxis are contained in the Asset Purchase Agreement, a copy of which has been filed as Exhibit 10.83 to the Company's Current Report on Form 8-K dated October 15, 1999, and which is incorporated herein by reference in its entirety. The description of the terms and conditions of the proposed sale to Pyxis and of the Asset Purchase Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in that Exhibit.

In light of its agreement with Pyxis, the Company is not seeking any type of financing or sale alternatives.

LIQUIDITY AND CAPITAL RESOURCES

The remaining backlog at September 30, 1999 consists of approximately $150,000 of annual rental revenues, one half of which should become operational by year end and the remainder in the first quarter of next year. At that point, the Company expects to have 64 robots on rental in its US customer base, providing a stream of on-going revenues.

As a result of the termination of the Otis Elevator Company ("Otis") agreement, the Company has received seven robots from Otis during the first three quarters of 1999 at a cost of $1 each. In addition, during the third and fourth quarters of 1999, the Company has repurchased nine robots, which are currently rented to hospitals, from HTLP for an aggregate of $81,000. Assuming these rentals continue, the Company estimates that these robots would generate approximately $100,000 in rental revenue in 1999. Also, the Company believes it has in inventory most of the parts necessary to perform routine maintenance and repairs on its rental robots in 1999.

Although the Company is operating at below a cash break-even level, management believes that at the Company's current level of operations, it will have sufficient cash to maintain operations through year end. In the event the proposed sale of the Company's assets to Pyxis closes, as described above, the Company would have sufficient cash to satisfy its liquidity needs for all of the fiscal year ending December 31, 2000. However, in the event the transaction with Pyxis fails to close as contemplated, the Company anticipates that it would run out of cash sometime during January 2000. Although the Company would resume the pursuit of third party financing, management believes the Company would have little realistic prospect for obtaining immediate financing to carry on the Company's business or operations. Accordingly, management believes that the Company would be left with little practical alternative but to consider filing for protection under the federal bankruptcy laws.

In October 1998, the Company announced an investigation to determine the extent to which KPM Inc. ("KPM"), the Company's former payroll service, misappropriated Company funds which KPM was required to pay to the IRS with respect to Company employment taxes. Under the Internal Revenue Code, the Company was liable for the payment of these unpaid taxes, as well as interest and penalties assessed, if any. The Company had initially estimated these unpaid taxes to be approximately $1,000,000 exclusive of interest and penalties.

The Company announced on August 26, 1999 that it reached a settlement with the Internal Revenue Service (the "IRS") regarding claims by the IRS for unpaid payroll taxes arising out of the apparent misappropriation of funds by KPM. The Company paid $100,067, including interest, to the Internal Revenue Service in full payment of the IRS claims. In addition, the Company agreed with the IRS to forego the use of $2,710,432 of net operating loss carryforwards.

At December 31, 1998, the Company had estimated that it could settle the IRS claims for approximately $150,000 and this amount was included as part of accrued expenses and selling, general and administrative expenses in the 1998 financial statements. The estimate exceeds the agreed to payment by $50,000. This excess amount was credited to selling, general and administrative expenses in the Company's financial statements in the third quarter ended September 30, 1999.

RESULTS OF OPERATIONS

REVENUES

Total revenue before research and development contracts decreased by $862,595 or 60% from the three month period ended September 30, 1998 compared to the three month period ended September 30, 1999. Rental revenues decreased by $200,331 or 27%; sales revenues decreased by $662,264 or 97%.

Total revenues decreased by $635,644 or 21% from the nine month period ended September 30, 1998 compared to the nine month period ended September 30, 1999. Rental revenues decreased by $370,675 or 17% and sales revenues decreased by $264,969 or 34%.

Sales revenue in the three months ended September 30, 1999 included no robot sales compared to four sales in 1998. The decrease in rental revenues for both the three and nine months ended September 30, 1999 reflects the sale of three rental robots in late 1998 and the sale of three robots in the first quarter of 1999, coupled with the net return of twelve robots during the nine months ended September 30, 1999. The total rental fleet at September 30, 1999 stands at 60 units.

The Company also earned revenue from research and development contracts of $45,268 and $271,183 for the three and nine months ended September 30, 1998. There were no research and development contracts in process in the three and nine months ended September 30, 1999.

COST OF REVENUES

Cost of revenues before research and development costs decreased by $426,988 or 54% from the three month period ended September 30, 1998 compared to the three month period ended September 30, 1999. Cost of revenues decreased by $513,879 or 28% from the nine months ended September 30, 1998 compared to the nine months ended September 30, 1999. These changes in cost of revenue reflect the changes in sales and rental revenue discussed above.

GROSS PROFIT

Gross profit decreased by 67% or $415,545 from the three months ended September 30, 1998 compared to the three months ended September 30, 1999. Gross profit decreased by 9% or $101,703 from the nine months ended September 30, 1998 compared to the nine months ended September 30, 1999. The decrease in gross profit percentage and dollars reflects no robot sales and reduced component product sales during the quarter ended September 30, 1999 and the fact that six of the Company's rental units were returned during that quarter.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, General and Administrative Expenses decreased by $56,096 or 11% from the three months ended September 30, 1998 compared to the three months ended September 30, 1999. Selling, General and Administrative Expenses decreased by $235,858 or 15% from the nine months ended September 30, 1998 compared to the nine months ended September 30, 1999. The decrease reflects the Company's ongoing efforts to reduce costs.

INTEREST EXPENSE, INTEREST INCOME AND OTHER INCOME

Interest expense decreased for both the three month and nine month periods ending September 30, 1999 as compared to the same period ending September 30, 1998. The decrease reflects the reduction in financing obligations.

Vendor forgiveness of debt reflects the savings the Company realized when certain vendors agreed to take less than the amount owed in 1998.

NET INCOME/LOSS

The Company incurred a net loss from continuing operations of $259,173 compared to net income of $115,763 for the three month periods ending September 30, 1999 and 1998, respectively, and incurred a net loss from operations of $351,422 and $456,169 for the nine month periods ending September 30, 1999 and 1998, respectively. These losses reflect the lower gross profit described above and because the Company has not achieved the volume of sales and rentals of HelpMate robots required to cover the overhead expenses associated with the commercialization of its HelpMate systems. Although the decrease in staffing and sales and marketing expenses have reduced losses in fiscal 1998 and the first nine months of 1999, the Company anticipates that such losses will continue until the volume of sales and rentals of HelpMate robots necessary to cover overhead expenses is achieved. As noted above, the overall profitability and cash flow of the Company is highly dependent upon its mix of robot rentals and robot sales (i.e., more robot rentals than sales results in larger losses and a quicker depletion of cash).

NET INCOME/LOSS PER SHARE

Loss per share of common stock for the three months ended September 30, 1999 was $.02 and for 1998 was $.00. Loss per share of common stock for the nine months ended September 30, 1999 and 1998 was $.03 and $.04, respectively. Basic and diluted earnings (loss) per common share is computed according to SFAS 128. It is based on the weighted average number of common shares and common stock equivalent shares outstanding during the period. Shares from the assumed exercise of options and warrants granted by the Company have been included in the computations of earnings per share for all periods unless their inclusion would be antidilutive.

OTHER

For the foreseeable future, the Company does not anticipate paying dividends and the Company anticipates retaining any earnings to fund its operations. See discussion of proposed sale of substantially all the Company's assets as discussed under the heading "Agreement with Pyxis."

INFLATION

The Company does not believe that the relatively moderate levels of inflation which have been experienced in the Untied States has had or will have a significant effect on its revenues or operations.

YEAR 2000 READINESS

The Year 2000 issue affects computer and information technology ("IT") systems, as well as non-IT systems which include embedded technology such as micro-processors and micro-chips that have date sensitive programs that may not properly recognize the year 2000. Systems that do not properly recognize such information could generate inaccurate date or cause a system to fail, resulting in business interruption. The Company is currently implementing a plan to provide measured assurances that its computer and IT-systems and non-IT systems, including analytical instruments and equipment, and those of third parties which have a material relationship with the Company are or will be compliant.

The Company has completed testing of the HelpMate robotic courier system, and determined that all components of the system are year 2000 compliant. The system components tested consist of the HelpMate robot, HelpMate Elevator Interface, HelpMate Monitor, and the HelpMate Supervisor. All installed versions of HelpMate system software have been verified as compliant, so no action will be necessary in the field.

Inventory and assessment of internal IT and non-IT systems are now complete. All critical IT systems are now compliant. The Company's network servers and all server based software, all accounting related workstations and all accounting software have been tested and necessary upgrades have been applied to insure Y2K compliance of these systems. All other workstations and software have been tested and the Company has completed the installation of all necessary patches or upgrades. All applicable non-IT systems have been tested and confirmed as compliant. The non-IT systems, which were tested, are the Company's telephone and voice messaging system and perimeter security system. Finally, all analytical instruments required for manufacture and repair of the HelpMate system have been verified as being compliant as well.

In February of 1999, the Company sent Y2K compliance surveys to all of its customers, key vendors and suppliers. In this survey the Company requested status of compliance awareness, assessment, renovation, validation, and implementation for internal systems and infrastructure and for their key vendors. All of the Company's key vendors and suppliers have responded and all are either currently compliant or will be fully compliant prior to December 31, 1999. Approximately fifty percent of the Company's customers responded to our initial survey request. In May of 1999, the Company sent a second request to the remaining customers and have received responses from all of them. All customers who have responded expect to have all critical systems compliant prior to December 31, 1999. The Company will continue to monitor the progress of our customers whose critical systems are not yet compliant.

Although the Company has taken steps to address the year 2000 issue, there can be no assurance that the failure of the Company and/or its material third parties to timely attain year 2000 compliance or that the failures and/or the impacts of broader compliance failures by telephone, mail, data transfer or other utility or general service providers or government or private entities will not have a material adverse effect on the Company. Further, based on the information available, the Company cannot conclude that any failure of the Company or third parties to achieve Year 2000 compliance will not adversely effect the Company.

Although all of the Company's products and internal systems have been tested and confirmed as being Y2K compliant, the Company cannot assure that all of its material third parties will attain Y2K compliance. The Company believes that in the worst case delivery of manufacturing supplies may be delayed. Also, as the Company has no control over utility services, the Company cannot assure that these critical services will function without interruption.

FORWARD LOOKING STATEMENTS

Statements made in this report regarding (a) the projection of revenues, income, earning per share, capital expenditures, dividends or other financial items, (b) the plans and objectives of management for the Company's future operations, (c) the future economic performance of the Company, and (d) statements regarding the assumptions underlying or relating to the foregoing items are forward-looking statements. Forward-looking statements are contained in this report, including under the sections entitled "Basis of Presentation"; "Management's Discussion and Analysis"; -- Agreement with Pyxis -- Liquidity and Capital Resources --- Net Losses; -- Other - and "Year 2000 Readiness." There are important factors that could cause the actual results to differ materially from those in the forward-looking statements. These important factors include the following: (a) if the mix of robot rentals versus sales changes; (b) if there are substantial returns of robots currently on rental or if the Company is unable to place returned robots with new customers; (c) if there is a substantial reduction in the aggregate number of hours for which robots are rented; (d) if existing orders in backlog are canceled; (e) if the Company's own order/installation forecast changes; (f) if the Company is unable to purchase the robots from HTLP;
(g) if the Company is unable to sustain its current level of operations;(h) if the Company's financial condition negatively impacts the Company's reputation in the marketplace and consequently negatively impacts order receipts; (i) if the Company is unable to complete the sale of substantially all of its assets to Pyxis; (j) if customers or vendors have year 2000 issues which adversely affect the Company; (k) if the Company is unable to effect a business combination with an operating company if the transaction with Pyxis closes; and (l) if the Company's agreement with Pyxis is terminated under certain circumstances.

                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

NONE

ITEM 2. CHANGES IN SECURITIES

NONE

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

NONE

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

NONE

ITEM 5. OTHER INFORMATION

NONE

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(A)      EXHIBITs

         Asset Purchase Agreement between the Company and Pyxis Corporation dated October 14, 1999, incorporated by reference to Exhibit 10.83 of the Company's current report on Form 8-K dated October 15, 1999.

(B)      REPORTS ON FORM 8-K

         A report on Form 8-K dated August 26, 1999 was filed with the SEC reporting the Company's settlement with the Internal Revenue Service (the "IRS') regarding claims by the IRS for unpaid payroll taxes arising out of the apparent misappropriation of funds by KPM Inc. of Brookfield, CT

         A report on Form 8-K dated October 15, 1999 was filed with the SEC reporting upon an agreement to sell the Company's assets to Pyxis Corporation.

                                    SIGNATURE

In accordance with requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned , thereunto duly authorized.

HelpMate Robotics Inc.

Date:  December 14, 1999                 /s/  Joseph F. Engelberger
                                         --------------------------
                                         Joseph F. Engelberger
                                         Chairman ,Chief Executive Officer
                                         and Chief Financial Officer

                                      PROXY

                             HELPMATE ROBOTICS INC.

                22 Shelter Rock Lane, Danbury, Connecticut 06810

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
                  SHAREHOLDERS TO BE HELD ON December 30, 1999

The undersigned stockholder hereby appoints JOSEPH F. ENGELBERGER and FRED T. CORDANO, and each of them, with full power of substitution, as proxies to vote all shares which the undersigned is entitled to vote at the Special Meeting of HelpMate Robotics Inc. (the "Company") to be held at the offices of the Company, 22 Shelter Rock Lane, Danbury, Connecticut 06810 on Thursday, December 30, 1999 at 10:00 a.m. or any adjournment or postponement thereof, and directs said proxies to vote as instructed on the matters set forth below AND OTHERWISE AT THEIR DISCRETION.

UNLESS OTHERWISE INDICATED BELOW, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" PROPOSAL ONE.

[Continued on reverse side - please complete and sign on back]

Proposal One. To approve the sale for cash (the "PROPOSED SALE") to Pyxis Corporation (the "BUYER") of substantially all of the assets, and the assumption by Buyer of specified liabilities, of the Company pursuant to the Asset Purchase Agreement between the Company and the Buyer dated as of October 14, 1999, the full text of which is attached as Appendix A to the accompanying proxy statement.

-----------------------   ------------------------   --------------------------

     /_/ FOR                    /_/ AGAINST                  /_/ ABSTAIN

-----------------------   ------------------------   --------------------------

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL ONE.

Receipt of a copy of the Notice of the Special Meeting and the accompanying Proxy Statement is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

                                                 ----------------------------
                                                   Signature

                                                 ----------------------------
                                                   Signature, if held jointly

                                                 ----------------------------
                                                   Title

                                                                       , 1999
                                                 ----------------   ---
                                                   Date

IMPORTANT - PLEASE DATE, SIGN AND RETURN PROMPTLY.

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.